EXECUTION VERSION

REVOLVING CREDIT AGREEMENT

AB Commercial Real Estate Private Debt Fund, LLC,

as the Initial Borrower

State Street Bank and Trust Company,

as the Administrative Bank and a Lender

December 14, 2021

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SCHEDULES

SCHEDULE I:	Credit Party Information
SCHEDULE II:	Lender Commitments and Related Information
SCHEDULE III:	Credit Party Organizational Structure
SCHEDULE IV:	Administrative Bank Account Information

EXHIBITS

EXHIBIT A:	Schedule of Investors/Form of Borrowing Base Certificate
EXHIBIT B:	Form of Note
EXHIBIT C-1:	Form of Borrower Security Agreement
EXHIBIT C-2:	Form of Feeder Fund Security Agreement
EXHIBIT C-3:	Form of Blocker Security Agreement
EXHIBIT D-1:	Form of Borrower Pledge of Collateral Account
EXHIBIT D-2:	Form of Feeder Fund Pledge of Collateral Account
EXHIBIT D-3:	Form of Blocker Pledge of Collateral Account
EXHIBIT E:	Form of Request for Borrowing
EXHIBIT F:	Form of Accession Agreement
EXHIBIT G:	Form of Rollover/Conversion Notice
EXHIBIT H:	Form of Lender Assignment and Assumption
EXHIBIT I:	Form of Qualified Borrower Promissory Note
EXHIBIT J:	Form of Qualified Borrower Guaranty
EXHIBIT K-1:	Form of Feeder Fund Acknowledgment and Confirmation
EXHIBIT K-2:	Form of Blocker Acknowledgment and Confirmation
EXHIBIT L:	Form of ERISA Assurance Certificate
EXHIBIT M:	Form of Responsible Officer’s Certificate
EXHIBIT N:	Form of Compliance Certificate
EXHIBIT O:	Form of Lender Joinder Agreement
EXHIBIT P:	Form of Facility Extension/Temporary Increase/Increase Request
EXHIBIT Q:	Form of Capital Return Certification
EXHIBIT R:	Form of Capital Return Notice
EXHIBIT S:	Form of U.S. Tax Compliance Certificate
EXHIBIT T:	Form of Subscription Agreement

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT, is dated as of December 14, 2021, by and among AB Commercial Real Estate Private Debt Fund, LLC, a Delaware limited liability company, (the “Initial Borrower”, and collectively with any other Borrower becoming party hereto (including Qualified Borrowers), the “Borrowers”), the banks and financial institutions from time to time party hereto as Lenders and State Street Bank and Trust Company, (“State Street”), as the Administrative Bank (as hereinafter defined) for the Secured Parties.

A. The Initial Borrower has requested that the Lenders make loans to provide working capital to the Initial Borrower and to any other Borrower becoming a party hereto for purposes permitted under the Constituent Documents (as defined below) of the Credit Parties (as defined below).

B. The Lenders are willing to make loans upon the terms and subject to the conditions set forth in this Credit Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. DEFINITIONS

1.1. Defined Terms. For the purposes of the Loan Documents, unless otherwise expressly defined, the following terms shall have the meanings assigned to them below:

“Accession Agreement” means an accession agreement entered into by the Administrative Bank and an additional party designated as an additional Feeder Fund pursuant to Section 6.5 hereof, as applicable, in the form of Exhibit F attached hereto.

“Account Bank” means State Street Bank and Trust Company or any other Eligible Institution designated as an “Account Bank” from time to time in a Borrower Control Agreement.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Bank” means State Street Bank and Trust Company, until the appointment of a successor “Administrative Bank” pursuant to Section 11.9 and, thereafter, shall mean such successor Administrative Bank.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Bank.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any Person means any other Person that, directly or indirectly, controls or is controlled by, or is under common control with, such Person. For the purpose of this definition, “control” and the correlative meanings of the terms “controlled by” and “under common control with” when used with respect to any specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares, partnership interests, shareholder interests, membership interests or by contract or otherwise.

“Agency Services Address” means the address for the Administrative Bank set forth in Section 12.6, or such other address as may be identified by written notice from the Administrative Bank to the Borrowers and the Lenders from time to time.

“Agent-Related Person” has the meaning provided in Section 11.3.

“Agents” means the Administrative Bank and any successor and assign in such capacity.

“AIV Borrower” means each Borrower identified as an “AIV Borrower” on Schedule I, together with any other Alternative Investment Vehicle which becomes a Borrower under this Credit Agreement pursuant to Section 6.4.

“Alliance Bernstein” means Sanford C. Bernstein & Co. LLC.

“Alternative Investment Vehicle” means an entity created in accordance with Section 2.3(b) of the Partnership Agreement of the Initial Borrower (or the corresponding section of the Partnership Agreement of any other Borrower or Feeder Fund) or otherwise thereunder to make investments.

“Announcements” has the meaning provided in Section 4.3(g).

“Annual Valuation Period” means the “annual valuation period” as defined in 29 C.F.R. §2510.3-101(d)(5) as determined for each Borrower.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Credit Party Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means any Applicable Law relating to money laundering or terrorism, including any executive orders or regulations promulgated thereunder.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, published interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” has the meaning set forth in the Fee Letter.

“Assignee” has the meaning provided in Section 12.11(b).

“Assignment and Assumption” means the agreement contemplated by Section 12.11(b), pursuant to which any Lender assigns all or any portion of its rights and obligations hereunder, which agreement shall be substantially in the form of Exhibit H.

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Availability Period” means the period commencing on the Closing Date and ending on the Maturity Date.

“Available Commitment” means, at any time of determination, the lesser of: (a) the Maximum Commitment then in effect; and (b) the Borrowing Base.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Credit Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.3(d).

“Bail-in Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.3(b).

“Benchmark Replacement” means with respect to any Benchmark Transition Event,: the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Bank and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated or bilateral credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Credit Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Bank giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated and bilateral credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)

in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)

in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.3 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.3.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in a form as agreed to by the Administrative Bank.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Bernstein Member” shall have the meaning set forth in the applicable Partnership Agreement.

“Blocker” means each intermediate entity situated between a Feeder Fund and a Borrower and formed pursuant to the applicable Partnership Agreement for the purpose of investing in a Borrower. “Blockers” means, where the context may require, all Blockers, collectively.

“Blocker Acknowledgment and Confirmation” means an acknowledgment, consent and confirmation, substantially in the form of Exhibit K-2, mutatis mutandis, as modified, made by a Blocker in favor of the Initial Borrower (with the Administrative Bank, for the benefit of the Secured Parties, entitled to enforce the provisions thereof pursuant to the applicable Borrower Security Agreement), as the same may be amended, restated, amended and restated, supplemented or modified from time to time.

“Blocker Managing Member” means with respect to any Blocker, the entity named as such Blocker’s general partner, managing member or other similar managing fiduciary, as applicable, and any successor thereto permitted under this Credit Agreement, as set forth in such Blocker’s joinder documentation.

“Blocker Security Agreement” means a Blocker Security Agreement, substantially in the form of Exhibit C-3, mutatis mutandis, as modified, made by a Blocker in favor of the Initial Borrower, pursuant to which such Blocker and its Blocker Managing Member have granted to the Initial Borrower a first priority, exclusive security interest and Lien under New York law in and to their interests in the Collateral specified therein, as the same may be amended, supplemented or modified from time to time

“Borrower” and “Borrowers” have the meanings provided in the first paragraph hereof.

“Borrower Collateral Account” means, for each Borrower that has Investors, the account listed on Schedule I with respect to such Person, which account shall be solely used for receipt of proceeds from Capital Calls.

“Borrower Collateral Account Pledge” means each pledge of a Borrower Collateral Account, in the form of Exhibit D-1, made by a Borrower in favor of the Administrative Bank, pursuant to which such Borrower has granted to the Administrative Bank for the benefit of the Secured Parties, a first priority, exclusive security interest and Lien subject only to Permitted Liens in and to a Borrower Collateral Account, as the same may be amended, restated, amended and restated, supplemented or modified from time to time.

“Borrower Control Agreement” means each Control Agreement among a Borrower, the Administrative Bank and the applicable Account Bank, as the same may be amended, restated, amended and restated, supplemented or modified from time to time.

“Borrower General Partner” means with respect to each Borrower joining the Credit Facility after the Closing Date to the extent such Borrower is a limited partnership, the entity named as such Borrower’s general partner, managing member or other similar managing fiduciary, as applicable, and any successor thereto permitted under this Credit Agreement, as set forth in such Borrower’s joinder documentation.

“Borrower Party” has the meaning provided in Section 11.1(a).

“Borrower Security Agreement” means each Borrower Security Agreement, substantially in the form of Exhibit C-1, made by a Borrower and, to the extent applicable, its Borrower General Partner in favor of the Administrative Bank, pursuant to which such Borrower and, to the extent applicable, its Borrower General Partner have granted to the Administrative Bank for the benefit of the Secured Parties, a first priority Lien (subject to Permitted Liens) and security interest in, and pledge of, their interests in the Collateral, as the same may be amended, restated, amended and restated, supplemented or modified from time to time.

“Borrowing” means a disbursement made by the Lenders of any of the proceeds of the Loans, and “Borrowings” means the plural thereof.

“Borrowing Base” means, at any time of determination, sixty percent (60%) of the aggregate Unfunded Capital Commitments of the Included Investors, as such amount is first reduced by all applicable Concentration Limits. For the avoidance of doubt, the Unfunded Capital Commitments of an Excluded Investor shall be excluded from the Borrowing Base until such time as such Investor becomes or is restored as an Included Investor.

“Borrowing Base Certificate” means the certification and spreadsheet setting forth the calculation of the Available Commitment in the form of Exhibit A.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day of the year except: a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Applicable Law to close; and (b) if such day relates to any interest rate settings as to a Loan bearing interest at the SOFR rate, any day that is a Business Day described in clause (a) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Call” means, with respect to a Borrower, Feeder Fund or Blocker, a call upon any or all of the Investors of such Borrower, Feeder Fund or Blocker, as applicable, for payment of all or any portion of the Capital Commitments pursuant to and in accordance with the applicable Constituent Documents and, as applicable, the Subscription Agreements of the Investors. “Capital Calls” means, where the context may require, all Capital Calls, collectively.

“Capital Commitment” means (a) in the case of a Feeder Fund, the accepted capital commitment of an Investor to such Feeder Fund in the amount set forth in the applicable Partnership Agreement or the applicable Subscription Agreement, including, for the avoidance of doubt, a “Capital Commitment”, as such term is defined in the Partnership Agreement of such Feeder Fund, (b) in the case of a Borrower, the commitment of an Investor to such Borrower to make capital contributions from time to time to such Borrower pursuant to the applicable Partnership Agreement or the applicable Subscription Agreement and (c) in the case of a Blocker, the commitment of its Investor to such Blocker to make capital contributions from time to time to such Blocker pursuant to the applicable Constituent Documents. “Capital Commitments” means, where the context may require, all Capital Commitments, collectively.

“Capital Contribution” means the amount of cash actually contributed by an Investor to the applicable Borrower, Feeder Fund or Blocker with respect to its Capital Commitment as of the time such determination is made, less amounts refunded to such Investor in accordance with such Borrower’s, Feeder Fund’s or Blocker’s Constituent Documents. “Capital Contributions” means, where the context may require, all Capital Contributions, collectively.

“Capital Lease” means any lease of any property by any Person or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Return Certification” means the delivery of an updated Borrowing Base Certificate which includes, in the spreadsheet calculating the Available Commitment, an additional column depicting the Returned Capital distributed to each Investor, along with a certification by a Responsible Officer of the Borrower or Feeder Fund, as applicable, in the form of Exhibit Q that such amounts have been returned to such Investors and are recallable as Capital Contributions pursuant to a Capital Call under the applicable Partnership Agreements.

“Capital Return Notice” means the written notice delivered to an Investor by or on behalf of any Credit Party for the purpose of making a return of capital pursuant to the applicable Credit Party’s Partnership Agreement, which notice shall be in the form of Exhibit R. “Capital Return Notices” means, where the context may require, all Capital Return Notices, collectively.

“Cash Control Event” shall occur if, on any date of determination, (a) an Event of Default has occurred and is continuing; (b) a Potential Default that would give rise to an Event of Default pursuant to Section 10.1(a), (h), (i), (n) or (o) has occurred and is continuing; or (c) a mandatory prepayment has been triggered pursuant to Section 3.5(b), irrespective of whether such prepayment has become due and payable under the grace periods afforded in Section 3.5(b).

“Change in Law” means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of (a) the Initial Borrower merging with, an entity which is not (or will not be after giving effect to such transfer or merger) directly or indirectly owned and controlled by the Investment Manager or its Affiliates or (ii) the Investment Manager or any Affiliate thereof Transferring any direct or indirect interest in the Initial Borrower if, after giving effect to such Transfer, Investment Manager or its Affiliates would not directly or indirectly control the Borrower.

“Closing Date” means the date hereof.

“Collateral” means all of the collateral security for the Obligations pledged or granted pursuant to the Collateral Documents. For the avoidance of doubt, no amounts (other than Capital Contributions that were required to be directed to a Collateral Account in accordance with the terms hereof) paid to the Initial General Partner, any Feeder Fund General Partner or any other Borrower General Partner pursuant to a Partnership Agreement shall constitute Collateral.

“Collateral Account” means a Blocker Collateral Account, a Borrower Collateral Account or a Feeder Fund Collateral Account, as applicable. “Collateral Accounts” means, where the context requires, all Collateral Accounts, collectively.

“Collateral Account Pledges” means, collectively, any Blocker Collateral Account Pledge, the Borrower Collateral Account Pledge and any Feeder Fund Collateral Account Pledge.

“Collateral Documents” has the meaning provided in Section 5.1.

“Commitment” means, for each Lender, the amount set forth on Schedule II on its respective Assignment and Assumption or Lender Joinder Agreement, as the same may be reduced from time to time by the Borrowers pursuant to Section 3.6 or by further assignment by such Lender pursuant to Section 12.11(b).

“Compliance Certificate” has the meaning provided in Section 8.1(b).

“Concentration Limit” means the limits on the aggregate amount of an Uncalled Capital Commitment set forth below, calculated for each Investor classification as a percentage of the aggregate Uncalled Capital Commitments of all Included Investors:

Investor Classification	Concentration Limit
All Investors	3.0% each

provided, that, for purposes of calculating the above Concentration Limits for any Investor, each Investor and its investing affiliates shall be treated as a single Investor.

“Confidential Information” means, at any time, all documents, data, reports, interpretations, forecasts and records containing or otherwise reflecting information and concerning the Credit Parties, any Investor, any Investor Sponsor, any Credit Provider, the Investment Manager or any of their Affiliates (each a “Protected Party”), together with analyses, compilations, studies or other documents, which contain or otherwise reflect such information made available by or on behalf of the Credit Parties or any Protected Party pursuant to this Credit Agreement, any other Loan Document, any Constituent Document or a Subscription Agreement, orally or in writing to the Administrative Bank or any Lender (each a “Receiving Party”) or their respective attorneys, certified public accountants or agents (each a “Representative”), but shall not include any data or information that: (a) was or became generally available to the public at or prior to the time such information is provided to a Receiving Party or Representative; or (b) was or became available to a Receiving Party or its Representatives on a non-confidential basis from a source not known by the Receiving Party or its Representatives to be bound by a confidentiality restriction or obligation arising under law or by contract at or prior to such time.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Reference Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 4.5 and other technical, administrative or operational matters) that the Administrative Bank decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Bank in a manner substantially consistent with market practice (or, if the Administrative Bank decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Bank determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Bank decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, for any Person, its constituent or organizational documents and any governmental or other filings related thereto, including: (a) in the case of any limited partnership, exempted limited partnership, joint venture, trust or other form of business entity, the limited partnership agreement, exempted limited partnership agreement, joint venture agreement, articles of association or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state or jurisdiction of its formation; (b) in the case of any limited liability company, the articles of formation, limited liability company agreement and/or operating agreement for such Person; and (c) in the case of a corporation or an exempted company, the certificate or articles of incorporation or association and the bylaws for such Person, in each such case as it may be restated, modified, amended or supplemented from time to time. For the avoidance of doubt, with respect to the Borrowers, any Feeder Fund and any Blocker, their “Constituent Documents” shall include the Partnership Agreements of the Borrowers, any such Feeder Fund and any such Blocker.

“Continue” shall refer to the continuation pursuant to a Rollover of a SOFR Rate Loan from one Interest Period to the next Interest Period.

“Control Agreements” means, collectively, the Borrower Control Agreement and any Feeder Fund Control Agreement.

“Controlled Group” means: (a) the controlled group of corporations as defined in Section 414(b) of the Internal Revenue Code; or (b) the group of trades or businesses under common control as defined in Section 414(c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code), in each case of which the applicable Credit Party is a member.

“Conversion Notice” has the meaning provided in Section 2.3(f).

“Convert,” “Conversion,” and “Converted” shall refer to a conversion pursuant to Section 2.3(f) or Section 4 of one Type of Loan into another Type of Loan.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Agreement” means this Revolving Credit Agreement, of which this Section 1.1 forms a part, as amended, restated, supplemented or otherwise modified from time to time.

“Credit Facility” means the credit facility provided to the Borrowers by the Lenders under the terms and conditions of this Credit Agreement and the other Loan Documents.

“Credit Link Documents” means such financial information and documents as may be requested by the Administrative Bank in its sole discretion, to reflect and connect the relevant or appropriate credit link or credit support of a Sponsor or Credit Provider, as applicable, to the obligations of the applicable Investor to make Capital Contributions.

“Credit Party” means a Borrower, a Borrower General Partner, a Feeder Fund, a Feeder Fund General Partner and a Blocker; and “Credit Parties” means the Borrowers and any Borrower General Partners, Feeder Funds, Feeder Fund General Partners and Blockers, collectively.

“Credit Provider” means a Person providing Credit Link Documents, in form and substance acceptable to the Administrative Bank in its sole discretion, of the obligations of an Investor to make Capital Contributions.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Bank in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Bank decides that any such convention is not administratively feasible for the Administrative Bank, then the Administrative Bank may establish another convention in its reasonable discretion.

“Debt Limitation” means the limitation set forth in Section 9.11.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default Rate” means on any day the lesser of: (a) the Reference Rate in effect on such day plus two percent (2%) and (b) the Maximum Rate.

“Defaulting Lender” means, subject to Section 12.12(b) and Section 4.8, any Lender that (a) has failed to (i) fund all or any portion of the Loans required to be funded by it hereunder within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Bank and the Borrowers in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Bank or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified any Credit Party or the Administrative Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Bank or the Credit Parties, to confirm in writing to the Administrative Bank and the Credit Parties that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Bank and the Credit Parties), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Bank that a Lender is a Defaulting Lender under clauses (a) through (d), and of the effective date of such status, above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 12.12(b) and Section 4.8(b)) upon delivery of written notice of such determination to the Credit Parties and each other Lender.

“Distribution” has the meaning provided in Section 9.17.

“Dollars” and the sign “$” mean the lawful currency of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.11(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.11(b)(iii)).

“Eligible Institution” means any depository institution, organized under the laws of the United States or any state, having capital and surplus in excess of $200,000,000, the deposits of which are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by Applicable Law and which is subject to supervision and examination by federal or state banking authorities; provided that such institution also must have a short-term unsecured debt rating of at least P-1 from Moody’s and at least A-1 from S&P. If such depository institution publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged material violation by any Credit Party of or liability of any Credit Party under any Environmental Law or relating to any permit issued, or any approval given, to any Credit Party under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all applicable federal, foreign, state, provincial and local laws, binding and enforceable statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health from exposure to Hazardous Materials or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Environmental Liability” means any claim, demand, liability (including strict liability) obligation, accusation or cause of action, or any order, violation, loss, damage (including, without limitation, to any Person, property or natural resources and including consequential damages), injury, judgment, penalty or fine, cost of enforcement, cost of remedial action, cleanup, restoration or any other cost or expense whatsoever (including reasonable fees, costs and expenses of attorneys, consultants, contractors, experts and laboratories) and disbursements in connection with any Environmental Claims, violation or alleged violation of any Environmental Law, the imposition of any Environmental Lien or the failure to comply in all material respects with any Environmental Law.

“Environmental Lien” means a Lien in favor of any Governmental Authority: (a) under any Environmental Law; or (b) for any liability or damages arising from, or costs incurred by, any Governmental Authority in response to the Release or threatened Release of any Hazardous Material.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

“ERISA Assurance Certificate” means a certificate from the Borrower, delivered by an authorized officer of the Borrower, substantially in the form attached hereto as Exhibit L.

“ERISA Investor” means an Investor that is: (a) an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to the fiduciary responsibility provisions of Title I of ERISA; (b) any “plan” defined in and subject to Section 4975 of the Internal Revenue Code; or (c) any entity or account whose assets include or are deemed to include the Plan Assets of one or more such employee benefit plans or plans pursuant to the Plan Asset Regulations or any other relevant legal authority.

“Escrow Agent” means Wilmington Trust, National Association or any other institution selected by the Initial Borrower, and reasonably acceptable to the Administrative Bank, to serve as escrow agent for all purposes under this Credit Agreement and any successor thereto in such capacity.

“Escrow Agreement” means the Escrow Agreement, dated as of November 24, 2021 among the Initial Borrower, the Administrative Bank and the Escrow Agent, as amended, restated, supplemented or otherwise modified from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning provided in Section 10.1.

“Excluded Investor” means any Investor that is not an Included Investor, including any Investor that is subject to an Exclusion Event that has not been cured in accordance with the provisions hereof. Any Investor that is subject to an Exclusion Event may, in the sole discretion of the Administrative Bank, be re-included as an Included Investor, when the circumstances giving rise to the applicable Exclusion Event have been cured.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 4.8(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 4.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.1(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exclusion Event” means, with respect to any Included Investor (or, if applicable, the Sponsor or Credit Provider of such Included Investor) any of the following events shall occur (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) such Investor shall, to the knowledge of the applicable Credit Party: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, liquidator or other similar official of itself or of all or a substantial part of its assets; (ii) file a voluntary petition as debtor in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization or an arrangement with creditors or take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding; or (vi) take personal, partnership, limited liability company, corporate or trust action, as applicable, for the purpose of effecting any of the foregoing;

(b) to the knowledge of the applicable Credit Party, an involuntary case or other proceeding shall be commenced against it, seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or an order, order for relief, judgment, or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking such Investor’s reorganization or appointing a receiver, custodian, trustee, intervenor, or liquidator of such Person or of all or substantially all of its assets and such case or other proceeding shall continue unstayed and in effect for a period of sixty (60) days, or an order for relief shall be entered in respect of such Person in a proceeding under the United States Bankruptcy Code;

(c) a Responsible Officer of the applicable Borrower or Feeder Fund obtains knowledge that any final judgment or decree which in the aggregate exceeds seven and one-half percent (7.5%) of the net worth of such Investor (measured as of the date of its initial designation as an Included Investor) shall be rendered against such Person, and (i) any such judgment or decree shall not be discharged, paid, bonded or vacated within thirty (30) days or (ii) enforcement proceedings shall be commenced by any creditor on any such judgment or decree and shall not be stayed;

(d) such Investor shall (i) disaffirm, repudiate, challenge, or declare unenforceable its obligation to make contributions pursuant to its Capital Commitment or a Capital Call or such obligation shall be or become unenforceable, (ii) otherwise disaffirm any material provision of its Subscription Agreement, the Constituent Documents of any Borrower or a Feeder Fund or any Credit Link Document that would reasonably be expected to affect its obligation to make Capital Contributions, or (iii) give any written notice that it will not fund future contributions pursuant to a Capital Call or comply with the provisions of its Subscription Agreement, the Constituent Documents of any Borrower or a Feeder Fund or any Credit Link Document relating to the funding of future Capital Contributions;

(e) such Investor shall fail to make a contribution of capital when initially due pursuant to a Capital Call, without regard to any applicable notice or cure period under the applicable Partnership Agreement, and such delinquency is not cured within five (5) Business Days following issuance by a Credit Party of notice to such Investor that such amount remains unpaid (which notice shall be issued no later than two (2) Business Days of the date such amount was initially due along with prompt notification to the Administrative Bank that such notice has been issued);

(f) such Investor shall be declared a “Defaulting Member” under any Partnership Agreement of any Borrower or a Feeder Fund, as applicable;

(g) any representation, warranty, certification or statement made by such Investor under its Subscription Agreement (or related Side Letter), the applicable Partnership Agreement, or Credit Link Document or in any certificate, financial statement or other document delivered pursuant to this Credit Agreement executed by such Person shall prove to be untrue, inaccurate or misleading in any respect, as of the date on which such representation or warranty is made and, that would reasonably be expected to affect the obligation of the Investor to contribute capital and, if such circumstances are curable, such circumstances remain uncured for thirty (30) calendar days after the earlier of (A) the Administrative Bank’s delivery of notice thereof to the Borrowers and (B) any Credit Party’s actual knowledge of such circumstance;

(h) the applicable Credit Party obtains knowledge that any Investor encumbers its interest in any Borrower or a Feeder Fund;

(i) to the knowledge of the applicable Credit Party, a default shall occur in the performance by it of any of the covenants or agreements contained in its Subscription Agreement (or related Side Letter), the applicable Partnership Agreement or Credit Link Document (except as otherwise specifically addressed in this definition) and such default is not cured within five (5) Business Days and such default would reasonably be expected to affect the obligation of the Investor to contribute capital;

(j) in the case of each Investor that is an Included Investor described in clause (a)(ii) of the first sentence of the definition of “Included Investor”, such Included Investor shall fail to remain in Good Standing;

(k) the occurrence of any circumstance or event which the Administrative Bank reasonably expects to have a material and adverse impact on the ability of such Investor to fulfill its obligations under its Subscription Agreement, the applicable Partnership Agreement or any Credit Link Document to contribute capital upon the earlier of (i) the knowledge of a Responsible Officer of the applicable Borrower or a Feeder Fund, as applicable or (ii) notice from the Administrative Bank of such circumstance or event;

(l) [reserved];

(m) [reserved];

(n) such Investor shall, in accordance with the applicable Partnership Agreement, Transfer its partnership interest in the applicable Borrower or a Feeder Fund, as applicable, and be released from its obligation under such Partnership Agreement to make contributions pursuant to a Capital Call with respect to such transferred interest, provided that, if such Investor shall Transfer less than all of its partnership interest in any Borrower or a Feeder Fund, as applicable, only the Transferred portion shall be excluded from the Borrowing Base; provided further, that to that extent (i) any or all of an Investor’s partnership interest is Transferred to an Included Investor or (ii) the Administrative Bank consents to the transferee as an Included Investor, the Unfunded Capital Commitment associated with such Transferred partnership interest shall not be excluded from the Borrowing Base;

(o) any Credit Party suspends, cancels, reduces, excuses, terminates or abates the Capital Commitment or any amounts due with respect to a Capital Call for such Included Investor; provided, however, that to the extent such suspension, cancellation, reduction, excuse, termination or abatement relates solely to a portion of such Investor’s Uncalled Capital Commitment, only such suspended, cancelled, reduced, excused, terminated or abated portion shall be excluded from the Borrowing Base;

(p) the Uncalled Capital Commitment of such Investor ceases to be Collateral subject to a first priority perfected Lien (subject to Permitted Liens) in favor of the Administrative Bank;

(q) following the end of the Lock-Up Period for any Investor, in connection with any Borrowing, any Credit Party has knowledge that such Investor has requested to be excused from funding a Capital Call with respect to the investment being acquired or otherwise funded with the proceeds of the related Borrowing; provided that only the portion of such Investor’s Uncalled Capital Commitment which would otherwise be contributed to fund such investment or repay the related Borrowing shall be excluded from the Borrowing Base;

(r) following the end of the Lock-Up Period for any Investor, delivery by such Investor of a request to repurchase all or any portion of such Member’s Units pursuant to any Partnership Agreement and acceptance of such request by the Borrower; provided that only the portion of such Investor’s Uncalled Capital Commitment corresponding to the Units to be repurchased shall be excluded from the Borrowing Base;

(s) such Investor becomes a target of Sanctions, or, to any Credit Party’s or Administrative Bank’s knowledge, such Investor’s funds to be used in connection with funding Capital Calls are derived from illegal activities; or

(t) if such Investor is an ERISA Investor, any failure by its Sponsor to pay any contractual or statutory obligations or make any other payment required by ERISA or the Internal Revenue Code with respect to such ERISA Investor.

“Extension Fee” means the fee payable with respect to any extension of the Stated Maturity Date in accordance with Section 2.14, as set forth in the Fee Letter.

“Extension Request” means a written request by the Borrowers substantially in the form of Exhibit P to extend the initial or extended Stated Maturity Date for an additional period of no greater than 364 days.

“Facility Increase” has the meaning provided in Section 2.15(a).

“Facility Increase Fee” means the fee payable with respect to any Facility Increase in accordance with Section 2.15, as set forth in the Fee Letter.

“Facility Increase Request” means the notice in the form of Exhibit P pursuant to which the Borrowers request an increase of the Commitments in accordance with Section 2.15.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of such Sections.

“FCA” has the meaning provided in Section 4.3(g).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Bank from three (3) Federal funds brokers of recognized standing selected by the Administrative Bank and, upon request of Borrowers, with notice of such quotations to the Borrowers.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” means that certain Fee Letter or Fee Letters, dated the date hereof, among the Credit Parties, the Administrative Bank and certain Lenders, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Feeder Funds” means any feeder fund formed pursuant to the applicable Partnership Agreement that becomes a Feeder Fund to the Credit Facility pursuant to Section 6.5. “Feeder Fund” means any one of them individually.

“Feeder Fund Acknowledgment and Confirmation” means an acknowledgment, consent and confirmation, substantially in the form of Exhibit K-1, made by a Feeder Fund and its Feeder Fund General Partner in favor of the applicable Blocker (with the Administrative Bank, for the benefit of the Secured Parties, entitled to enforce the provisions thereof pursuant to the Borrower Security Agreement), as the same may be amended, supplemented or modified from time to time.

“Feeder Fund Collateral Account” means, for any Feeder Fund, the account listed on Schedule I with respect to such Person, which account shall be solely used for receipt of proceeds from Capital Calls.

“Feeder Fund Collateral Account Pledge” means a pledge of a Feeder Fund Collateral Account, substantially in the form of Exhibit D-2.

“Feeder Fund Control Agreement” means a Control Agreement covering a Feeder Fund Collateral Account, as the same may be amended, restated, amended and restated, supplemented or modified from time to time.

“Feeder Fund General Partner” means with respect to any Feeder Fund, the entity named as such Feeder Fund’s general partner, managing member or other similar managing fiduciary, as applicable, and any successor thereto permitted under this Credit Agreement, as set forth in such Feeder Fund’s joinder documentation.

“Feeder Fund Security Agreement” means a Feeder Fund Security Agreement, substantially in the form of Exhibit C-2, made by a Feeder Fund, pursuant to which such Feeder Fund and its Feeder Fund General Partner have granted a first priority, exclusive security interest and Lien under New York law in and to their interests in the Collateral specified therein, as the same may be amended, restated, amended and restated, supplemented or modified from time to time.

“Filings” means UCC financing statements, UCC financing statement amendments and UCC financing statement terminations and the substantial equivalent as reasonably determined to be necessary by the Administrative Bank in any other jurisdiction in which any Credit Party may be formed.

“Floor” means a rate of interest equal to zero (0.00%).

“Foreign Lender” means (a) if the applicable Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the applicable Borrower is resident for tax purposes.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Partner” means (a) with respect to any Feeder Fund, the applicable Feeder Fund General Partner; and (b) with respect to each Borrower joining the Credit Facility after the Closing Date, the entity named as such Borrower’s general partner, managing member or other similar managing fiduciary, as applicable, and any successor thereto permitted under this Credit Agreement, as set forth in its joinder documentation.

“Good Standing” means, with respect to any HNW Investor, that such HNW Investor (i) is not in default under its funding obligations under its Subscription Agreement and the applicable Constituent Documents; (ii) to any Credit Party’s knowledge, is not in violation or breach of any material obligations to (a) the Investment Manager or (b) Sanford C. Bernstein & Co., LLC, and (iii) has not otherwise been designated as not being in Good Standing by the Investment Manager.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty Obligations” means, with respect to the Borrowers and their Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Material” means any substances or materials (a) which are, or at the relevant time have become, defined as hazardous wastes, hazardous substances, pollutants, contaminants, or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise toxicologically harmful to human health or harmful to the environment and are, or at the relevant time have become, regulated by any Governmental Authority with applicable jurisdiction, (c) the presence of which require investigation or remediation under any Environmental Law or applicable common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other applicable Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a toxicological hazard to Persons or an environmental hazard to neighboring properties, or (f) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“HNW Investor” means each Bernstein Member that is (a) a domestic or international individual investor (including a natural Person, family office, family trust (or other form of estate planning vehicle acceptable to a Borrower as an Investor and disclosed to the Administrative Bank)), (b) an entity owned or controlled or established by a domestic or international individual investor (including a natural Person and an individual retirement account of such natural Person, family office or family trust (or other form of estate planning vehicle acceptable to a Borrower as an Investor and disclosed to the Administrative Bank)) or (c) an aggregating entity comprised of multiple entities of the type described in the foregoing clauses (a) and (b).

“IBA” has the meaning provided in Section 4.3(g).

“Included Investor” means an Investor (a) that either (i) at the request of one or more Borrowers has been approved in writing as an Included Investor by the Administrative Bank, in its reasonable discretion, or (ii) is a HNW Investor, that is a U.S. Person, in Good Standing, and (b) in respect of which there has been delivered to the Administrative Bank:

(i) a true and correct copy of the Subscription Agreement executed and delivered by such Investor in the form of Exhibit T which shall be acceptable to the Administrative Bank and a copy of the acceptance letter accepting such Subscription Agreement, which in the case of HNW Investors, have been delivered and remain on file with the Escrow Agent;

(ii) any Constituent Documents of the applicable Credit Party executed and delivered by such Investor;

(iii) a true and correct copy of each Side Letter executed by such Investor, which shall be acceptable to the Administrative Bank in its sole discretion;

(iv) if applicable, the Credit Link Documents of such Investor’s Sponsor or Credit Provider, as applicable, executed and delivered by such Person;

(v) if such Investor’s Subscription Agreement or any Constituent Document of the applicable Credit Party executed by such Investor was signed by any Credit Party or any Affiliate of any Credit Party, as an attorney-in-fact on behalf of such Investor, if reasonably requested by the Administrative Bank, the Administrative Bank shall have received evidence of such signatory’s authority documentation reasonably satisfactory to the Administrative Bank;

(vi) if requested by the Administrative Bank in its sole discretion, if such Investor is organized under the laws of any jurisdiction other than the United States of America or any state thereof, a written submission to the jurisdiction of a United States Federal District Court and a United States state court, and any appellate court from any thereof, with respect to any litigation arising out of or in connection with its Subscription Agreement or any Constituent Document of the applicable Credit Party (such submission to be in form and substance reasonably satisfactory to the Administrative Bank in its sole discretion, who may in its sole and reasonable discretion require an opinion of counsel that such submission is enforceable); and

(vii) if requested by the Administrative Bank in its sole discretion, if such Investor is a Governmental Authority or an instrumentality of or majority owned by a Governmental Authority or otherwise entitled to any sovereign or other immunity in respect of itself, its property or any such litigation in any jurisdiction, court or venue, a written waiver (in form and substance satisfactory to the Administrative Bank in its sole discretion) of any such claim of immunity arising out of or in connection with its Subscription Agreement or any Constituent Document of the applicable Credit Party and an opinion of counsel that such waiver is enforceable or that such Investor and its property is not entitled to any such immunity;

provided that (1) any Investor in respect of which an Exclusion Event has occurred shall thereupon no longer be an Included Investor until such time as all Exclusion Events in respect of such Investor shall have been cured and such Investor shall have been restored as an Included Investor in the sole discretion of the Administrative Bank; and (2) each restoration under clause (1) of this proviso shall be subject to the satisfaction of such initial or ongoing conditions as may reasonably be specified by the Administrative Bank. The Included Investors as of the Closing Date are those specified as being Included Investors on Exhibit A, as in effect on the Closing Date, and Included Investors approved by the Administrative Bank or Lenders, as applicable, subsequent to the Closing Date will be evidenced by an updated Exhibit A provided by the Administrative Bank to the Borrowers.

“Increase Effective Date” has the meaning provided in Section 2.15(b).

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a) all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b) all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements), except trade payables arising in the ordinary course of business not more than ninety (90) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person;

(c) the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(e) all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payables arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, and banker’s acceptances issued for the account of any such Person;

(g) all obligations of any such Person to repurchase any securities which repurchase obligation is related to the issuance thereof;

(h) all net obligations of such Person under any Hedge Agreements; and

(i) all Guaranty Obligations of any such Person with respect to any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning provided in Section 12.5(b).

“Initial Borrower” has the meaning provided in the first paragraph hereof.

“Initial General Partner” has the meaning provided in the first paragraph hereof.

“Interest Option” means SOFR or the Reference Rate.

“Interest Payment Date” means: (a) with respect to any Reference Rate Loan or any SOFR Rate Loan in respect of which the applicable Borrower has selected a one- or three-month Interest Period (or such other period as consented to by the Administrative Bank, in its sole discretion) the 15th (fifteenth) calendar day of each month and, in the case of any Interest Period for more than three months’ duration, the 15th (fifteenth) calendar day of each month that occurs at three-month intervals after the first day of such Interest Period; (b) the date of any prepayment of any Loan made hereunder, as to the amount prepaid; and (c) the Maturity Date. On each Interest Payment Date, the applicable Borrower shall pay the amount of interest that accrued during the prior calendar month through the last day of such prior calendar month and such interest payment shall also include any stub period that occurred in such prior calendar month.

“Interest Period” means (a) with respect to any Reference Rate Loan, (i) initially the period commencing on (and including) the date of the initial purchase or funding of such Loan (or the related Reference Rate Conversion Date pursuant to Section 2.3(f) hereof) and ending on (and including) the last calendar day of such month and (ii) thereafter, each period commencing on (and including) the first calendar day of the succeeding calendar month and ending on (and including) the last calendar day of such month; and (b) with respect to any SOFR Rate Loan, (i) initially the period commencing on (and including) the date of the initial purchase or funding of such Loan (or the related SOFR Conversion Date pursuant to Section 2.3(f) hereof) and ending on (but excluding) the corresponding date one month, three months or, six months thereafter, or such other period as consented to by the Administrative Bank, in its sole discretion, and (ii) thereafter, each period commencing on (and including) the first calendar day following the end of the prior Interest Period for such SOFR Rate Loan and ending on (but excluding) the corresponding date one month, three months or six months thereafter, or such other period as consented to by the Administrative Bank, in its sole discretion, in each case subject in all cases to confirmation of availability by the applicable Lenders (i.e., a rate for such Interest Period is available for quotation under SOFR), as designated by the applicable Borrower in the applicable Request for Borrowing; provided that:

(i) any Interest Period with respect to any Loan which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided, however, if interest in respect of such Interest Period is computed by reference to SOFR, and such Interest Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Interest Period shall end on the next preceding Business Day;

(ii) if interest in respect of such Interest Period is computed by reference to SOFR, and such Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, then such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) in the case of any Interest Period for any Loans which commences before the Maturity Date and would otherwise end on a date occurring after the Maturity Date, such Interest Period shall end on (but exclude) such Maturity Date and the duration of each Interest Period which commences on or after the Maturity Date shall be of such duration as shall be selected by the applicable Lender in its sole discretion.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Investment Exclusion Event” means the exclusion or excuse of any Investor from participating in a particular investment pursuant to the applicable Partnership Agreement or its Side Letter, where the Investor is entitled to such exclusion or excuse under the applicable Partnership Agreement or its Side Letter as a matter of right (i.e. not in the General Partner’s discretion).

“Investment Manager” means AllianceBernstein L.P., a Delaware limited partnership.

“Investor” means, without duplication, (a) with respect to a Borrower and/or a Feeder Fund, any Person that is admitted to such Borrower or such Feeder Fund as a Member, limited partner or general partner in accordance with the applicable Partnership Agreement, respectively, or (b) with respect to a Blocker, any person that is admitted as member or managing member in accordance with the applicable Constituent Documents, including, for the avoidance of doubt, the applicable Feeder Fund in its capacity as a member of such Blocker and such Blocker in its capacity as a limited partner of the applicable Borrower.

“Investor Information” has the meaning provided in Section 12.17.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“KYC Compliant” means any Person who or that has satisfied all requests for information from the Lenders for “know-your-customer” and other anti-money laundering and similar rules and regulations and related policies and who would not result in any Lender being non-compliant with any such rules and regulations and related policies were such Person to enter into a banking relationship with such Lender, including, but not limited to, any information required to be obtained by any Lender pursuant to the Beneficial Ownership Regulation.

“Lender” means State Street Bank and Trust Company, in its capacity as lender, and each other lender that becomes party to this Credit Agreement in accordance with the terms hereof; and collectively, the “Lenders”.

“Lender Joinder Agreement” means an agreement substantially in the form of Exhibit O, pursuant to which a new Lender joins the Credit Facility as contemplated by Section 12.11(g).

“Lender Party” has the meaning provided in Section 11.1(a).

“Lending Office” means, as to any Lender, the office or offices of such Lender (or an Affiliate of such Lender) described as such in such Lender’s Administrative Questionnaire delivered to the Administrative Bank, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Bank.

“Lien” means any lien, mortgage, security interest, charge, tax lien, pledge, encumbrance, or conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under common law, any statute, law, contract, or otherwise.

“Loan Documents” means this Credit Agreement, the Notes (including any renewals, extensions, re-issuances and refundings thereof), each of the Collateral Documents, each Assignment and Assumption, each Lender Joinder Agreement, each Feeder Fund Acknowledgment and Confirmation, each Blocker Acknowledgment and Confirmation, all Credit Link Documents, each Qualified Borrower Guaranty, the Fee Letter, the Escrow Agreement each ERISA Assurance Certificate, and such other agreements and documents, and any amendments or supplements thereto or modifications thereof, executed or delivered pursuant to the terms of this Credit Agreement or any of the other Loan Documents and any additional documents delivered in connection with any such amendment, supplement or modification.

“Loans” means extensions of credit made to the Borrowers by the Lenders pursuant to Sections 2.5 or 2.9 hereunder.

“Lock-Up Period”, with respect to any Investor, means the “Lock-Up Period” for such Investor as set forth in the applicable Partnership Agreement.

“Management Agreement” means that certain Investment Management Agreement, dated as of November 5, 2021, between the Initial Borrower and the Investment Manager.

“Management Fee” has the meaning assigned thereto in the Initial Borrower’s Partnership Agreement.

“Margin Stock” has the meaning assigned thereto in Regulation U.

“Material Adverse Effect” means a material adverse effect on: (a) the financial condition of the Borrowers, any Feeder Fund, and any Blocker, taken as a whole; (b) the ability of any Borrower, Feeder Fund or Blocker to perform its obligations under this Credit Agreement or any of the other Loan Documents to which it is a party; (c) the validity or enforceability of this Credit Agreement, any of the other Loan Documents, or the rights and remedies of the Secured Parties hereunder or thereunder taken as a whole, as applicable; or (d) the obligation or the liability of any Credit Party to fulfill its material obligations under its Constituent Documents.

“Material Amendment” has the meaning provided in Section 9.6.

“Maturity Date” means the earliest of: (a) the Stated Maturity Date; (b) the date upon which the Administrative Bank declares the Obligations due and payable after the occurrence of an Event of Default; (c) forty-five (45) days prior to the date on which the Borrowers’ or any Feeder Fund’s ability to call Capital Commitments for the purpose of repaying the Obligations is terminated and (d) the date upon which the Borrowers or any Feeder Fund terminate the Commitments pursuant to Section 3.6 or otherwise.

“Maximum Commitment” means $65,000,000 as it may be (a) reduced by the Borrowers pursuant to Section 3.6 or (b) increased from time to time by the Borrowers pursuant to Section 2.15.

“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by Applicable Law on such day.

“Member” shall have the meaning set forth in the applicable Partnership Agreement.

“Member’s Units” shall have the meaning set forth in the applicable Partnership Agreement.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Net Asset Value” means, on any date of determination, with respect to a Credit Party, on a consolidated basis, the excess of the value of total assets over total liabilities determined in accordance with Generally Accepted Accounting Principles (with, for the avoidance of doubt, total assets excluding the Uncalled Capital Commitments of such Credit Party).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of the Required Lenders, all Lenders or all affected Lenders in accordance with the terms of Section 12.1 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means the master promissory notes provided for in Section 3.1, and all master promissory notes delivered in substitution or exchange therefor, as such notes may be amended, restated, reissued, extended or modified, and the Qualified Borrower Promissory Notes; and “Note” means any one of the Notes.

“Obligations” means all present and future indebtedness, obligations, and liabilities of the Credit Parties to the Lenders and other Secured Parties, and all renewals and extensions thereof (including, without limitation, Loans), or any part thereof, arising pursuant to this Credit Agreement (including, without limitation, the indemnity provisions hereof) or represented by the Notes and each Qualified Borrower Guaranty, and all interest accruing thereon, and attorneys’ fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several; together with all indebtedness, obligations and liabilities of the Credit Parties to the Lenders and other Secured Parties evidenced or arising pursuant to any of the other Loan Documents, and all renewals and extensions thereof, or any part thereof.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

“Operating Company” means an “operating company” within the meaning of 29 C.F.R. §2510.3-101(c) of the Plan Asset Regulations.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Other Claims” has the meaning provided in Section 5.4.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.8(b)).

“Parallel Fund Borrower” means each Borrower identified as a “Parallel Fund Borrower” on Schedule I, together with any other Parallel Investment Vehicle which becomes a Borrower under this Credit Agreement pursuant to Section 6.4.

“Parallel Investment Vehicle” means a parallel and or feeder partnership, real estate tax investment trust, group trust or other investment vehicle created in accordance with Section 2.3 of the Partnership Agreement of the Initial Borrower (or the corresponding section of the Partnership Agreement of any other Borrower or any Feeder Fund) or otherwise thereunder.

“Participant” has the meaning provided in Section 12.11(d).

“Participant Register” has the meaning specified in Section 12.11(e).

“Partnership Agreement” with respect to each Borrower, Feeder Fund and Blocker, means the limited partnership agreement, limited liability company agreement, exempted limited partnership agreement, memorandum and articles of association, or other equivalent governing document in the applicable jurisdiction of such Borrower, Feeder Fund or Blocker, as applicable, as the same may be further amended, restated, modified or supplemented in accordance with the terms hereof, in each case, as described in Schedule I; “Partnership Agreements” means, collectively, all of the Partnership Agreements.

“Patriot Act” has the meaning provided in Section 12.18.

“Pending Capital Call” means any Capital Call that has been made upon the Investors and that has not yet been funded by the applicable Investor.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Liens” means, with respect to any Person, (a) Liens arising in favor of any Account Bank pursuant to any Borrower Control Agreement or other agreement related to such account, (b) Liens in favor of the Administrative Bank, for the benefit of the Secured Parties, pursuant to the Collateral Documents, (c) statutory tax Liens placed on the assets of such Person, so long as the requirements of Section 8.2 are met, (d) Liens arising from attachments, judgments, orders or decrees in circumstances not constituting an Event of Default under Section 10.1(j) in which the related creditor has not commenced the exercise of remedies with respect thereto, or (e) other Liens created by operation of Applicable Law (in contrast with Liens voluntarily granted) provided that the aggregate obligations secured by such other Liens does not exceed $100,000 and the related creditor has not commenced the exercise of remedies with respect thereto.

“Person” means an individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, limited liability company, limited liability partnership, limited partnership, nonprofit corporation, partnership, sovereign government or agency, instrumentality, or political subdivision thereof, or any similar entity or organization.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), including any single-employer plan or multiemployer plan (as such terms are defined in Section 4001(a)(15) and in Section 4001(a)(3) of ERISA, respectively), that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code.

“Plan Asset Regulations” means 29 C.F.R. §2510.3-101, et seq, as modified by Section 3(42) of ERISA.

“Plan Assets” means “plan assets” within the meaning of the Plan Asset Regulations.

“Potential Default” means any condition, act or event which, with the giving of notice or lapse of time or both, would become an Event of Default.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Bank as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Bank as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Principal Obligations” means the aggregate outstanding principal amount of the Loans.

“Pro Rata Share” means, with respect to each Lender, the percentage obtained from the fraction: (a) (i) the numerator of which is the Commitment of such Lender; and (ii) the denominator of which is the aggregate Commitments of all Lenders; or (b) in the event the Commitments of all Lenders have been terminated: (i) the numerator of which is the sum of the Principal Obligations (or, if no Principal Obligations are outstanding, the Obligations) owed to such Lender; and (ii) the denominator of which is the aggregate Principal Obligations (or if no Principal Obligations are outstanding, the Obligations) owed to all of the Lenders.

“Proceedings” has the meaning provided in Section 7.9.

“Proposed Amendment” has the meaning provided in Section 9.6.

“Qualified Borrower” has the meaning provided in Section 6.3.

“Qualified Borrower Guaranty” and “Qualified Borrower Guaranties” have the meanings provided in Section 6.3.

“Qualified Borrower Promissory Note” has the meaning provided in Section 6.3.

“Recipient” means (a) the Administrative Bank and (b) any Lender, as applicable.

“Reference Rate ” means, as of any day, the greatest of: (i) the Prime Rate in effect on such day plus the Applicable Margin, (ii) the Federal Funds Rate in effect on such day plus fifty basis points (0.50%) plus the Applicable Margin, and (iii) Adjusted Term SOFR for a one (1) month tenor in effect on such date plus the Applicable Margin plus one hundred basis points (1.00%). Each change in the Reference Rate shall become effective without prior notice to any Borrower automatically as of the opening of business on the day of such change in the Reference Rate.

“Reference Rate Conversion Date” has the meaning provided in Section 2.3(f).

“Reference Rate Loan” means a Loan made hereunder with respect to which the interest rate is calculated by reference to the Reference Rate.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is SOFR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not SOFR, the time determined by the Administrative Bank in its reasonable discretion.

“Register” has the meaning provided in Section 12.11(c).

““Regulation D,” “Regulation T,” “Regulation U,” “Regulation W” and “Regulation X” means Regulations D, T, U, W and X, amended from time to time, as the case may be, of the Board of Governors of the Federal Reserve System.

“REIT” has the meaning provided in Section 9.17.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials into the indoor or outdoor environment, or into or out of any real property investment, including the movement of any Hazardous Material through or in indoor or outdoor air, soil, surface water or groundwater of any real property investment.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” has the meaning provided in Section 11.9(a)(ii).

“Request for Borrowing” has the meaning provided in Section 2.3(a).

“Required Lenders” means, at any time, the Lenders holding an aggregate Pro Rata Share of greater than fifty percent (50%). The Commitments, Principal Obligations and Obligations of any Defaulting Lender shall be disregarded from both the numerator and the denominator in determining Required Lenders at any time.

“Required Payment Time” means, (i) promptly on demand, and in any event within two (2) Business Days, to the extent such funds are available in the Collateral Accounts; and (ii) otherwise, to the extent that it is necessary for the Credit Parties to issue a Capital Call to fund such required payment, within fifteen (15) Business Days after the Administrative Bank’s demand (but, in any event, the applicable Borrower or Borrowers shall make such payment promptly after the related Capital Contributions are received).

“Resignation Effective Date” has the meaning provided in Section 11.9(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means: (a) in the case of a corporation, its president or any vice president or any other officer or the equivalent thereof (other than a secretary or assistant secretary), and, in any case where two Responsible Officers are acting on behalf of such corporation, the second such Responsible Officer may be a secretary or assistant secretary or the equivalent thereof; (b) in the case of a limited partnership or an exempted limited partnership, an officer of such limited partnership or its general partner or an officer of an entity that has authority to act on behalf of such general partner, acting on behalf of the general partner in its capacity as general partner of such limited partnership; and (c) in the case of a limited liability company, an officer of such limited liability company or, if there is no officer, a manager, director or managing member, or the individual acting on behalf of such manager or managing member, in its capacity as manager or managing member of such limited liability company, or in each case such other authorized officer or signatory who has the power to bind such corporation, limited partnership, limited liability company or any other Person who has provided documentation evidencing such authority. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Returned Capital” means, for any Investor, at any time, any amounts distributed to such Investor that are subject to recall as a Capital Contribution pursuant to the applicable Partnership Agreement. Any amount of Returned Capital distributed to an Investor shall appear on a Capital Return Notice, duly completed and executed by a Credit Party, in the form of Exhibit R.

“Rollover” means the renewal of all or any part of any SOFR Rate Loan upon the expiration of the Interest Period with respect thereto, pursuant to Section 2.3.

“Rollover Notice” has the meaning provided in Section 2.3(e).

“S&P” means Standard & Poor’s Financial Services, LLC, a subsidiary of the McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctions” has the meaning set forth in Section 7.23.

“Secured Parties” means the Administrative Bank, the Lenders and each Indemnitee.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Security Agreements” means, collectively, each Borrower Security Agreement, each Feeder Fund Security Agreement and each Blocker Security Agreement.

“Side Letter” means any side letter executed by an Investor with any Credit Party or the Investment Manager with respect to such Investor’s rights and/or obligations under its Subscription Agreement, the Partnership Agreement or other Constituent Documents of the applicable Credit Party.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Conversion Date” has the meaning provided in Section 2.3(f).

“SOFR Rate Loan” means a Loan (other than a Reference Rate Loan) that bears interest at a rate based on SOFR.

“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Reference Rate ”.

“Solvent” means, with respect to any Borrower or any Feeder Fund, as of any date of determination, that as of such date:

(a) the fair value of their assets and their aggregate Uncalled Capital Commitments are greater than the total amount of their liabilities, including contingent liabilities;

(b) the fair value of their assets and their aggregate Uncalled Capital Commitments are not less than the amount that will be required to pay the probable liability on their debts as they become absolute and matured;

(c) they do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as such debts or liabilities become absolute and matured; and

(d) they are not engaged in a business or transaction, and are not about to engage in a business or transaction, for which their assets and their aggregate Uncalled Capital Commitments, would constitute unreasonably small capital.

For the purposes of this definition, the amount of contingent liabilities (such as litigation, guarantees, and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably expected to become an actual or matured liability and are determined as contingent liabilities in accordance with applicable federal and state laws governing determinations of insolvency.

“Sponsor” means, for any ERISA Investor, a sponsor as that term is understood under ERISA, specifically, the entity that established the plan and is responsible for the maintenance of the plan and, in the case of a plan that has a sponsor and participating employers, the entity that has the ability to amend or terminate the plan, and in the case of an ERISA Investor that is an individual retirement account or individual retirement annuity, the owner of such account or annuity for whose benefit the account or annuity has been established.

“State Street” has the meaning provided in the first paragraph hereto.

“Stated Maturity Date” means December 13, 2022, subject to the Borrowers’ extension of such date under to Section 2.14.

“Subscription Agreement” means a Subscription Agreement and any related supplement thereto, including the funding authorization document, executed by an Investor in connection with the subscription for a partnership interest in any Borrower or any Feeder Fund, as applicable, as amended, restated, supplemented or otherwise modified from time to time; “Subscription Agreements” means, where the context may require, all Subscription Agreements, collectively.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Borrower.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority responsible for taxation, including any interest, fines, additions to tax or penalties applicable thereto.

“Temporary Increase” has the meaning provided in Section 2.15(a).

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an Reference Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Reference Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Reference Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Reference Rate SOFR Determination Day.

“Term SOFR Adjustment” means, for any calculation with respect to an Reference Rate Loan or a SOFR Loan, a percentage per annum as set forth below for the applicable Type of such Loan and (if applicable) Interest Period therefor:

Reference Rate Loans:

0.11448%

SOFR Loans:

Interest Period	Percentage
One month	0.11448%
Three months	0.26161%
Six months	0.42826%

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Bank in its reasonable discretion).

“Term SOFR Reference Rate ” means the forward-looking term rate based on SOFR.1

“Transaction Information” has the meaning provided in Section 12.17.

“Transfer” means to assign, convey, exchange, pledge, sell, set-off, transfer or otherwise dispose. “Transferred” has the correlative meaning.

“Type of Loan” means a Reference Rate Loan or a SOFR Rate Loan.

“UCC” means the Uniform Commercial Code as adopted in the State of New York and any other state from time to time, which governs creation or perfection (and the effect thereof) of security interests in any Collateral.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uncalled Capital Commitment” means, with respect to any Investor at any time, such Investor’s uncalled Capital Commitment, including, for the avoidance of doubt, its “Remaining Commitment” as defined in the applicable Partnership Agreement.

“Unfunded Capital Commitment” means, with respect to any Investor at any time, such Investor’s Uncalled Capital Commitment minus any portion of such Investor’s Uncalled Capital Commitment that is subject to a Pending Capital Call.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 4.1(f).

“Withholding Agent” means any Credit Party and the Administrative Bank.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2. Other Definitional Provisions. With reference to this Credit Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) all terms defined in this Credit Agreement shall have the above-defined meanings when used in the Notes or any other Loan Documents or any certificate, report or other document made or delivered pursuant to this Credit Agreement, unless otherwise defined in such other document;

(b) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(c) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(d) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(e) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(f) any reference herein to any Person shall be construed to include such Person’s successors and assigns;

(g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof;

(h) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Credit Agreement;

(i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights;

(j) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form;

(k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”;

(l) references herein to any Credit Party’s knowledge or the knowledge of a Responsible Officer of any Credit Party shall mean the actual knowledge of such Person (including upon notification by the Administrative Bank) following reasonable inquiry or investigation under the circumstances;

(m) a Potential Default is “continuing” if it has not been remedied and an Event of Default is “continuing” if it has not been waived; and

(n) section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Loan Document.

1.3. Accounting Terms. All accounting terms not specifically or completely defined herein or in any other Loan Document shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(a), except as otherwise specifically prescribed herein.

1.4. UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

1.5. References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

1.6. Time Conventions. Unless otherwise specified, all references herein to times of day shall be references to times of day in New York, New York. The due date for any payment hereunder that would be due on a day that is not a Business Day shall be extended to the next succeeding Business Day.

1.7. Administrative Bank. Notwithstanding any other provision hereof (including, without limitation, Sections 5.1, 5.3, 6.1(f), 10.2(b), 10.2(c) and 12.4), in those situations in which the Administrative Bank is acting on behalf of the Initial Borrower, it is expressly agreed and understood that it is acting as agent for the Initial Borrower, and, for the avoidance of doubt, not in its own capacity. In those situations in which the Administrative Bank is acting on behalf of a Feeder Fund or a Blocker, it is expressly understood that (i) the Initial Borrower is acting as agent for such Feeder Fund or Blocker, as applicable, and (ii) in connection with the agency described in clause (i), the Administrative Bank is in turn acting as agent for the Initial Borrower and, for the avoidance of doubt, not in its own capacity. Thus, without limitation, the Administrative Bank shall be acting in an agency capacity in accordance with the foregoing two sentences when (i) issuing directions or exercising rights with respect to the applicable Feeder Fund Control Agreement or Blocker Control Agreement, (ii) making any capital calls or otherwise requiring contributions to the Initial Borrower, any Feeder Fund or any Blocker, or (iii) being a third-party beneficiary or otherwise receiving an assignment of rights in respect of any obligations of such Feeder Fund or Blocker or the investors therein.

1.8. Rates. The Administrative Bank does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Reference Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Reference Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Bank and its affiliates or other related entities may engage in transactions that affect the calculation of Reference Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Bank may select information sources or services in its reasonable discretion to ascertain Reference Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 2. REVOLVING CREDIT LOANS

2.1. The Commitment.

(a) Committed Amount. Subject to the terms and conditions herein set forth, each Lender agrees, during the Availability Period, to extend to the Borrowers a revolving line of credit in Dollars.

(b) Limitation on Borrowings and Re-borrowings. Except as provided in Section 2.1(c) below, no Lender shall be required to advance any Borrowing, Rollover, or Conversion hereunder if:

(i) after giving effect to such Borrowing, Rollover or Conversion: (A) the Principal Obligations would exceed the Available Commitment; or (B) the Principal Obligations owed to any Lender would exceed the Commitment of such Lender; or

(ii) the conditions precedent for such Borrowing in Section 6.2 have not been satisfied.

(c) Exceptions to Limitations. Conversions to Reference Rate Loans shall be permitted in the case of Section 2.1(b)(i) and Section 2.1(b)(ii) above, in each case, unless the Administrative Bank has otherwise accelerated the Obligations or exercised other rights that terminate the Commitments under Section 10.2.

2.2. Revolving Credit Commitment. Subject to the terms and conditions herein set forth, each Lender severally agrees, on any Business Day during the Availability Period, to make Loans to the Borrowers at any time and from time to time in an aggregate principal amount up to such Lender’s Commitment at any such time. Subject to the limitations and conditions set forth in Sections 2.1(b) and 6 and the other terms and conditions hereof, the Borrowers may borrow, repay without penalty or premium, and re-borrow hereunder, during the Availability Period.

2.3. Manner of Borrowing.

(a) Request for Borrowing. The applicable Borrower shall give the Administrative Bank notice by telephone, facsimile or electronic mail of the date of each requested Borrowing hereunder, which notice if by telephone shall be confirmed in writing (a “Request for Borrowing”), in the form of Exhibit E, and which notice shall be irrevocable and effective upon receipt by the Administrative Bank. Each Request for Borrowing: (i) shall be furnished to the Administrative Bank no later than 11:00 a.m. (x) at least one (1) Business Day prior to the requested date of Borrowing in the case of a Reference Rate Loan and, (y) at least three (3) Business Days prior to the requested date of Borrowing in the case of a SOFR Rate Loan; and (ii) must specify: (A) the amount of such Borrowing; (B) the Interest Option; (C) the Interest Period therefor, if applicable; and (D) the date of such Borrowing, which shall be a Business Day. Any Request for Borrowing received by the Administrative Bank after 11:00 a.m. shall be deemed to have been given by the Borrowers on the next succeeding Business Day. Each Request for Borrowing submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 6.1 and 6.2 and, to the extent applicable, Section 6.3 and/or 6.4, have been satisfied on and as of the date of the applicable Borrowing. No Request for Borrowing shall be valid hereunder for any purpose unless it shall have been accompanied or preceded by the information and other documents required to be delivered in accordance with this Section.

(b) Further Information. Each Request for Borrowing shall be accompanied or preceded by: (i) a duly executed Borrowing Base Certificate dated the date of such Request for Borrowing; and (ii) such documents as are required to satisfy any applicable conditions precedent as provided in Section 6.2.

(c) Request for Borrowing Irrevocable. Each Request for Borrowing completed and signed by a Borrower in accordance with Section 2.3(a) shall be irrevocable and binding on the Borrowers, and in the case of any Borrowing that the related Request for Borrowing specifies is to be comprised of a SOFR Rate Loan, the Borrowers shall indemnify each Lender against any cost, loss or expense incurred by such Lender, either directly or indirectly, as a result of any failure by the Borrowers to fulfill on or before the date specified in such Request for Borrowing the applicable conditions set forth in Section 6.2, either directly or indirectly including any cost, loss or expense incurred by the Administrative Bank or such Lender by reason of the liquidation or reemployment of funds acquired by such Lender in order to fund such requested Borrowing except to the extent such cost, loss or expense is due to the gross negligence or willful misconduct of such Person. A certificate of such Lender setting forth the amount of any such cost, loss or expense, and the basis for the determination thereof and the calculation thereof, shall be delivered to the Borrowers and shall, in the absence of a manifest error, be conclusive and binding.

(d) Lender Funding Shall be Proportional. Each Lender shall make each requested Loan in accordance with its Pro Rata Share thereof.

(e) Rollovers. No later than 11:00 a.m. at least three (3) Business Days prior to the termination of each Interest Period related to a SOFR Rate Loan, the Borrowers shall give the Administrative Bank written notice at the Agency Services Address (which notice may be via fax or electronic mail) in the form of Exhibit G (the “Rollover Notice”) whether it desires to renew such SOFR Rate Loan. The Rollover Notice shall also specify the length of the Interest Period selected by the Borrowers with respect to such Rollover. Each Rollover Notice shall be irrevocable and effective upon notification thereof to the Administrative Bank. If the Borrowers fail to timely give the Administrative Bank the Rollover Notice with respect to any SOFR Rate Loan, the Borrowers shall be deemed to have elected one-month SOFR as the Interest Option with respect to such Loan.

(f) Conversions. The Borrowers shall have the right, with respect to: (i) any Reference Rate Loan, on any Business Day (a “SOFR Conversion Date”), to Convert such Reference Rate Loan to a SOFR Rate Loan; and (ii) any SOFR Rate Loan on any Business Day (a “Reference Rate Conversion Date”) to Convert such SOFR Rate Loan to a Reference Rate Loan, provided that the Borrowers shall, on such SOFR Conversion Date or Reference Rate Conversion Date, make the payments required by Section 4.5, if any, in either case, by giving the Administrative Bank written notice at the Agency Services Address in the form of Exhibit G (a “Conversion Notice”) of such selection no later than 11:00 a.m. at least either (x) three (3) Business Days prior to such SOFR Conversion Date or (y) one (1) Business Day prior to such Reference Rate Conversion Date, as applicable. Each Conversion Notice shall be irrevocable and effective upon notification thereof to the Administrative Bank. A request of the Borrowers for a Conversion of a Reference Rate Loan to a SOFR Rate Loan is subject to the condition that no Event of Default or Potential Default exists at the time of such request or after giving effect to such Conversion.

(g) Tranches. Notwithstanding anything to the contrary contained herein, no more than ten (10) SOFR Rate Loans may be outstanding hereunder at any one time during the Availability Period.

(h) Administrative Bank Notification of the Lenders. The Administrative Bank shall promptly notify each Lender of the receipt of a Request for Borrowing, a Conversion Notice or a Rollover Notice, the amount of the Borrowing and the amount of such Lender’s Pro Rata Share of the applicable Loans, the date the Borrowing is to be made, the Interest Option selected, the Interest Period selected, if applicable, and the applicable rate of interest.

2.4. Minimum Loan Amounts. Each SOFR Rate Loan shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $200,000 and each Reference Rate Loan shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000 for each Lender; provided that a Loan may be in an aggregate amount that is equal to the entire unused balance of the Available Commitment.

2.5. Funding.

(a) Funding of Borrowings. Subject to the fulfillment of all applicable conditions set forth herein, each Lender shall make the proceeds of its Pro Rata Share of each Borrowing available to the Administrative Bank no later than 11:00 a.m. on the date specified in the Request for Borrowing as the borrowing date, in immediately available funds, and, upon fulfillment of all applicable conditions set forth herein, the Administrative Bank shall deposit such proceeds in immediately available funds in the applicable Borrower’s account maintained with the Administrative Bank not later than 1:00 p.m. on the borrowing date or, if requested by the Borrowers in the Request for Borrowing, shall wire-transfer such funds as requested on or before such time. If a Lender fails to make its Pro Rata Share of any requested Borrowing available to the Administrative Bank on the applicable borrowing date, then the Administrative Bank may recover the applicable amount on demand from such Lender, together with interest at the Federal Funds Rate for the period commencing on the date the amount was made available to the Borrowers by the Administrative Bank and ending on (but excluding) the date the Administrative Bank recovers the amount from such Lender; provided that the Administrative Bank shall have no obligation to advance any portion of a requested Borrowing that a Lender fails to make available to the Administrative Bank.

(b) Obligations of Lenders Several. The liabilities and obligations of each Lender hereunder shall be several and not joint, and neither the Administrative Bank nor any Lender shall be responsible for the performance by any other Lender of its obligations hereunder. The failure of any Lender to advance the proceeds of its Pro Rata Share of any Borrowing required to be advanced hereunder shall not relieve any other Lender of its obligation to advance the proceeds of its Pro Rata Share of any Borrowing required to be advanced hereunder. Each Lender hereunder shall be liable to the Borrowers only for the amount of its respective Commitment.

2.6. Interest.

(a) Interest Rate. Each Loan funded by the Lenders shall accrue interest at a rate per annum equal to: (i) with respect to SOFR Rate Loans, Adjusted SOFR for the applicable Interest Period; and (ii) with respect to Reference Rate Loans, the Reference Rate in effect from day to day. At any time, each Loan shall have only one Interest Period and one Interest Option. Notwithstanding anything to the contrary contained herein, in no event shall the interest rate hereunder exceed the Maximum Rate.

(b) Change in Rate; Past Due Amounts; Calculations of Interest. Each change in the rate of interest for any Borrowing consisting of Reference Rate Loans shall become effective, without prior notice to the Credit Parties, automatically as of the opening of business of the Administrative Bank on the date of said change. Interest on the unpaid principal balance of (i) each SOFR Rate Loan and Reference Rate Loan bearing interest based off SOFR shall be calculated on the basis of the actual days elapsed in a year consisting of 360 days and (ii) each Reference Rate Loan (other than when the Reference Rate is calculated based off SOFR) shall be calculated on the basis of the actual days elapsed in a year consisting of 365 or 366 days, as the case may be.

(c) Default Rate. If an Event of Default has occurred and is continuing, then (in lieu of the interest rate provided in Section 2.6(a) above) all Obligations shall bear interest, after as well as before judgment, at the Default Rate.

2.7. Determination of Rate. The Administrative Bank shall determine each interest rate applicable to the SOFR Rate Loans and Reference Rate Loans hereunder. The Administrative Bank shall, upon request, give notice to the Borrowers and to the Lenders of each rate of interest so determined, and its determination thereof shall be conclusive and binding in the absence of manifest error.

2.8. [Reserved].

2.9. Qualified Borrowers. In consideration of the Lenders’ agreement to advance funds to a Qualified Borrower that has joined the Credit Facility in accordance with Section 6.3 and to accept the Qualified Borrower Guaranties in support thereof, the Borrowers hereby authorize, empower, and direct the Administrative Bank, for the benefit of the Secured Parties, within the limits of the Available Commitment, to disburse directly to the Lenders, with notice to the Borrowers, in immediately available funds, an amount equal to the amount due and owing under any Qualified Borrower Promissory Note or any Qualified Borrower Guaranty, together with all interest, costs and expenses and fees due to the Lenders pursuant thereto, as a Borrowing hereunder, in the event the Administrative Bank shall have not received payment of such Obligations when due. The Administrative Bank will notify the Borrowers of any disbursement made to the Lenders pursuant to the terms hereof; provided that the failure to give such notice shall not affect the validity of the disbursement, and the Administrative Bank shall provide the Lenders with notice thereof. Any such disbursement made by the Administrative Bank to the Lenders shall be deemed to be a Reference Rate Loan pursuant to Section 2.3 in the amount so paid, and the Borrowers shall be deemed to have given to the Administrative Bank in accordance with the terms and conditions of Section 2.3, a Request for Borrowing with respect thereto; and such disbursements shall be made without regard to the minimum and multiple amounts specified in Section 2.4. The Administrative Bank may conclusively rely on the Lenders as to the amount of any such Obligations due to the Lenders, absent manifest error.

2.10. Use of Proceeds and Borrower Guaranties.

(a) The proceeds of the Loans shall be used solely for purposes expressly permitted under the Constituent Documents of each Borrower. Neither the Lenders nor the Administrative Bank shall have any liability, obligation, or responsibility whatsoever with respect to the Borrowers’ use of the proceeds of the Loans, or execution and delivery of the Borrower Guaranties, and neither the Lenders nor the Administrative Bank shall be obligated to determine whether or not the Borrowers’ use of the proceeds of the Loans are for purposes permi\tted under the Constituent Documents of any Borrower. Nothing, including, without limitation, any Borrowing, any Rollover or acceptance of any Qualified Borrower Guaranty or other document or instrument, shall be construed as a representation or warranty, express or implied, to any party by the Lenders or the Administrative Bank as to whether any investment by the Borrowers is permitted by the terms of the Constituent Documents of any Borrower.

(b) Each Borrower agrees to respond promptly to any reasonable requests for information related to its use of Loan proceeds to the extent required by any Lender in connection with such Lender’s determination of its compliance with Section 23A of the Federal Reserve Act (12 U.S.C. § 371c) and Regulation W. No Borrower shall, to its actual knowledge, use the proceeds of any Borrowing hereunder to purchase securities or assets from or otherwise transfer the proceeds to or for the benefit of any Lender’s “affiliate” (as such term is defined in Regulation W).

2.11. Fees. The Borrowers shall pay to the Administrative Bank fees in consideration of the arrangement and administration of the Commitments, which fees shall be payable in amounts and on the dates agreed to between the Borrowers and the Administrative Bank in the Fee Letter. The Borrowers will pay to the Administrative Bank such other fees as are payable in the amount and on the date agreed to between the Borrowers and the Administrative Bank in the Fee Letter.

2.12. Unused Commitment Fee. In addition to the payments provided for in Section 3, The Borrowers shall pay or cause to be paid the unused commitment fees to the Administrative Bank, for the benefit of the Lenders, in amounts and on the dates set forth in the Fee Letter.

2.13. [Reserved].

2.14. Extension of Stated Maturity Date. The Borrowers shall have an option to extend the Stated Maturity Date then in effect for up to one (1) additional term not longer than 364 days, subject to satisfaction of the following conditions precedent:

(a) as of the effective date of such extension and immediately after giving effect thereto, the representations and warranties set forth herein and in the other Loan Documents are true and correct in all material respects with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); provided that if a representation or warranty is qualified as to materiality, with respect to such representation or warranty, the foregoing materiality qualifier shall be disregarded for the purposes of this condition;

(b) the Borrowers shall have paid an Extension Fee to the Administrative Bank for the benefit of the extending Lenders;

(c) no Potential Default or Event of Default shall have occurred and be continuing on the date on which notice is given in accordance with the following clause (e) or on the initial Stated Maturity Date;

(d) the Borrowers shall have delivered an Extension Request with respect to the Stated Maturity Date to the Administrative Bank not less than thirty (30) days prior to the Stated Maturity Date then in effect (which shall be promptly forwarded by the Administrative Bank to each Lender);

(e) as of the effective date of such extension, the Stated Maturity Date does not exceed the date which is forty-five (45) days prior to the last date on which the Initial Borrower can issue Capital Calls for repayment of the Obligations pursuant to the Partnership Agreement; and

(f) the Borrowers shall have delivered to the Lenders a new or updated Beneficial Ownership Certification, as applicable, in relation to each Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, if so requested by the Administrative Bank prior to the effectiveness of any extension to the Maturity Date.

2.15. Increase in the Maximum Commitment.

(a) Request for Increase. Provided there exists no Event of Default or Potential Default, and subject to compliance with the terms of this Section 2.15, the Borrowers may increase the Maximum Commitment to an amount not exceeding $100,000,000 (i) on a permanent basis or (ii) on a temporary basis (a “Temporary Increase”). Any such increase may be done in one or more requested increases each in a minimum amount of $10,000,000 and in $2,500,000 increments thereof, or such lesser amount to which the consent of the Administrative

Bank has been obtained (each such increase, shall be referred to herein as a “Facility Increase”); provided that no more than three (3) increases to the Maximum Commitment, in the aggregate, may be requested prior to the Stated Maturity Date. For the avoidance of doubt, any Facility Increase will be on the same terms as contained herein with respect to the Credit Facility (it being understood that the Facility Increase Fee payable in connection with a Temporary Increase will only be calculated with respect to the term of such Temporary Increase, rather than the remaining term of the Credit Facility); provided that in the case of any Temporary Increase, the stated maturity date shall be determined by the Borrower and the Lenders providing such increase, and any such stated maturity date for a Temporary Increase shall occur on or prior to the Stated Maturity Date.

(b) Effective Date. The Administrative Bank shall determine the effective date of any Facility Increase (the “Increase Effective Date”) which (unless otherwise agreed in writing by the Administrative Bank) shall be no less than fifteen (15) days after receipt of a Facility Increase Request and shall notify the Borrowers and the Lenders of the Increase Effective Date.

(c) Conditions to Effectiveness of Increase. The following are conditions precedent to such increase:

(i) No later than fifteen (15) days prior to the Increase Effective Date, the Borrowers shall deliver to Administrative Bank a Facility Increase Request;

(ii) On or prior to the Increase Effective Date, the Borrowers shall have paid to the Administrative Bank the Facility Increase Fee;

(iii) If applicable, the Borrowers shall execute replacement Notes payable to the Administrative Bank reflecting the Facility Increase;

(iv) the Borrowers shall have delivered to the Lenders a new or updated Beneficial Ownership Certification, as applicable, in relation to each Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, if so requested by the Administrative Bank prior to the effectiveness of any extension to the Increase Effective Date; and

(v) On the Increase Effective Date, (x) an existing Lender or Lenders shall increase its Commitment to support any Facility Increase, and/or (y) an additional Lender or Lenders shall have joined the Credit Facility in accordance with Section 12.11(g) and, after giving effect thereto, the aggregate Commitments of such increasing and additional Lenders shall be at least equal to the amount of such Facility Increase.

(d) Reallocation Following Facility Increase. On any Increase Effective Date with respect to any Facility Increase (whether pursuant to a new Lender joining the Credit Facility or an existing Lender increasing its Commitment), the Administrative Bank will reallocate the outstanding Loans hereunder (including any Loans made by any new or increasing Lender pursuant to this Section 2.15) such that, after giving effect thereto, the ratio of each Lender’s (including each new or increasing Lender’s) share of outstanding Loans to its share of Commitments is the same as that of each other Lender. For the avoidance of doubt, such reallocation may require the reallocation of Loans from an existing Lender to a new or increasing Lender. In connection with any such reallocation of the outstanding Loans, the (i) Administrative Bank will give advance notice sufficient to comply with the applicable timing period in Section 2.3 to each Lender which is required to fund any amount or receive any partial repayment in connection therewith and (ii) applicable Lender or Lenders will fund such amounts up to their respective shares of the Loans being reallocated and the Administrative Bank shall remit to any applicable Lenders its applicable portion of such funded amount if necessary to give effect to the reallocation of such Loans. In connection with such repayment made with respect to such reallocation (to the extent such repayment is required), the Borrowers shall pay (i) all interest due on the amount repaid to the date of repayment on the immediately following Interest Payment Date and (ii) any amounts due pursuant to Section 4.5 as a result of such reallocation occurring on any date other than an Interest Payment Date.

Section 3. PAYMENT OF OBLIGATIONS

3.1. Revolving Credit Notes. Lenders may request that the Loans be evidenced by a promissory note. In such event, each Borrower shall execute and deliver a Note or Notes in the form of Exhibit B (with blanks appropriately completed in conformity herewith), in favor of the applicable Lender. Each Borrower agrees, from time to time, upon the request of the Administrative Bank or any Lender, to reissue a new Note, in accordance with the terms and in the form heretofore provided, to the Administrative Bank or such Lender, in renewal of and substitution for the Note previously issued by such Borrower to the Administrative Bank or such Lender, and such previously issued Note shall be returned to such Borrower marked “replaced”.

3.2. Payment of Obligations. The Principal Obligations outstanding on the Maturity Date, together with all accrued but unpaid interest thereon and any other outstanding Obligations, shall be due and payable on the Maturity Date.

3.3. Payment of Interest.

(a) Interest. Interest on each Borrowing and any portion thereof shall commence to accrue in accordance with the terms of this Credit Agreement and the other Loan Documents as of the date of the disbursement or wire transfer of such Borrowing by the Administrative Bank, consistent with the provisions of Section 2.6, notwithstanding whether the Borrowers received the benefit of such Borrowing as of such date and even if such Borrowing is held in escrow pursuant to the terms of any escrow arrangement or agreement. When a Borrowing is disbursed by wire transfer pursuant to instructions received from the Borrowers in accordance with the related Request for Borrowing, then such Borrowing shall be considered made at the time of the transmission of the wire, rather than the time of receipt thereof by the receiving bank. With regard to the repayment of the Loans, interest shall continue to accrue on any amount repaid until such time as the repayment has been received in federal or other immediately available funds by the Administrative Bank in the Administrative Bank’s account described in Section 3.4, or any other account of the Administrative Bank which the Administrative Bank designates in writing to the Borrowers.

(b) Interest Payment Dates. Accrued and unpaid interest on the Obligations shall be due and payable in arrears (i) on each Interest Payment Date and (ii) upon the occurrence and during the continuance of an Event of Default, at any time upon demand by the Administrative Bank. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

3.4. Payments on the Obligations.

(a) Credit Party Payments. All payments of principal of, and interest on, the Obligations under this Credit Agreement by any Borrower to or for the account of the Lenders, or any of them, shall be made without condition or deduction or counterclaim, set-off, defense or recoupment by the Borrowers for receipt by the Administrative Bank before 1:00 p.m. in federal or other immediately available funds to the Administrative Bank at the account designated by Administrative Bank in Schedule IV hereto, as such schedule may be amended or modified by the Administrative Bank upon written notice to the Borrowers. Funds received after 1:00 p.m. shall be treated for all purposes as having been received by the Administrative Bank on the first Business Day next following receipt of such funds. All payments shall be made in Dollars.

(b) Lender Payments. Except as provided in Section 12.12, each Lender shall be entitled to receive its Pro Rata Share of each payment received by the Administrative Bank hereunder for the account of the Lenders on the Obligations. Each payment received by the Administrative Bank hereunder for the account of a Lender shall be promptly distributed by the Administrative Bank to such Lender. The Administrative Bank and each Lender hereby agree that payments to the Administrative Bank by the Borrowers of principal of, and interest on, the Obligations by the Borrowers to or for the account of the Lenders in accordance with the terms of this Credit Agreement, the Notes and the other Loan Documents shall constitute satisfaction of the Borrowers’ obligations with respect to any such payments, and the Administrative Bank shall indemnify, and each Lender shall hold harmless, the Borrowers from any claims asserted by any Lender in connection with the Administrative Bank’s duty to distribute and apportion such payments to the Lenders in accordance with this Section 3.4.

(c) Application of Payments. So long as no Event of Default has occurred and is continuing, all payments made on the Obligations shall be applied as directed by the Borrowers. At all times when an Event of Default has occurred and is continuing, all payments made on the Obligations shall be credited, to the extent of the amount thereof, in the following manner: (i) first, against all costs, expenses and other fees (including attorneys’ fees) arising under the terms hereof; (ii) second, against the amount of interest accrued and unpaid on the Obligations as of the date of such payment; (iii) third, against all principal due and owing on the Obligations as of the date of such payment; and (iv) fourth, to all other amounts constituting any portion of the Obligations.

3.5. Prepayments.

(a) Voluntary Prepayments. A Borrower may, upon written notice to the Administrative Bank, at any time or from time to time voluntarily prepay one or more Loans in whole or in part without premium or penalty on any Business Day; provided that: (i) such notice must be received by the Administrative Bank not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of SOFR Rate Loans and one (1) Business Day prior to any date of prepayment of Reference Rate Loans; and (ii) any prepayment of Loans shall be in a principal amount of $200,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date (which shall be a Business Day) and amount of such prepayment. The Administrative Bank will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such written notice is given by a Borrower, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 4. Each such prepayment shall be applied to the Obligations held by each Lender in accordance with its respective Pro Rata Share.

(b) Mandatory Prepayment; Excess Loans Outstanding. If on any day the Principal Obligations exceed the Available Commitment (including, without limitation, as a result of an Exclusion Event or from any pro forma calculation taking into account a pending Investor Transfer or permitted withdrawal), then the applicable Borrowers shall pay without further demand such excess to the Administrative Bank, for the benefit of the Lenders, in immediately available funds by the Required Payment Time. Each Borrower hereby agrees that the Administrative Bank may withdraw from the applicable Borrower’s Collateral Account any Capital Contributions deposited therein and apply the same to the Principal Obligations owing by such Borrower upon notice and until such time as the payment obligations owing by such Borrower pursuant to this Section 3.5(b) have been satisfied in full.

3.6. Reduction or Early Termination of Commitments. So long as no Request for Borrowing is outstanding, the Borrowers may terminate the Commitments, or reduce the Maximum Commitment, by giving prior irrevocable written notice to the Administrative Bank of such termination or reduction five (5) Business Days prior to the effective date of such termination or reduction (which date shall be specified by the Borrowers in such notice and shall be a Business Day): (i) in the case of complete termination of the Commitments, upon prepayment of all of the outstanding Obligations, including, without limitation, all interest accrued thereon, in accordance with the terms of Section 3.3; or (ii) in the case of a reduction of the Maximum Commitment, upon prepayment of the amount by which the Principal Obligations exceed the reduced Available Commitment resulting from such reduction, including, without limitation, payment of all interest accrued thereon, in accordance with the terms of Section 3.3. Notwithstanding the foregoing: (x) any reduction of the Maximum Commitment shall be in an amount equal to $10,000,000 or multiples thereof; and (y) in no event shall a reduction by the Borrowers reduce the Maximum Commitment to an amount that is less than $25,000,000 (in each case, except for a termination of all the Commitments). Promptly after receipt of any notice of reduction or termination, the Administrative Bank shall notify each Lender of the same. Any reduction of the Maximum Commitment shall reduce the Commitments of the Lenders according to their Pro Rata Share.

3.7. Lending Office. Each Lender may: (a) designate its principal office or a branch, subsidiary or Affiliate of such Lender as its Lending Office (and the office to whose accounts payments are to be credited) for any Loan and (b) change its Lending Office from time to time by written notice to the Administrative Bank and the Borrowers. In such event, the Administrative Bank shall continue to hold the Note, if any, evidencing the Loans attributable to such Lender for the benefit and account of such branch, subsidiary or Affiliate. Each Lender shall be entitled to fund all or any portion of its Commitment in any manner it deems appropriate, consistent with the provisions of Section 2.5.

Section 4. CHANGE IN CIRCUMSTANCES

4.1. Taxes.

(a) [Reserved].

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding, (ii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and (iii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Credit Parties. Without limiting the provisions of Section 4.1(b) above, the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Bank timely reimburse it for the payment of, any Other Taxes.

(d) Tax Indemnification. (i) The Credit Parties shall, and each does hereby, severally, but not jointly, indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.1) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Bank), or by the Administrative Bank on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Each Lender shall, and does hereby, severally indemnify the Administrative Bank, and shall make payment in respect thereof within ten (10) days after demand therefor, for (x) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified the Administrative Bank for such Indemnified Taxes and without limiting the obligation of any Borrower to do so), (y) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.11 relating to the maintenance of a Participant Register and (z) any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Bank in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Bank shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Bank to set off and apply any and all amounts at any time owing to such Lender under this Credit Agreement or any other Loan Document against any amount due to the Administrative Bank under this clause (ii).

(e) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Credit Party to a Governmental Authority, such Credit Party shall deliver to the Administrative Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Bank.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Bank, at the time or times reasonably requested by the Borrowers or the Administrative Bank, such properly completed and executed documentation reasonably requested in writing by the Borrowers or the Administrative Bank as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested in writing by the Borrowers or the Administrative Bank, shall deliver such other documentation prescribed by Applicable Law or reasonably requested in writing by the Borrowers or the Administrative Bank as will enable the Borrowers or the Administrative Bank to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.1(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A)

any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Bank on or prior to the date on which such Lender becomes a Lender (and from time to time thereafter upon the reasonable written request of such Borrower or the Administrative Bank), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)

any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Bank (in such number of copies as shall be requested in writing by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender (and from time to time thereafter upon the reasonable written request of the Borrowers or the Administrative Bank), whichever of the following is applicable:

(i)

in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of either IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)	executed copies of IRS Form W-8ECI;

(iii)

in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit S-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(iv)

to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) a U.S. Tax Compliance Certificate substantially in the form of Exhibit S-2 or Exhibit S-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit S-4 on behalf of each such direct and indirect partner;

(C)

any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Bank (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Bank), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers or the Administrative Bank to determine the withholding or deduction required to be made; and

(D)

Each Lender shall deliver to the Borrowers and the Administrative Bank at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrowers or the Administrative Bank such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Bank as may be necessary for the Borrowers and the Administrative Bank to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.1(f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Bank in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.1 (including by the payment of additional amounts pursuant to this Section 4.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.1(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 4.1(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.1(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 4.1(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Credit Party Obligations Not Joint. Each Credit Party’s obligations under this Section 4.1 shall be several, and not joint, and each Credit Party shall be liable only for its own obligations hereunder.

(i) Survival. Each party’s obligations under this Section 4.1 shall survive the resignation or replacement of the Administrative Bank or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

4.2. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Bank), (a) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Reference Rate Loans to SOFR Loans, shall be suspended, and (b) the interest rate on which Reference Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Bank without reference to clause (c) of the definition of “Reference Rate”, in each case until such Lender notifies the Administrative Bank and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Bank), prepay or, if applicable, convert all SOFR Loans to Reference Rate Loans (the interest rate on which Reference Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Bank without reference to clause (c) of the definition of “Reference Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day, and (ii) if necessary to avoid such illegality, the Administrative Bank shall during the period of such suspension compute the Reference Rate without reference to clause (c) of the definition of “Reference Rate,” in each case until the Administrative Bank is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 4.4.

4.3. Inability to Determine Rates; Benchmark Replacement Setting.

(a) If, on or prior to the first day of any Interest Period, for any SOFR Loan, the Administrative Bank determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, the Administrative Bank will promptly so notify the Borrower and each Lender. Upon notice thereof by the Administrative Bank to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Reference Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Bank revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Reference Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Reference Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 4.5. Subject to Section 4.3, if the Administrative Bank determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Reference Rate Loans shall be determined by the Administrative Bank without reference to clause (c) of the definition of “Reference Rate” until the Administrative Bank revokes such determination.

(b) Benchmark Replacement.

(a) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Bank and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Bank has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Bank has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 4.3(b) will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Bank will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Bank will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Bank will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.3(d). Any determination, decision or election that may be made by the Administrative Bank or, if applicable, any Lender (or group of Lenders) pursuant to this

Section 4.3, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.3.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate ) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Bank in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Bank may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Bank may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Rate Loans of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Reference Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Reference Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Reference Rate.

4.4. Increased Cost and Capital Adequacy.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in Adjusted SOFR);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or other Recipient, the Borrowers shall promptly pay to any such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered in accordance with Section 4.4(c).

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, relating to capital adequacy or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Credit Agreement, the Commitment of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered in accordance with Section 4.4(c).

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in Section 4.4(a) or Section 4.4(b) of this Section shall be delivered to the Borrowers in the event that any such amounts are requested thereunder and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate by the Required Payment Time.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

4.5. Funding Losses. Promptly following demand of any Lender (with a copy to the Administrative Bank) from time to time, the Borrowers shall pay the Administrative Bank for the account of such Lender, such amount or amounts as shall compensate such Lender for, and hold such Lender harmless from, any actual out-of-pocket loss, cost or expense incurred by such Lender in obtaining, liquidating or employing deposits or other funds from third parties as a result of (a) any failure or refusal of the Borrowers (for any reasons whatsoever other than a default by the Administrative Bank or any Lender) to accept a Loan after the Borrowers shall have requested such Loan under this Credit Agreement, (b) any prepayment or other payment of a SOFR Rate Loan on a day other than the last day of the Interest Period applicable to such Loan, (c) any other prepayment of a Loan that is otherwise not made in compliance with the provisions of this Credit Agreement, or (d) the failure of the Borrowers to make a prepayment of a Loan after giving notice under this Credit Agreement, that such prepayment will be made. Any such payments shall be made by the Required Payment Time.

4.6. Requests for Compensation. If requested by one or more Borrowers in connection with any demand for payment pursuant to this Section 4, a Lender shall provide to the Borrowers, with a copy to the Administrative Bank, a certificate setting forth in reasonable detail the basis for such demand, the amount required to be paid by the Borrowers to such Lender and the computations made by such Lender to determine such amount, such certificate to be conclusive and binding in the absence of manifest error. This Section 4.6 shall not be construed to require any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrowers or any other Person. Any such amount payable by the Borrowers shall not be duplicative of any amounts (a) previously paid under this Section 4, or (b) included in the calculation of SOFR.

4.7. Survival. Without prejudice to the survival of any other agreement of the Borrowers hereunder, all of the Borrowers’ rights and obligations under this Section 4 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Credit Agreement or any provision hereof. Each Lender shall notify the Borrowers of any event occurring after the termination of this Credit Agreement entitling such Lender to compensation under this Section 4 as promptly as practicable.

4.8. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 4.4, or requires any Borrower to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, then such Lender shall, at the request of the Borrowers, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.4 or Section 4.1, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 4.4, or if any Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 4.8(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then one or more Borrowers may, at their sole expense and effort, so long as no Event of Default or Potential Default has occurred and is continuing, upon notice to such Lender and the Administrative Bank, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.11), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.4 or Section 4.1) and obligations under this Credit Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) one or more Borrowers shall have paid to the Administrative Bank the assignment fee (if any) specified in Section 12.11;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under this Section 4) from the assignee (to the extent of such outstanding principal) or the Borrowers (in the case of accrued interest, fees and all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 4.4 or payments required to be made pursuant to Section 4.1, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with Applicable Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 5. SECURITY

5.1. Liens and Security Interest.

(a) Capital Commitments and Capital Calls.

(i) To secure performance by a Feeder Fund of the payment and the performance of its obligations to the applicable Blocker, such Feeder Fund and its Feeder Fund General Partner, each to the extent of their respective interests therein, shall grant to the applicable Blocker a first priority, exclusive, perfected security interest and Lien (subject to Permitted Liens) in and on their Collateral pursuant to the applicable Feeder Fund Security Agreement, the related financing statements and the other related documents.

(ii) To secure performance by a Blocker of the payment and the performance of its obligations to the Initial Borrower, such Blocker and its Blocker Managing Member, each to the extent of their respective interests therein, shall grant to the Initial Borrower a first priority, exclusive, perfected security interest and Lien (subject to Permitted Liens) in and on their Collateral pursuant to the applicable Blocker Security Agreement, the related financing statements and the other related documents.

(iii) To secure performance by the Borrowers of the payment and the performance of the Obligations, the Borrowers and, to the extent applicable, the applicable Borrower General Partners, each to the extent of their respective interests therein, shall grant to the Administrative Bank, for the benefit of each of the Secured Parties, a first priority, exclusive, perfected security interest and Lien (subject to Permitted Liens) in and on their Collateral pursuant to the Borrower Security Agreements, the related financing statements and the other related documents.

(b) Reliance. The Borrowers agree that the Administrative Bank and each Lender has entered into this Credit Agreement, extended credit hereunder and at the time of each Loan will make such Loan in reasonable reliance on the obligations of the Investors to fund their respective Capital Commitments as shown in their Subscription Agreements and accepted by the applicable Borrower or a Feeder Fund, as applicable, and delivered in connection herewith and accordingly, it is the intent of the parties that such Capital Commitments may be enforced by the Administrative Bank (acting as agent for the Initial Borrower (and not in its own capacity), as and to the extent contemplated by Section 1.7), and ultimately for the benefit of the Lenders and other Secured Parties, pursuant to the terms of the Loan Documents, directly against the Investors without further action by the applicable Borrower or Borrower General Partner or the applicable Feeder Fund or Feeder Fund General Partner during the continuance of an Event of Default, and notwithstanding any compromise of any such Capital Commitment by the applicable Borrower or Borrower General Partner or the applicable Feeder Fund or Feeder Fund General Partner after the Closing Date as provided in 6 Del. C. §17-502(b)(1). Notwithstanding the foregoing, but subject to Section 10.2, in the event that Administrative Bank seeks to enforce the Capital Commitments of one or more Investors it shall require such Investor to fund its Capital Contribution to the applicable Collateral Account.

The security agreements, financing statements, assignments, collateral assignments and any other documents and instruments from time to time executed and delivered pursuant to this Credit Agreement to grant, perfect and continue a security interest in the Collateral, including without limitation the Security Agreements, the Collateral Account Pledges and the Control Agreements, and any documents or instruments amending or supplementing the same, shall be collectively referred to herein as the “Collateral Documents.”

5.2. The Collateral Accounts; Capital Calls.

(a) The Collateral Accounts. To the extent a Borrower, a Blocker or a Feeder Fund receives Capital Contributions directly from Investors, each such Borrower, Blocker, or Feeder Fund shall, prior to the Closing Date, establish, one or more Collateral Accounts and shall direct any applicable Investor Capital Contributions received directly by such Borrower, Blocker or Feeder Fund as applicable, into such Collateral Accounts. Each Borrower, each Blocker and each Feeder Fund shall deposit any Capital Call proceeds from Investors received otherwise into the applicable Collateral Account within five (5) Business Days after receipt. No Credit Party shall nor shall any Credit Party cause or permit any of its Subsidiaries to, deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collateral Accounts, cash or cash proceeds other than (i) Capital Call proceeds or (ii) proceeds of Loans pursuant to this Credit Agreement. Each Collateral Account shall be a deposit account or a securities account (as defined in the UCC or substantial equivalent under foreign law) established with an Eligible Institution, as deposit bank or securities intermediary, in the name of the applicable Borrower, Blocker or Feeder, into which financial assets may be credited and as to which such Eligible Institution, as deposit bank or securities intermediary, undertakes to treat the Administrative Bank, on behalf of the Lenders, as entitled to exercise the rights that comprise such deposit account or financial assets in accordance with the terms of the applicable Deposit Account Control Agreement or Securities Account Control Agreement. If such deposit bank or securities intermediary ceases to be an Eligible Institution, the applicable Borrower, Blocker or Feeder will have thirty (30) days following notice from the Administrative Bank to move the Collateral Accounts to another Eligible Institution reasonably acceptable to the Administrative Bank, on behalf of the Lenders. If the deposit bank or securities intermediary terminates a Deposit Account Control Agreement or Securities Account Control Agreement, the applicable Borrower, Blocker or Feeder shall open new accounts that are subject to a Deposit Account Control Agreement or Securities Account Control Agreement with a replacement deposit bank or securities intermediary, which is an Eligible Institution, within thirty (30) days of such termination. As set forth in any Feeder Fund Acknowledgment and Confirmation, such Feeder Fund will require that Investors in such Feeder Fund that are required to fund their capital contributions directly to such Feeder Fund wire transfer to the applicable Feeder Fund Collateral Account all monies or sums paid or to be paid by the Investors pursuant to Capital Calls. In addition, each of the Borrowers shall and, pursuant to any Feeder Fund Acknowledgment and Confirmation or any Blocker Acknowledgment and Confirmation, as applicable, such Feeder Fund and such Blocker will, promptly deposit into a Collateral Account any payments and monies that any Credit Party receives directly from Investors as Capital Contributions.

(b) Use of the Collateral Accounts. The Credit Parties may withdraw funds from the Collateral Accounts only in compliance with Section 9.18. During the continuance of a Cash Control Event, the Administrative Bank is authorized to take exclusive control of the Collateral Accounts in accordance with the terms of the applicable Control Agreement. If the applicable Account Bank with respect to any Collateral Account ceases to be State Street or an Eligible Institution, each Borrower shall have thirty (30) days following notice from the Administrative Bank to move (or cause the applicable Feeder Fund or Blocker to move) its Collateral Account to a replacement Account Bank that is State Street or an Eligible Institution. If an Account Bank terminates a Control Agreement, the applicable Borrower shall (or cause the applicable Feeder Fund or Blocker to) open a new collateral account that is subject to a new Control Agreement, in form and substance satisfactory to the Administrative Bank, with a replacement Account Bank within thirty (30) days of such termination.

(c) No Duty. Notwithstanding anything to the contrary herein contained, it is expressly understood and agreed that neither the Administrative Bank nor any other Secured Party undertakes any duties, responsibilities, or liabilities with respect to the Capital Calls issued by the Borrowers, any Feeder Fund or any Blocker. None of them shall be required to refer to the Constituent Documents of any Credit Party, or a Subscription Agreement or any Side Letter, or take any other action with respect to any other matter that might arise in connection with the Constituent Documents of any Credit Party, a Subscription Agreement, a Side Letter or any Capital Call. None of them shall have any duty to determine or inquire into any happening or occurrence or any performance or failure of performance of any Credit Party or any of the Investors. None of them shall have any duty to inquire into the use, purpose, or reasons for the making of any Capital Call by any Credit Party or the investment or use of the proceeds thereof.

(d) Capital Calls and Disbursements from Collateral Accounts. The Borrowers shall issue, and (i) in accordance with any Feeder Fund Acknowledgment and Confirmation, directly or indirectly cause the applicable Feeder Fund to issue and (ii) in accordance with a Blocker Acknowledgment and Confirmation, directly or indirectly cause a Blocker to issue, Capital Calls at such times as are necessary in order to ensure the timely payment of the Obligations hereunder. Each Borrower hereby irrevocably authorizes and directs the Secured Parties, acting through the Administrative Bank, to charge from time to time the Collateral Accounts for amounts not paid when due (after the passage of any applicable grace period) to the Secured Parties or any of them hereunder and under the other Loan Documents; provided that promptly after any disbursement of funds from any such account to the Secured Parties, as contemplated in this Section 5.2(d), the Administrative Bank shall deliver a written notice of such disbursement to the Borrowers. Amounts in any Feeder Fund Collateral Account shall be subject to the restrictions contained in Section 9.18.

(e) No Representations. Neither the Administrative Bank nor any Secured Party shall be deemed to make at any time any representation or warranty as to the validity of any Capital Call nor shall the Administrative Bank or the Secured Parties be accountable for any Borrower Party’s use of the proceeds of any Capital Contribution.

It is hereby acknowledged that the Credit Parties debit the brokerage accounts of certain HNW Investors held at Alliance Bernstein to satisfy such HNW Investor’s obligation to fund Capital Contributions. In connection with such process, a HNW Investor may be required to fund the necessary amount to its brokerage account at Alliance Bernstein via a series of wires (including by initially funding to an aggregating deposit account in the name of Alliance Bernstein for such purpose). The Credit Parties agree that they will ensure that such Capital Contributions are then credited to the applicable Collateral Accounts of such HNW Investors when called in accordance with the terms of the Constituent Documents and the terms hereof.

5.3. Agreement to Deliver Additional Collateral Documents. The Credit Parties shall deliver such security agreements, financing statements, assignments, and other collateral documents (all of which shall be deemed part of the Collateral Documents), in form and substance satisfactory to the Administrative Bank, as the Administrative Bank acting on behalf of the Secured

Parties may request from time to time for the purpose of granting to, or maintaining or perfecting in favor of the Secured Parties, first priority security interests in the Collateral (subject to Permitted Liens), together with other assurances of the enforceability and first priority of the Secured Parties’ Liens and assurances of due recording and documentation of the Collateral Documents or copies thereof, as the Administrative Bank may reasonably require to avoid material impairment of the first priority Liens and security interests granted or purported to be granted in accordance with this Section 5.

5.4. Subordination. During the continuance of a Cash Control Event, no Credit Party shall make any payments or advances of any kind, directly or indirectly, on any debts and liabilities to any other Credit Party, any Investor or the Investment Manager whether now existing or hereafter arising and whether direct, indirect, several, joint and several, or otherwise, and howsoever evidenced or created (collectively, the “Other Claims”); provided that “Other Claims” does not include, and for the avoidance of doubt nothing in this Section 5.4 shall prohibit the Borrowers from paying, (i) any Distributions made by the Borrowers in accordance with the final sentence of Section 9.17 and (ii) any management fees payable pursuant to the final sentence of this Section 5.4. All Other Claims, together with all Liens on assets securing the payment of all or any portion of the Other Claims shall at all times during the continuance of a Cash Control Event be subordinated to and inferior in right and in payment to the Obligations and all Liens on assets securing all or any portion of the Obligations, and each Credit Party agrees to take such actions as are reasonably necessary to provide for such subordination between it and any other Credit Party, inter se, including but not limited to including provisions for such subordination in the documents evidencing the Other Claims. The Investment Manager acknowledges and agrees that at any time a Cash Control Event has occurred and is continuing and there are Obligations outstanding, the payment of any and all management or other fees due and owing to it from any Credit Party shall be subordinated to and inferior in right and payment to the Obligations in all respects; provided that such management fees may nevertheless be paid from a source other than the Collateral Account and the proceeds of Capital Contributions.

Section 6. CONDITIONS PRECEDENT TO LENDING.

6.1. Obligations of the Lenders. The obligation of the Lenders to advance the initial Borrowing hereunder shall not become effective until the date on which (i) the Administrative Bank shall have received each of the following documents and (ii) each of the other conditions listed below is satisfied or waived by the Administrative Bank (and to the extent specified below, each Lender) (each in form and substance satisfactory to the Administrative Bank, which satisfaction of such conditions must occur within one (1) Business Day of the date hereof):

(a) Credit Agreement. This Credit Agreement, duly executed and delivered by the Initial Borrower and the Initial General Partner;

(b) Note. A Note duly executed and delivered by each Borrower (if required) in accordance with Section 3.1;

(c) Security Agreement. The Borrower Security Agreement, duly executed and delivered by the parties thereto in favor of the Administrative Bank for the benefit of the Secured Parties;

(d) Collateral Account Pledge. The Borrower Collateral Account Pledge, duly executed and delivered by the parties thereto;

(e) Control Agreement. The Borrower Control Agreement, duly executed and delivered by the parties thereto;

(f) Filings.

(i) Satisfactory reports of searches of Filings (or the equivalent in any applicable foreign jurisdiction, as applicable) in the jurisdiction of formation of the Initial Borrower or where a filing has been or would need to be made in order to perfect the Initial Borrower’s and the Administrative Bank’s first priority security interest on behalf of the Secured Parties in the related Collateral, applicable (subject to Permitted Liens), copies of the financing statements on file in such jurisdictions and evidence that no Liens exist, or, if necessary, copies of proper financing statements, if any, filed on or before the date hereof necessary to terminate all security interests and other rights of any Person in any Collateral previously granted; and

(ii) Filings (or the equivalent in any applicable foreign jurisdiction, as applicable) satisfactory to the Administrative Bank with respect to the Collateral together with written evidence satisfactory to the Administrative Bank that the same have been filed, submitted for filing in the appropriate public filing office(s) in the Administrative Bank’s sole discretion, to perfect the Initial Borrower’s, the or Blocker’s or the Administrative Bank’s (on behalf of the Secured Parties) first priority security interest in the Collateral (subject to Permitted Liens);

(g) Responsible Officer Certificates. A certificate from a Responsible Officer of each Credit Party, in the form of Exhibit M;

(h) The Borrowers’ Constituent Documents. True and complete copies of the Constituent Documents of the Borrowers, together with certificates of existence and good standing (or other similar instruments) of the Borrowers, in each case certified by a Responsible Officer of the Borrowers to be correct and complete copies thereof and in effect on the date hereof;

(i) Management Agreement. A copy of the Management Agreement, duly executed by the parties thereto;

(j) Authority Documents. Certified resolutions of each Credit Party, authorizing the entry into the transactions contemplated herein and in the other Loan Documents, in each case certified by a Responsible Officer of such Person as correct and complete copies thereof and in effect on the date hereof;

(k) Incumbency Certificate. From each Credit Party, a signed certificate of a Responsible Officer, who shall certify the names of the Persons authorized, on the date hereof, to sign each of the Loan Documents and the other documents or certificates to be delivered pursuant to the Loan Documents on behalf of such Credit Party, together with the true signatures of each such Person; the Administrative Bank may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the authority and signatures of the Persons named in such further certificate;

(l) Opinions. A favorable written opinion of counsel to the Credit Parties in form and substance satisfactory to the Administrative Bank and its counsel, dated as of the Closing Date;

(m) Investor Documents. With respect to Investors:

(i) a copy of each Investor’s duly executed Subscription Agreement, Side Letter (if applicable) and Credit Link Document (if applicable); provided, however, if such Investor is a HNW Investor, delivery of such Investor’s duly executed Subscription Agreement shall be made to the Escrow Agent, and delivery of any Side Letter (if applicable) or Credit Link Document (if applicable) shall be made to the Administrative Bank;

(ii) a certificate of the Initial Borrower certifying that true, correct and complete copies of the Subscription Agreements of the HNW Investors as of the Closing Date have been delivered to the Escrow Agent in accordance with the terms of the Escrow Agreement; and

(iii) duly executed receipt of the Escrow Agent, acknowledging custody of the Subscription Agreements for each of the HNW Investors as of the Closing Date in accordance with the Escrow Agreement and Investor contact information as contemplated in Section 8.13.

(n) Fees; Costs and Expenses. Payment of all fees and other amounts due and payable on or prior to the date hereof, including pursuant to the Fee Letter, and, to the extent invoiced, reimbursement or payment of all reasonable expenses required to be reimbursed or paid by the Borrowers hereunder, including the fees and disbursements invoiced through the date hereof of the Administrative Bank’s special counsel, Cadwalader, Wickersham & Taft LLP, which may be deducted from the proceeds of such initial Borrowing;

(o) ERISA Status. With respect to each Borrower, either (i) a favorable written opinion of counsel to such Credit Party, addressed to the Secured Parties, reasonably acceptable to the Administrative Bank and its counsel, regarding the status of such Credit Party as an Operating Company (or a copy of such opinion addressed to the Investors, reasonably acceptable to the Administrative Bank and its counsel, together with a reliance letter with respect thereto, addressed to the Secured Parties); (ii) a certificate, addressed to the Secured Parties, signed by a Responsible Officer of such Credit Party that the underlying assets of such Credit Party do not constitute Plan Assets because less than 25% of the total value of each class of equity interests in such Credit Party is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA; or (iii) an ERISA Assurance Certificate;

(p) Collateral Accounts. Evidence that the Collateral Accounts have been established;

(q) “Know Your Customer” Information and Documents. Such information and documentation as is requested by the Lenders so that each of the Credit Parties has become KYC Compliant;

(r) Beneficial Ownership Certification. The Administrative Bank shall have received, sufficiently in advance of (but in any event not less than three (3) Business Days prior to) the Closing Date a Beneficial Ownership Certification in relation to each Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation;

(s) Borrowing Base Certificate. The Administrative Bank shall have received a Borrowing Base Certificate;

(t) Investor Contact Information. In accordance with the Escrow Agreement, contact information provided to the Escrow Agent for each Included Investor in form and substance sufficient to permit the Administrative Bank to make a Capital Call on all such Included Investors in accordance with the terms hereof;

(u) Escrow Agreement. A copy of the Escrow Agreement, duly executed by the parties thereto;

(v) ERISA Investors. A list of each ERISA Investor, which list shall be updated from time to time to add each such additional ERISA Investor at the time of any such subsequent ERISA Investor’s investment in Borrower; and

(w) Additional Information. Such other information and documents as may reasonably be required by the Administrative Bank and its counsel.

In addition, the Administrative Bank shall have completed to its satisfaction its due diligence review of the Borrowers, any Feeder Fund, any Blocker and each of their respective management, controlling owners, systems and operations.

6.2. Conditions to all Loans. The obligation of the Lenders to advance each Borrowing (including without limitation the initial Borrowing) hereunder is subject to satisfaction of the conditions precedent that:

(a) Representations and Warranties. The representations and warranties of the Credit Parties set forth herein and in the other Loan Documents are true and correct, in all material respects, on and as of the date of the advance of such Borrowing, with the same force and effect as if made on and as of such date;

(b) No Default. No event shall have occurred and be continuing, or would result from the Borrowing, which constitutes an Event of Default or a Potential Default;

(c) Request for Borrowing. The Administrative Bank shall have received a Request for Borrowing, together with a Borrowing Base Certificate;

(d) No Investor Excuses. Other than as disclosed to the Administrative Bank in writing, no Responsible Officer of the applicable Credit Party has knowledge or reason to believe any Investor would be entitled to exercise any withdrawal, excuse or exemption right under the applicable Constituent Documents, its Subscription Agreement or any Side Letter with respect to any investment being acquired in whole or in part with any proceeds of the related Loan (provided, that if the Credit Parties have disclosed a potential excuse or exemption right to the Administrative Bank in writing, the excused, withdrawn or exempted portion of the applicable Investor’s Unfunded Capital Commitment shall be excluded from the calculation of the Borrowing Base, but the Borrowers shall not be prohibited from such credit extension upon satisfaction of the other conditions therefor);

(e) Beneficial Ownership Certification. At least three (3) Business Days prior to any Borrowing, unless there has been no material change to the Beneficial Ownership Certification previously provided by the Borrower pursuant to Section 6.1, such Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to Administrative Bank an updated Beneficial Ownership Certification;

(f) Available Commitment. After giving effect to the proposed Borrowing, the Principal Obligations will not exceed the Available Commitment; and

(g) Fees; Costs and Expenses. Payment of all fees and other amounts due and payable by any Credit Party on or prior to the date of such Borrowing and, to the extent invoiced, reimbursement or payment of all expenses required to be reimbursed or paid by any Credit Party hereunder, including the fees and disbursements invoiced through the date of such Borrowing of the Administrative Bank’s special counsel, Cadwalader, Wickersham & Taft LLP, which may be deducted from the proceeds of such Borrowing.

6.3. Addition of Qualified Borrowers. The obligation of the Lenders to advance a Borrowing to a proposed Qualified Borrower hereunder is subject to the conditions that the Borrowers shall have given the Administrative Bank at least fifteen (15) Business Days prior written notice and each of the following:

(a) Approval of Qualified Borrower. In order for an entity to be approved as a Qualified Borrower (i) the Borrowers must obtain the written consent of each Lender, not to be unreasonably withheld; (ii) such entity shall be one in which a Borrower or another Credit Party owns a direct or indirect ownership interest, or through which the Borrower or another Credit Party may acquire an investment, the indebtedness of which entity can be guaranteed by such Borrower or the applicable Feeder Fund under their Constituent Documents (a “Qualified Borrower”); and (iii) the provisions of this Section 6.3 shall be satisfied;

(b) Guaranty of Qualified Borrower Obligations. The applicable Borrower shall provide to the Administrative Bank and each of the Lenders an unconditional guaranty of payment in the form of Exhibit J (the “Qualified Borrower Guaranty”, and such guaranties, collectively, the “Borrower Guaranties”), which shall be enforceable against the Borrower for the payment of a Qualified Borrower’s debt or obligation to the Lenders;

(c) Qualified Borrower Promissory Note. Such Qualified Borrower shall execute and deliver a promissory note, in the form of Exhibit I (a “Qualified Borrower Promissory Note”), payable to the Administrative Bank, for the benefit of the Secured Parties;

(d) Authorizations of Qualified Borrower. The Administrative Bank shall have received from the Qualified Borrower appropriate evidence of the authorization of the Qualified Borrower approving the execution, delivery and performance of the Qualified Borrower Promissory Note, duly adopted by the Qualified Borrower, as required by Applicable Law or agreement, and accompanied by a certificate of an authorized Person of such Qualified Borrower stating that such authorizations are true and correct, have not been altered or repealed and are in full force and effect;

(e) Incumbency Certificate. The Administrative Bank shall have received from the Qualified Borrower a signed certificate of a Responsible Officer of the Qualified Borrower which shall certify the names of the Persons authorized to sign the Qualified Borrower Promissory Note and the other documents or certificates to be delivered pursuant to the terms hereof by such Qualified Borrower, together with the true signatures of each such Person. The Administrative Bank may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the authority and signatures of the Persons named in such further certificate;

(f) Opinion of Counsel to Qualified Borrowers. The Administrative Bank shall have received a favorable written opinion of counsel for the Qualified Borrower, in form and substance satisfactory to the Administrative Bank;

(g) Opinion of Counsel to the Borrower. The Administrative Bank shall have received a favorable written opinion of counsel for the Borrowers with respect to the Qualified Borrower Guaranty, in form and substance satisfactory to the Administrative Bank;

(h) “Know Your Customer” Information and Documents. The Lenders shall have received all items required to make such Qualified Borrower KYC Compliant;

(i) Beneficial Ownership Certification. The Administrative Bank shall have received, sufficiently in advance of (but in any event not less than three (3) Business Days prior to) the addition of such Qualified Borrower, a Beneficial Ownership Certification in relation to each Qualified Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

(j) Fees, Costs and Expenses. Payment of all fees and other invoiced amounts due and payable by any Credit Party on or prior to the date of such Qualified Borrower becomes a Borrower hereunder and, to the extent invoiced, reimbursement or payment of all expenses required to be reimbursed or paid by any Credit Party hereunder, which may be deducted from the proceeds of any related Borrowing;

(k) Due Diligence Review. The Administrative Bank shall have completed to its satisfaction its due diligence review of such Qualified Borrower and its respective management, controlling owners, systems and operations;

(l) ERISA Status. With respect to the initial advance to such Qualified Borrower only, either (i) a favorable written opinion of counsel to such Qualified Borrower, addressed to the Secured Parties, reasonably acceptable to the Administrative Bank and its counsel, regarding the status of such Qualified Borrower as an Operating Company (or a copy of such opinion addressed to the Investors, reasonably acceptable to the Administrative Bank and its counsel, together with a reliance letter with respect thereto, addressed to the Secured Parties); or (ii) a certificate, addressed to the Secured Parties, signed by a Responsible Officer of such Qualified Borrower that the underlying assets of such Qualified Borrower do not constitute Plan Assets because less than 25% of the total value of each class of equity interests in such Qualified Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA; and

(m) Additional Information. The Administrative Bank shall have received such other information and documents in respect of such Qualified Borrower as may be required by the Administrative Bank and its counsel.

Upon the satisfaction of the requirements of this Section 6.3 described above, the Qualified Borrower shall be bound by the terms and conditions of this Credit Agreement as if it were a Borrower hereunder.

6.4. Addition of AIV Borrower and Parallel Fund Borrowers. The obligation of the Lenders to advance a Borrowing to a proposed AIV Borrower or Parallel Fund Borrower, as applicable, hereunder is subject to the conditions that the Borrowers shall have given the Administrative Bank at least fifteen (15) Business Days prior written notice (or such shorter period agreed to by the Administrative Bank in its sole and absolute discretion) and each of the following:

(a) Approval of AIV Borrower or Parallel Fund Borrower. In order for an entity to be approved as an AIV Borrower or a Parallel Fund Borrower, as applicable, (i) the Borrowers must obtain the written consent of each Lender, in its sole discretion; (ii) such entity shall be either an Alternative Investment Vehicle or a Parallel Investment Vehicle, as applicable, of a Borrower or the applicable Feeder Fund; (iii) the provisions of this Section 6.4 shall be satisfied and (iv) the Administrative Bank and the Lenders shall agree with the Borrowers on an acceptable amendment to the structure of the Credit Facility to accommodate the new Borrower on a several liability basis;

(b) Joinder and Security of New Borrower Obligations. The AIV Borrower or Parallel Fund Borrower and their general partners shall provide to the Administrative Bank and each of the Lenders duly executed documentation substantially similar, in the reasonable discretion of the Administrative Bank, to that executed by the Borrowers at the Closing Date, including but not limited to a joinder agreement to this Credit Agreement (pursuant to which it agrees to be jointly and severally liable for all Obligations), Collateral Documents and such other Loan Documents and Filings as the Administrative Bank may reasonably request;

(c) Borrower Note. Upon the request of the Administrative Bank, such AIV Borrower or Parallel Fund Borrower, as applicable, shall execute and deliver a promissory note, in the form of Exhibit B;

(d) Authorizations of Borrower. The Administrative Bank shall have received from the AIV Borrower or Parallel Fund Borrower, as applicable, appropriate evidence of the authorization of such Borrower approving the execution, delivery and performance of its Note, its applicable Collateral Documents and any other Loan Documents required of such Borrower, duly adopted by such Borrower, as required by Applicable Law or agreement, and accompanied by a certificate of an authorized Person of such Borrower stating that such authorizations are true and correct, have not been altered or repealed and are in full force and effect;

(e) Responsible Officer Certificates. A certificate from a Responsible Officer of each AIV Borrower or Parallel Fund Borrower, as applicable, in the form of Exhibit M;

(f) Constituent Documents. True and complete copies of the Constituent Documents of such AIV Borrower or Parallel Fund Borrower, as applicable, together with certificates of existence and good standing (or other similar instruments) of such Borrower, in each case certified by a Responsible Officer of such Person to be correct and complete copies thereof and in effect on the date such AIV Borrower or Parallel Fund Borrower, as applicable, becomes a Borrower hereunder and in each case satisfactory to the Administrative Bank in its sole discretion;

(g) ERISA Status. With respect to the initial advance to such AIV Borrower or Parallel Fund Borrower only, either (i) a favorable written opinion of counsel to such AIV Borrower or Parallel Fund Borrower, as applicable, addressed to the Secured Parties, reasonably acceptable to the Administrative Bank and its counsel, regarding the status of such AIV Borrower or Parallel Fund Borrower as an Operating Company (or a copy of such opinion addressed to the Investors, reasonably acceptable to the Administrative Bank and its counsel, together with a reliance letter with respect thereto, addressed to the Secured Parties); or (ii) a certificate, addressed to the Secured Parties, signed by a Responsible Officer of such AIV Borrower or Parallel Fund Borrower that the underlying assets of such Credit Party do not constitute Plan Assets because less than 25% of the total value of each class of equity interests in such Credit Party is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA;

(h) Incumbency Certificate. The Administrative Bank shall have received from the AIV Borrower or Parallel Fund Borrower, as applicable, a signed certificate of a Responsible Officer of such Borrower which shall certify the names of the Persons authorized to sign the Loan Documents to be delivered pursuant to the terms hereof by such Borrower, together with the true signatures of each such Person. The Administrative Bank may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the authority and signatures of the Persons named in such further certificate;

(i) Opinion of Counsel to AIV Borrower or Parallel Fund Borrower. The Administrative Bank shall have received a favorable written opinion of counsel for the AIV Borrower or Parallel Fund Borrower, as applicable, in form and substance satisfactory to the Administrative Bank;

(j) “Know Your Customer” Information and Documents. The Lenders shall have received all items required to make such AIV Borrower or Parallel Fund Borrower, as applicable, KYC Compliant;

(k) Beneficial Ownership Certification. The Administrative Bank shall have received, sufficiently in advance of (but in any event not less than three (3) Business Days prior to) the addition of such AIV Borrower or Parallel Fund Borrower, a Beneficial Ownership Certification in relation to each AIV Borrower or Parallel Fund Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

(l) Fees, Costs and Expenses. Payment of all fees and other invoiced amounts due and payable by any Credit Party on or prior to the date of such AIV Borrower or Parallel Fund Borrower, as applicable, becomes a Borrower hereunder and, to the extent invoiced, reimbursement or payment of all expenses required to be reimbursed or paid by any Credit Party hereunder, which may be deducted from the proceeds of any related Borrowing;

(m) Due Diligence Review. The Administrative Bank shall have completed to its satisfaction its due diligence review of such AIV Borrower or Parallel Fund Borrower, as applicable, and its respective management, controlling owners, systems and operations; and

(n) Additional Information. The Administrative Bank shall have received such other information and documents in respect of such AIV Borrower or Parallel Fund Borrower, as applicable, as may be required by the Administrative Bank and its counsel.

Upon the satisfaction of the requirements of this Section 6.4 described above, the AIV Borrower or Parallel Fund Borrower, as applicable, shall be bound by the terms and conditions of this Credit Agreement as a Borrower hereunder.

6.5. Addition of Feeder Funds. A proposed Feeder Fund shall be designated a Feeder Fund hereunder subject to (i) the Administrative Bank’s consent, such consent to be given in the sole discretion of the Administrative Bank (not to be unreasonably withheld or delayed), (ii) each Lender’s consent, each such consent to be given in the sole discretion of each Lender (not to be unreasonably withheld or delayed) and (iii) the Administrative Bank’s receipt of the following documents and satisfaction of the following conditions precedent (and upon the satisfaction of such requirements such proposed Feeder Fund shall be a Feeder Fund hereunder and for all purposes under the Loan Documents:

(a) Feeder Fund Acknowledgment and Confirmation. A Feeder Fund Acknowledgment and Confirmation, duly executed and delivered by such Feeder Fund, as applicable, and its Feeder Fund General Partner, if applicable in favor of the applicable Credit Party and the Administrative Bank;

(b) Feeder Fund Accession Agreement. A Feeder Fund Accession Agreement duly executed and delivered by such Feeder Fund, as applicable, and its Feeder Fund General Partner, if applicable, in favor of the applicable Credit Party and the Administrative Bank;

(c) Feeder Fund Security Agreement. A Feeder Fund Security Agreement, duly executed and delivered by such Feeder Fund and its Feeder Fund General Partner;

(d) Financing Statements.

(i) Searches of UCC filings (or their equivalent) in the jurisdiction of formation of such Feeder Fund and its Feeder Fund General Partner, or where a filing has been or would need to be made in order to perfect the Secured Parties’ first priority security interest in the Collateral given by such Feeder Fund and its Feeder Fund General Partner, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist, or, if necessary, copies of proper financing statements, if any, filed on or before the date of the related Feeder Fund Accession Agreement necessary to terminate all security interests and other rights of any Person in any Collateral previously granted; and

(ii) UCC financing statements satisfactory to the Administrative Bank with respect to the Collateral of such Feeder Fund and its Feeder Fund General Partner, together with written evidence satisfactory to the Administrative Bank that the same have been filed or submitted for filing in the appropriate public filing office(s), in the Administrative Bank’s sole discretion, to perfect the Secured Parties’ first priority security interest in such Collateral;

(e) Authorizations of Feeder Fund. The Administrative Bank shall have received from the Feeder Fund and its Feeder Fund General Partner, as applicable, appropriate evidence of the authorization of such Feeder Fund approving the execution, delivery and performance of its Feeder Fund Acknowledgment and Confirmation, Feeder Fund Accession Agreement, its applicable Collateral Documents and any other Loan Documents required of such Feeder Fund, duly adopted by such Feeder Fund, as required by Applicable Law or agreement, and accompanied by a certificate of an authorized Person of such Feeder Fund stating that such authorizations are true and correct, have not been altered or repealed and are in full force and effect;

(f) Responsible Officer Certificates. A certificate from a Responsible Officer of each Feeder Fund, as applicable, in the form of Exhibit M;

(g) Constituent Documents. True and complete copies of the Constituent Documents of such Feeder Fund, as applicable, together with certificates of existence and good standing (or other similar instruments) of such Feeder Fund, in each case certified by a Responsible Officer of such Person to be correct and complete copies thereof and in effect on the date such Feeder Fund, as applicable, becomes a Borrower hereunder and in each case satisfactory to the Administrative Bank in its sole discretion;

(h) Incumbency Certificate. The Administrative Bank shall have received from the Feeder Fund, a signed certificate of a Responsible Officer of such Feeder Fund which shall certify the names of the Persons authorized to sign the Loan Documents to be delivered pursuant to the terms hereof by such Feeder Fund, together with the true signatures of each such Person. The Administrative Bank may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the authority and signatures of the Persons named in such further certificate;

(i) Opinion of Counsel to Feeder Fund. The Administrative Bank shall have received a favorable written opinion of counsel for the Feeder Fund in form and substance satisfactory to the Administrative Bank;

(j) Collateral Accounts. Evidence that the Feeder Fund Collateral Account has been established;

(k) “Know Your Customer” Information and Documents. The Lenders shall have received all items required to make such Feeder Fund KYC Compliant;

(l) Beneficial Ownership Certification. The Administrative Bank shall have received, sufficiently in advance of (but in any event not less than three (3) Business Days prior to) the addition of such Feeder Fund, a Beneficial Ownership Certification in relation to each Feeder Fund that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

(m) Investor Documents. With respect to Investors:

(i) a copy of each Investor’s duly executed Subscription Agreement, Side Letter (if applicable) and Credit Link Document, if applicable;

(ii) if such Investor is a HNW Investor, delivery of each such HNW Investor’s duly executed Subscription Agreement to the Escrow Agent and delivery of any Side Letter (if applicable) or Credit Link Document (if applicable) to the Administrative Bank;

(iii) a certificate of the Borrowers certifying that true, correct and complete copies of the Subscription Agreements of the HNW Investors as of the Closing Date have been delivered to the Escrow Agent in accordance with the terms of the Escrow Agreement; and

(iv) duly executed receipt of the Escrow Agent, acknowledging custody of the Subscription Agreements for each of the HNW Investors as of the date of such Feeder Fund becoming a Borrower hereunder in accordance with the Escrow Agreement and Investor contact information as contemplated in Section 8.13.

(n) Fees, Costs and Expenses. Payment of all fees and other invoiced amounts due and payable by any Credit Party on or prior to the date of such Feeder Fund becoming a Borrower hereunder and, to the extent invoiced, reimbursement or payment of all expenses required to be reimbursed or paid by any Credit Party hereunder, which may be deducted from the proceeds of any related Borrowing;

(o) Due Diligence Review. The Administrative Bank shall have completed to its satisfaction its due diligence review of such Feeder Fund and its respective management, controlling owners, systems and operations; and

(p) Investor Contact Information. In accordance with the Escrow Agreement, contact information provided to the Escrow Agent for each Included Investor in form and substance sufficient to permit the Administrative Bank to make a Capital Call on all such Included Investors in accordance with the terms hereof; and

(q) Additional Information. The Administrative Bank shall have received such other information and documents in respect of such Feeder Fund as may be required by the Administrative Bank and its counsel.

Upon the satisfaction of the requirements of this Section 6.5 described above, the Feeder Fund shall be bound by the terms and conditions of this Credit Agreement as a Feeder Fund hereunder.

Section 7. REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Lenders to make the Loans hereunder, the Borrowers each hereby represents and warrants to the Administrative Bank and the Lenders that:

7.1. Organization and Good Standing. Each Credit Party is duly organized or duly incorporated, as applicable, validly existing and in good standing under the laws of its jurisdiction of formation, has the requisite power and authority to own its properties and assets and to carry on its business as now conducted, and is qualified to do business in each jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification except where the failure to be so qualified to do business would not have a Material Adverse Effect.

7.2. Authorization and Power. Each Credit Party has the partnership, limited liability company or corporate power, as applicable, and requisite authority to execute, deliver, and perform its respective obligations under this Credit Agreement, the Notes, and the other Loan Documents to be executed by it, its Constituent Documents, and its Subscription Agreements. Each Credit Party is duly authorized to, and has taken all partnership, limited liability company or corporate action, as applicable, necessary to authorize it to execute, deliver, and perform its obligations under this Credit Agreement, the Notes, such other Loan Documents, its Constituent Documents, and the Subscription Agreements, and is and will continue to be duly authorized to perform its obligations under this Credit Agreement, the Notes, such other Loan Documents, its Constituent Documents and the Subscription Agreements.

7.3. No Conflicts or Consents. None of the execution and delivery of this Credit Agreement, the Notes or the other Loan Documents, the consummation of any of the transactions herein or therein contemplated, or the compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene or conflict, in any material respect, with any provision of law, statute or regulation to which the Credit Party is subject or any judgment, license, order or permit applicable to the Credit Party or any indenture, mortgage, deed of trust or other material agreement or instrument to which the Credit Party is a party or by which the Credit Party may be bound, or to which the Credit Party may be subject. No consent, approval, authorization or order of any court or Governmental Authority, Investor or third party is required in connection with the execution and delivery by the Credit Party of the Loan Documents or to consummate the transactions contemplated hereby or thereby, including its Constituent Documents, except, in each case, for that which has already been waived or obtained.

7.4. Enforceable Obligations. This Credit Agreement, the Notes and the other Loan Documents to which such Credit Party is a party are the legal and binding obligations of such Credit Party, enforceable in accordance with their respective terms, subject to Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law).

7.5. Priority of Liens. The Collateral Documents create, as security for the Obligations, valid and enforceable, perfected first priority security interests in and Liens on all of the Collateral (a) of the Initial Borrower and the Initial General Partner in favor of the Administrative Bank for the benefit of the Secured Parties, subject to no other Liens (other than Permitted Liens), (b) of any Blocker and its Blocker Managing Member, subject to no other Liens (other than Permitted Liens), and (c) of any Feeder Fund and its Feeder Fund General Partner, subject to no other Liens (other than Permitted Liens), except as enforceability may be limited by Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law). Such security interests in and Liens on the Collateral shall be superior to and prior to the rights of all third parties in such Collateral, and, other than in connection with any future Change in Law or in the applicable Credit Party’s name, identity or structure, or its jurisdiction of organization, as the case may be, no further recordings or Filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than the filing of continuation statements in accordance with Applicable Law. Each Lien referred to in this Section 7.5 is and shall be the sole and exclusive Lien on the Collateral other than any Permitted Lien.

7.6. Financial Condition . The Credit Parties have delivered to the Administrative Bank the most recently available copies of the financial statements and reports described in Section 8.1 and the related statement of income, in each case certified by a Responsible Officer of such Credit Party to be true and correct; such financial statements fairly present the financial condition of such Credit Party as of the applicable date of delivery (or in the case of a pro forma balance sheet, estimated financial condition based on assumptions that such pro forma balance sheet has been prepared in accordance with GAAP, except as provided therein) in all material respects.

7.7. Full Disclosure. There is no fact known to a Responsible Officer of a Credit Party that such Credit Party has not disclosed to the Administrative Bank in writing which would reasonably be expected to have a Material Adverse Effect. All written factual information (other than financial projections, pro forma financial information, other forward looking information, information of a general economic or industry nature) heretofore furnished by such Credit Party, in connection with this Credit Agreement, the other Loan Documents or any transaction contemplated hereby is, and all such information hereafter furnished (taken as a whole) will be, true and correct in all material respects on the date as of which such information is stated or deemed stated in the context in which such information was given (or, in the case of any information prepared by third parties, such information (taken as a whole) is true and correct in all material respects to the knowledge of the Responsible Officers of such Credit Party).

7.8. No Default. No event has occurred and is continuing which constitutes an Event of Default or, to the knowledge of the Responsible Officers of such Borrower, a Potential Default.

7.9. No Litigation. (i) As of the Closing Date, there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings in any court or before any arbitrator or Governmental Authority (“Proceedings”) pending or, to the knowledge of the Responsible Officers of the applicable Credit Party, threatened, against any Credit Party, other than any such Proceeding that has been disclosed in writing by such Credit Party to the Administrative Bank or which would not, if adversely determined, have a Material Adverse Effect, and (ii) as of any date after the Closing Date, there are no such Proceedings pending or, to the knowledge of the Responsible Officers of the applicable Credit Party, threatened, against such Credit Party, other than any such Proceeding that would not be reasonably expected to have a Material Adverse Effect.

7.10. Material Adverse Effect. No circumstances exist or changes to any Credit Party have occurred since the date of the most recent financial statements of such Credit Party delivered to the Administrative Bank which would reasonably be expected to result in a Material Adverse Effect.

7.11. Taxes. Each Credit Party has timely filed or caused to be filed all Tax returns, information statements and reports required to have been filed and has paid or caused to be paid all Taxes (including mortgage recording Taxes), assessments, fees, and other governmental charges upon such Credit Party or upon any of its properties, income or franchises required to have been paid by it, except for any such Taxes as are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established, unless the failure to do so could not reasonably be expected to have a Material Adverse Effect. There is no proposed Tax assessment against any Credit Party or any basis for such assessment which could be likely to result in a Material Adverse Effect.

7.12. Principal Office; Jurisdiction of Formation. (a) Each of the principal office, chief executive office, and principal place of business of the Credit Parties is correctly listed on Schedule I as the same may be updated by written notice to the Administrative Bank from time to time in accordance with this Credit Agreement; and (b) the jurisdiction of formation of the Credit Parties is correctly listed on Schedule I, and each Credit Party is not organized under the laws of any other jurisdiction;.

7.13. ERISA. Each Borrower satisfies an exception under the Plan Asset Regulations so that its underlying assets do not constitute Plan Assets. Assuming that none of the assets of any Lender are deemed to be Plan Assets, or alternatively that the applicable Lender relies on a prohibited transaction exemption that is available with respect to the transaction, the execution, delivery and performance of this Credit Agreement and the other Loan Documents, the enforcement of the Obligations in accordance with the Loan Documents, and the borrowing and repayment of amounts under this Credit Agreement, do not and will not constitute a non-exempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A)—(D) of the Internal Revenue Code. No Credit Party or member of a Credit Party’s Controlled Group has established, maintains, contributes to, or has any liability (contingent or otherwise) with respect to any Plan.

7.14. Compliance with Law. Each Credit Party is in compliance with Applicable Laws, including, without limitation, Environmental Laws and ERISA, except where non-compliance would not be reasonably likely to have a Material Adverse Effect.

7.15. Environmental Matters. Each Credit Party (a) has not received any written notice or other written communication or otherwise learned of any Environmental Liability which would individually or in the aggregate be expected to have a Material Adverse Effect arising in connection with: (i) any actual or alleged non-compliance with or violation of any Environmental Law by such Credit Party or any permit issued under any Environmental Law to such Credit Party; or (ii) the Release or threatened Release of any Hazardous Material into the environment by such Credit Party or for which such Credit Party is alleged to be liable; and (b) has no actual liability or, to the knowledge of the Responsible Officers of such Credit Party, threatened liability in connection with the Release or threatened Release of any Hazardous Material into the environment or any Environmental Law which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

7.16. Capital Commitments and Contributions. All the Investors are set forth on Exhibit A (or on a revised Exhibit A delivered to the Administrative Bank in accordance with Sections 8.1(i) and Section 8.19), and the true and correct accepted Capital Commitment of each Investor is set forth on Exhibit A (or on any such revised Exhibit A). No Capital Calls have been delivered to any Investors other than any that have been disclosed in writing to the Administrative Bank. As of the date hereof, the aggregate amount of the Capital Commitments of each Investor is set forth on Exhibit A; and the aggregate Unfunded Capital Commitment that could be subject to a Capital Call is set forth on Exhibit A.

7.17. Fiscal Year. The fiscal year of such Credit Party is the calendar year.

7.18. Investor Documents. Each Investor has executed a Subscription Agreement which has been provided to the Escrow Agent. Each Side Letter that has been entered into has been delivered to the Administrative Bank. The Subscription Agreement, any Side Letter and any Credit Link Document that has been entered into by an Investor with a Capital Commitment greater than $1,000,000 has been delivered to the Administrative Bank. For each Investor, the Partnership Agreement, its Subscription Agreement (and any related Side Letter or Credit Link Document) set forth its entire agreement regarding its Capital Commitment.

7.19. Margin Stock. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loan will be used: (a) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock; (b) to reduce or retire any Indebtedness which was originally incurred to purchase or carry any such Margin Stock; or (c) for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation T, U, or X. No Credit Party nor any Person acting on behalf of the Credit Parties has taken or will take any action which might cause any Loan Document to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act, in each case as now in effect or as the same may hereafter be in effect. No Loan will be secured at any time by any Margin Stock.

7.20. Investment Company Status. No Credit Party is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

7.21. No Defenses. No Responsible Officer of such Credit Party has knowledge of any default or circumstance which with the passage of time and/or giving of notice, could constitute an event of default under its Constituent Documents, any Subscription Agreement, Side Letter or Credit Link Document which would constitute a defense to the obligations of the Investors to make Capital Contributions to a Borrower or the applicable Feeder Fund pursuant to a Capital Call in accordance with the applicable Subscription Agreements or the applicable Borrower’s or the applicable Feeder Fund’s Partnership Agreement, or has knowledge of any claims of offset or any other claims of the Investors against any Borrower or any Borrower General Partner which would or could diminish or adversely affect the obligations of the Investors to make Capital Contributions and fund Capital Calls in accordance with the Subscription Agreements (and any related Side Letters), the applicable Credit Party’s Partnership Agreement or Credit Link Document in any material respect.

7.22. No Withdrawals. No Investor is permitted to withdraw its interest in any Borrower or any Feeder Fund without the prior approval of the applicable Borrower, Feeder Fund, Borrower General Partner or Feeder Fund General Partner.

7.23. Sanctions; Anti-Corruption Laws. None of the Credit Parties, any of the Credit Parties’ Subsidiaries or, to the knowledge of the Credit Parties, any director, officer, employee, agent or affiliate of a Credit Party or any of its Subsidiaries is a Person that is, or is owned or controlled by one or more Persons that is (x) the subject or target of any sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”) or (y) located, organized or resident of a country, region or territory that is, or whose government is, the subject of comprehensive Sanctions. Each Credit Party is subject to policies and procedures designed to ensure compliance by the Credit Party and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. Each Credit Party and its Subsidiaries, and to the knowledge of the Credit Party, its and its Subsidiaries’ respective directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

7.24. Insider. No Credit Party is an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more Persons owns, controls, or has the power to vote more than ten percent (10%) of any class of voting securities” (as those terms are defined in 12 U.S.C. §375b or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a subsidiary, or of any subsidiary, of a bank holding company of which any Lender is a subsidiary, of any bank at which any Lender maintains a correspondent account, or of any bank which maintains a correspondent account with any Lender.

7.25. Investors. The Borrowing Base Certificate, as it may be updated in writing from time to time by the Borrowers, is true and correct in all material respects.

7.26. Organizational Structure. The structure of the Credit Parties is as depicted on Schedule III. The Credit Parties have not formed any Alternative Investment Vehicles or Parallel Investment Vehicles that are not depicted on Schedule III (or an updated Schedule III in connection with the formation of an Alternative Investment Vehicle or Parallel Investment Vehicle).

7.27. No Brokers. Other than as disclosed to the Administrative Bank in writing, none of the Credit Parties or the Investment Manager has dealt with any broker, investment banker, agent or other Person (except for the Administrative Bank, the Lenders and any Affiliate of the foregoing) who may be entitled to any commission or compensation in connection with the Loan Documents, the Loans or a transaction under or pursuant to this Credit Agreement or the other Loan Documents.

7.28. Financial Condition. The Borrowers and any Feeder Fund, taken as a whole, are Solvent.

7.29. Beneficial Ownership Certifications. As of the Closing Date, the information included in the Beneficial Ownership Certification provided pursuant to Section 6.1 is true and correct in all respects.

7.30. HNW Subscription Agreements. Each HNW Investor has executed a Subscription Agreement in the form of Exhibit T hereto.

Section 8. AFFIRMATIVE COVENANTS OF THE CREDIT PARTIES

So long as the Lenders have any commitment to lend hereunder, and until payment and performance in full of the Obligations (other than contingent reimbursement and indemnification obligations not then due) under this Credit Agreement and the other Loan Documents, each Borrower agrees that:

8.1. Financial Statements, Reports and Notices. The Borrowers shall deliver to the Administrative Bank sufficient copies for each Lender of the following:

(a) Financial Reports.

(i) Annual Reports. Beginning with the fiscal year ending December 31, 2021, as soon as available, but no later than one hundred twenty (120) days after the end of the fiscal year for each of the Borrowers and any Feeder Fund, the audited consolidated balance sheet and related statements of operations, income, partners’, members’ or shareholders’ equity and cash flows of the Borrowers and any Feeder Fund as of the end of and for such year, setting forth in each case in comparative form (if applicable) the figures for the previous fiscal year, all reported on by a firm of nationally recognized independent certified public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrowers and any Feeder Fund on a consolidated basis in accordance with GAAP consistently applied and, subject to normal year-end audit adjustments and the absence of footnotes.

(ii) Quarterly Reports. As soon as available, but no later than ninety (90) days after the end of each of the first three fiscal quarters of the Borrowers and any Feeder Fund, the unaudited consolidated balance sheet and related statements of operations, income, partners’, members’ or shareholders’ equity and cash flows of the Borrowers and any Feeder Fund as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Responsible Officer of the Borrowers and any Feeder Fund as presenting fairly in all material respects the financial condition and results of operations of the Borrowers and any Feeder Fund on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(b) Compliance Certificate. On the date any financial statements are due pursuant to Section 8.1(a), a compliance certificate in the form of Exhibit N (the “Compliance Certificate”), certified by a Responsible Officer of each Borrower to be true and correct, (i) stating whether any Event of Default or, to the knowledge of such Persons, any Potential Default exists; (ii) stating that, to the knowledge of the Responsible Officers of the applicable Borrower, no Exclusion Event has occurred with respect to any Included Investor (that has not previously been disclosed to the Administrative Bank in writing); (iii) certifying compliance with Section 8.22 of this Credit Agreement, and (iv) setting forth: (A) a description of the investments acquired, sold or otherwise disposed of by the Borrowers during the preceding quarter and a list setting forth the applicable “Commitment Period” (as defined in the applicable Partnership Agreement) expiration for each Investor; (B) in the case of a Compliance Certificate delivered in connection with a fiscal year-end report by the Borrowers, a description of the investments acquired, sold or otherwise disposed of by the Borrowers during such fiscal year, and a statement of the capital account of each Investor; (C) the aggregate Unfunded Capital Commitments of the Investors and, separately, the aggregate Unfunded Capital Commitments of the Included Investors; and (D) the calculations for the Available Commitment as of the end of such quarter.

(c) Capital Calls. (i) Within two (2) Business Days following the issuance of a Capital Call, the applicable Borrower or Feeder Fund shall notify the Administrative Bank of the making of such Capital Call and shall provide information as to the timing and amount of such Capital Call for each Investor (which detail may be set forth on an excel file) along with an exemplar copy of the Capital Call that was delivered to the Investors; and (ii) a report of all Investors failing to fund their Capital Contributions delivered the fifth (5th) Business Day following issuance by a Credit Party of notice to the Investors that failed to fund that such amount remains unpaid (which notice shall be issued no later than two (2) Business Days of the date such amount was initially due along with prompt notification to the Administrative Bank that such notice has been issued) when such Capital Contributions are due pursuant to the related Capital Call therefor and every fifth (5th) Business Day thereafter until all Investors have funded their Capital Contributions or the applicable Borrower or Feeder Fund certifies that it does not reasonably expect further Capital Contributions on account of such Capital Call.

(d) Notice of Default. Within one (1) Business Day of becoming aware of the existence of any condition or event which constitutes an Event of Default and within three (3) Business Days of becoming aware of the existence of any condition or event which constitutes a Potential Default, the Credit Parties shall furnish to the Administrative Bank a written notice specifying the nature and period of existence thereof and the action which such Credit Party is taking or proposes to take with respect thereto.

(e) ERISA Investors. On the date any financial statements are due pursuant to Section 8.1(a), an updated list of each ERISA Investor or certification that there has been no change since the last delivery of financial statements pursuant to Section 8.1(a); and

(f) Investor Events. Promptly upon, but within five (5) Business Days of, a Responsible Officer of the applicable Borrower obtaining knowledge of any of the following events, a certificate notifying the Administrative Bank if: (i) an Exclusion Event has occurred with respect to any Included Investor or any other Investor has violated or breached any material term of the Partnership Agreement, the Subscription Agreement or Credit Link Document; or (ii) there has been a change in the name or notice information of any Investor.

(g) Structure Chart. In the event any Credit Party forms an Alternative Investment Vehicle, Parallel Investment Vehicle or Qualified Borrower, the Borrowers will deliver an updated Schedule III depicting the updated fund structure of the Credit Parties promptly after the formation thereof.

(h) ERISA Certification. (i) For each Borrower that provided a certificate of a Responsible Officer pursuant to Section 6.1(q)(ii), Section 6.3(k)(ii) or Section 6.4(g)(ii), prior to admitting one or more ERISA Investors which would result in twenty-five (25%) of the total value of any class of equity interests in such Credit Party being held by “benefit plan investors” within the meaning of Section 3(42) of ERISA, such Credit Party shall deliver a favorable written opinion of counsel to such Credit Party addressed to the Secured Parties, reasonably acceptable to the Administrative Bank and its counsel, regarding the status of such Credit Party as an Operating Company (or a copy of such opinion addressed to the Investors, reasonably acceptable to the Administrative Bank and its counsel, together with a reliance letter with respect thereto, addressed to the Secured Parties); and (ii) with respect to each Borrower, for so long as there is any ERISA Investor in such Credit Party, such Credit Party shall provide to the Administrative Bank, no later than sixty (60) days after the first day of each Annual Valuation Period in the case of clause (1) below or thirty (30) days after the end of such Credit Party’s fiscal year in the case of clause (2) below, a certificate signed by a Responsible Officer of such Credit Party that (1) such Credit Party has remained and still is an Operating Company or (2) the underlying assets of such Credit Party do not constitute Plan Assets because less than twenty-five (25%) of the total value of each class of equity interests in such Credit Party is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA.

(i) Borrowing Base Certificate. The Borrowers will provide an updated Borrowing Base Certificate certified by a Responsible Officer of each Borrower to be true and correct in all material respects setting forth a calculation of the Available Commitment in reasonable detail at each of the following times: (i) on the date of any Compliance Certificate delivered pursuant to Section 8.1(b) (and for each month where a Compliance Certificate is not required to be delivered, on the first Business Day thereof); (ii) in connection with any new Borrowing; (iii) within two (2) Business Days of the issuance of any Capital Calls to the Investors together with the detail set forth in Section 8.1(c); (iv) within five (5) Business Days of any other event that reduces the Available Commitment.

(j) Other Reporting. Within five (5) Business Days of the delivery to any Investor, copies of all other material financial statements, appraisal reports, notices, opinions, investor letters, presentations and other matters at any time or from time to time furnished to the Investors.

(k) Notice of Certain Changes to Beneficial Ownership Certification. With respect to any Borrower, Qualified Borrower, AIV Borrower, Parallel Fund Borrower, or Feeder Fund that is “legal entity customer” under the Beneficial Ownership Regulation, such Borrower, Qualified Borrower, AIV Borrower, Parallel Fund Borrower, or Feeder Fund shall promptly give notice to the Administrative Bank of any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein.

(l) Investor Documents or Amended Investor Documents.

(i) Within five (5) Business Days of written request by the Administrative Bank copies of the Subscription Agreement (and any related Side Letter) or any transfer documentation of new Investor or written evidence of an increase in the Capital Commitment of any Investor or any amendments to any Investor’s Side Letter, including but not limited to any documents related to an Investor’s election to opt into the provisions of any other Investor’s Side Letter pursuant to a ‘most favored nations’ clause.

(ii) On the date any financial statements are due pursuant to Section 8.1(a), solely to the extent not previously delivered to the Administrative Bank, copies of the Subscription Agreement (and any related Side Letter) of any Investor whose Capital Commitment is greater than $1,000,000 as of the last day of the relevant reporting period.

(m) Notice of Material Adverse Effect. Each Credit Party shall, promptly upon a Responsible Officer of such Credit Party obtaining knowledge thereof, notify the Administrative Bank of any event if such event could reasonably be expected to result in a Material Adverse Effect.

(n) Other Information. Such other information concerning the business, properties, or financial condition of the Credit Parties as the Administrative Bank shall reasonably request and which is in the possession of or reasonably available to the Credit Parties without undue burden or expense and which may be provided by the Credit Parties without any Credit Party violating any legal, fiduciary or contractual obligation related to confidentiality.

8.2. Payment of Obligations. Each Credit Party shall pay and discharge all Indebtedness and other obligations, including all Taxes, assessments, and governmental charges or levies imposed upon it, its income or profits, or any property belonging to it, before any such obligation becomes delinquent, if in the case of Indebtedness such failure could reasonably be expected to result in a default in excess of $15,000,000; provided that such Credit Party shall not be required to pay any such Tax, assessment, charge, or levy if and so long as the amount, applicability, or validity thereof shall currently be contested in good faith by adequate proceedings and adequate reserves therefor have been established in accordance with GAAP.

8.3. Maintenance of Existence and Rights. Each Credit Party shall preserve and maintain its existence. Each Credit Party shall further preserve and maintain all of its rights, privileges, and franchises necessary in the normal conduct of its business and in accordance with all valid regulations and orders of any Governmental Authority the failure of which could reasonably be expected to result in a Material Adverse Effect.

8.4. Management Fee Borrowing. If (i) any Capital Call (or a portion thereof) issued by the Initial Borrower will be used to repay any Borrowing used for Management Fees when due and (ii) such Capital Call is insufficient to repay the Management Fee in full, then the Investment Manager shall promptly return to the Initial Borrower the portion of such management fee equal to the repayment shortfall of the Borrowing used for such Management Fee.

8.5. Books and Records; Access. Upon not less than five (5) Business Days’ prior written notice, each Credit Party shall give the Administrative Bank access during ordinary business hours to, and permit such Person to examine, copy, or make excerpts from, any and all books, records, and documents in the possession of such Credit Party and relating to the Collateral, and to inspect any of the properties of the Credit Party relating to the Collateral and to discuss its affairs, finances and condition with its officers, subject in each case to compliance with Section 12.17. No access shall be at the Borrowers’ expense more than one time in any year unless an Event of Default has occurred and in continuing.

8.6. Compliance with Law. Each Credit Party shall observe and comply with all Applicable Laws and all orders of any Governmental Authority, including without limitation, Environmental Laws and ERISA, and maintain in full force and effect all material Governmental Approvals applicable to the conduct of its business, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.7. Insurance. Each Credit Party shall maintain insurance in such types and amounts (if any), as are consistent with customary practices and standards of its industry in the same or similar locations, except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

8.8. Authorizations and Approvals. Each Credit Party shall promptly obtain, from time to time at its own expense, all such governmental licenses, authorizations, consents, permits and approvals as may be required to enable such Credit Party to comply with its obligations hereunder in all material respects, under the other Loan Documents and its Constituent Documents.

8.9. Maintenance of Liens. Each Borrower shall perform all such acts and execute all such documents as the Administrative Bank may reasonably request in order to enable the Administrative Bank and Secured Parties to file and record every instrument that the Administrative Bank may deem necessary in order to perfect and maintain the Secured Parties’ first priority security interests in (and Liens on) the Collateral (subject to Permitted Liens) and otherwise to preserve and protect the rights of the Secured Parties in respect of such first priority security interests and Liens.

8.10. Further Assurances. Each Borrower shall make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, and additional agreements, undertakings, conveyances, transfers, assignments, financing statements, or other assurances, and shall take any and all such other action, as the Administrative Bank may, from time to time, reasonably request or reasonably deem necessary or desirable in connection with this Credit Agreement or any of the other Loan Documents, the obligations of the Credit Party hereunder or thereunder for better assuring and confirming unto the Secured Parties all or any part of the security for any of such obligations.

8.11. Maintenance of Independence. Each Credit Party shall at all times (i) conduct and present itself as a separate entity and maintain all business organization formalities, (ii) maintain separate books and records, (iii) conduct all transactions with Affiliates (x) in accordance with Section 2.2 of the Partnership Agreement of the Initial Borrower (or the corresponding section of the Partnership Agreement of any other Borrower or any Feeder Fund) or (y) otherwise on an arm’s length basis, and (iv) not commingle its funds with funds of other Persons, including Affiliates, except for related Investor Capital Contributions deposited directly or indirectly into the related Collateral Account (which shall include any deposit into an account of any intermediate fund prior to depositing into the related Collateral Account).

8.12. [Reserved].

8.13. Investor Contact Information. On or prior to the Closing Date, in accordance with the Escrow Agreement, the Borrowers will deposit with the Escrow Agent the contact information for each HNW Investor in form and substance sufficient to permit the Administrative Bank to make a Capital Call on all such Investors should they be authorized and elect to do so hereunder. The Borrowers shall provide the Escrow Agent changes to the contact information and/or commitment amounts, if any, for such Investors on a quarterly basis or, during the occurrence and continuance of an Event of Default, within five (5) Business Days of request of the Administrative Bank.

8.14. Compliance with Constituent Documents. Each Credit Party shall comply with all material provisions of its Constituent Documents.

8.15. Investor Default. At all times when an Event of Default has occurred and is continuing and any Investor has failed to fund any Capital Contribution when due, then the applicable Borrower or Feeder Fund shall exercise its available remedies as to such Investor only with the written consent of the Administrative Bank, at the direction of the Required Lenders.

8.16. Collateral Account. Each Credit Party shall ensure that, at all times, the Administrative Bank shall have electronic monitoring access to the Collateral Account.

8.17. Compliance with Anti-Terrorism Laws. Each Credit Party shall comply with all applicable Anti-Terrorism Laws. Each Credit Party shall conduct the requisite due diligence in connection with the transactions contemplated herein for purposes of complying with the Anti-Terrorism Laws, including with respect to the legitimacy of the applicable Investor and the origin of the assets used by such Investor to purchase its interest in the applicable Borrower or Feeder Fund and will maintain sufficient information to identify the applicable Investor for purposes of the Anti-Terrorism Laws. Each Credit Party shall, upon the request of the Administrative Bank from time to time, provide certification and other evidence of such Credit Party’s compliance with this Section 8.17.

8.18. Solvency. The financial condition of each Borrower shall be such that it is Solvent.

8.19. Returned Capital. The Credit Parties shall within ten (10) Business Days following notification to the Investors of any Returned Capital: (i) notify the Administrative Bank in writing of such Returned Capital; (ii) deliver to the Administrative Bank a revised Borrowing Base Certificate modified by the Credit Parties reflecting the changes to the Capital Commitments and the Uncalled Capital Commitments, resulting from the distribution of the Returned Capital; and (iii) deliver to the Administrative Bank copies of all Capital Return Notices and a Capital

Return Certification duly executed by the Borrowers certifying that such Returned Capital of the applicable Investor has been added back into the applicable Investor’s Uncalled Capital Commitment and confirming the Uncalled Capital Commitment of the applicable Investor after giving effect to the Returned Capital. The effective date on which an Investor’s Unfunded Capital Commitment increases by Returned Capital for purposes of this Credit Agreement shall be the date on which the Borrowers have delivered to the Administrative Bank duly completed copies of the items required by this Section 8.19.

8.20. Capital Calls and Minimum Contributions. Each Borrower and, if applicable, Feeder Fund shall: (a) issue at least one Capital Call during each twelve month interval following the Closing Date in an amount of at least 5% of the aggregate Capital Commitments, provided that the Credit Parties shall not be required at any time to issue a Capital Call pursuant to this provision in excess of the amounts outstanding under the Credit Facility; and (b) provide to the Administrative Bank evidence reasonably acceptable to the Administrative Bank that each Investor has made such Capital Contributions equal to or exceeding 5% of its Capital Commitment.

8.21. Compliance with Sanctions and Anti-Corruption Laws. Each Credit Party, each Person directly or indirectly controlling a Credit Party, and, to each Credit Party’s knowledge, each Person directly or indirectly controlled by a Credit Party shall be subject to policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws and applicable Sanctions.

8.22. Uncalled Capital Contributions of HNW Investors. At all times, no less than ninety-five percent (95%) of HNW Investors, in the aggregate, shall have funded one-hundred percent (100%) of their Uncalled Capital Commitments into the applicable brokerage accounts of such HNW Investors held at Alliance Bernstein to satisfy such HNW Investor’s obligation to fund Capital Contributions.

8.23. HNW Investor Commitment Amounts. The Borrowers and the Escrow Agent shall provide the Administrative Bank with the commitment amounts of all HNW Investors on a quarterly basis or, during the occurrence and continuance of an Event of Default, within five (5) Business Days of request of the Administrative Bank.

Section 9. NEGATIVE COVENANTS

So long as the Lenders have any commitment to lend hereunder, and until payment in full of the Obligations (other than contingent reimbursement and indemnification obligations not then due), each Credit Party agrees that:

9.1. Credit Party Information. No Credit Party shall change its name, jurisdiction of formation, chief executive office and/or principal place of business (i) unless such Credit Party delivers any documentation reasonably required to permit the Administrative Bank to maintain its first priority security interest in the Collateral (subject to Permitted Liens) or (ii) otherwise obtains the prior written consent of the Administrative Bank.

9.2. Mergers, Etc. No Credit Party shall take any action (a) to merge or consolidate with or into any Person, unless such Credit Party is the surviving entity, or (b) that will dissolve or terminate such Credit Party, except in each case, with the prior written consent of the Administrative Bank in its sole discretion.

9.3. Limitation on Liens. No Credit Party shall create, permit or suffer to exist any Lien (whether such interest is based on common law, statute, other law or contract and whether junior or equal or superior in priority to the Liens created by the Loan Documents (other than Permitted Liens)) upon the Collateral, other than to the Administrative Bank, for the benefit of the Secured Parties, pursuant to the Collateral Documents.

9.4. Fiscal Year and Accounting Method. No Credit Party shall change its fiscal year or its method of accounting without the prior written consent of the Administrative Bank, unless otherwise required to do so by the Internal Revenue Code or GAAP (and if so required the Borrowers shall promptly notify the Administrative Bank in writing of such change).

9.5. Transfer of Interests; Admission of Investors.

(a) Transfers by Investors. No Borrower nor any Feeder Fund shall permit any Transfer by an Included Investor unless explicitly permitted pursuant to this Section 9.5. The Borrowers and any Feeder Fund shall notify the Administrative Bank of any Transfer by any Included Investor of all or a portion of any interest in any Borrower or the applicable Feeder Fund under the applicable Partnership Agreement at least five (5) Business Days before the proposed Transfer (or such shorter period as agreed to by the Administrative Bank in its sole and absolute discretion), and shall, promptly upon receipt thereof, deliver to the Administrative Bank copies of any proposed assignment agreement and other documentation delivered to, or required of such Investor by the applicable General Partner; provided that, subject to pro forma compliance with Section 3.5(b), the failure to deliver such notice shall not prohibit the Transfer of such interest (it being acknowledged and agreed that the transferee will not be an Included Investor in accordance with the following sentence until the Administrative Bank has recovered all of the related transfer documents). In order for a new Investor to be deemed to be an Included Investor, such new Investor must satisfy the criteria therefor as set out in this Credit Agreement. If the transfer of an Investor interest to a new Investor would result in a mandatory prepayment pursuant to Section 3.5(b) (due to the transferee not being designated as an Included Investor or otherwise), such mandatory prepayment shall be calculated and paid to the Lenders prior to the effectiveness of the transfer and such prepayment shall be subject to Section 4.5. Subject to compliance with the preceding sentence and Section 9.5(b), any assignment by an Included Investor shall be permitted. Any transfer of any interest in any Borrower or any Feeder Fund by any Investor that is not an Included Investor to any other Person shall be permitted without the consent of the Administrative Bank or Lenders, subject to compliance with Section 9.5(b).

(b) Sanctions Compliance. Any admission of an assignee of an interest in any Borrower or any Feeder Fund or as a substitute Investor and any admission of a Person as a new Investor of a Borrower or any Feeder Fund, shall be subject to such Person not being a target of Sanctions.

9.6. Constituent Documents. Except as hereinafter provided, no Credit Party shall (nor shall it permit its General Partner to on its behalf) alter, amend, modify, terminate, or change any provision of such Credit Party’s Constituent Documents, any Subscription Agreement or, any

Side Letter or enter any new Side Letter (each, a “Proposed Amendment”) if such Proposed Amendment would (a) remove or amend (or affect in a similar manner) the Debt Limitation, (b) affect such Credit Party’s or its General Partner’s or any Investor’s (as applicable) debts, duties, obligations, and liabilities, or the rights, titles, security interests, Liens, powers and privileges of such Person (as applicable), in each case, relating to any Capital Calls, Capital Contributions, Capital Commitments, Uncalled Capital Commitments or any other Collateral or any time period applicable thereto, (c) except as permitted under Section 9.5, suspend, reduce or terminate any Investor’s Unfunded Capital Commitments or obligation to fund Capital Calls, or (d) otherwise have a material adverse effect on the rights, titles, first priority security interests and Liens, and powers and privileges of any of the Secured Parties hereunder (each, a “Material Amendment”). The applicable Credit Party shall provide the Administrative Bank with written notice of the substance of any Proposed Amendment and the Administrative Bank shall determine, in its sole discretion without the requirement of obtaining the input of the Lenders and on its good faith belief, whether or not such Proposed Amendment would constitute a Material Amendment and shall promptly notify such Credit Party of its determination. In the event that the Administrative Bank determines that such Proposed Amendment is a Material Amendment, the approval of the Required Lenders shall be required (unless the approval of all Lenders is otherwise required consistent with the terms of this Credit Agreement), and the Administrative Bank shall promptly notify the Lenders of such request for such approval, distributing, as appropriate, the Proposed Amendment and any other relevant information provided by such Credit Party. Subject to Section 12.1, the Lenders shall, within ten (10) Business Days from the date of such notice from the Administrative Bank, deliver their approval or denial thereof. In the event that the Administrative Bank determines that the Proposed Amendment is not a Material Amendment, such Credit Party may make such amendment without the consent of any Lender. Each Credit Party may, without the consent of the Administrative Bank or the Lenders, amend its Constituent Documents: (x) to admit new Investors to the extent permitted by, and in accordance with, this Credit Agreement; and (y) to reflect transfers of interests in the Borrowers or any Feeder Fund permitted by, and in accordance with, this Credit Agreement; provided that, in each case, such Credit Party shall promptly provide prior written notice to the Administrative Bank of any such amendment. Further, in the event any Constituent Document of any Credit Party is altered, amended, modified or terminated in any respect whatsoever, such Credit Party shall provide the Administrative Bank with copies of each executed, filed or otherwise effective document relating thereto.

9.7. Transfer of General Partners’ Interest. Any Borrower General Partner shall not transfer any portion of its partnership interest in any Borrower or grant any Lien therein without the prior written consent of the Administrative Bank and the Required Lenders. Any Feeder Fund General Partner shall not transfer any portion of its partnership interest in the applicable Feeder Fund or grant any Lien therein without the prior written consent of the Administrative Bank and the Required Lenders.

9.8. Negative Pledge. No Credit Party shall enter into, assume or suffer to exist any agreement with any Person other than the Administrative Bank which restricts its ability to grant Liens on the Collateral to the Administrative Bank (for the benefit of the Secured Parties).

9.9. Limitation on Withdrawals. No Credit Party shall permit any Investor to withdraw its interest in any Borrower or any Feeder Fund at any time during its Lock-Up Period without the prior written consent of the Administrative Bank, other than (a) in the event an Investor’s continuing interest in the applicable Borrower or any Feeder Fund would (i) violate Applicable Law or (ii) in the judgment of the applicable Credit Party or the Investment Manager, result in material adverse tax or regulatory consequences for the applicable Borrower or any Feeder Fund (provided that such withdrawals pursuant to this Section 9.9(b)(ii) shall not exceed 2% of the aggregate Capital Commitments of all Investors) or (b) such Investor is permitted to withdraw in accordance with its Side Letter (provided that the applicable General Partner has no discretion to prohibit such withdrawal) in connection with a Transfer permitted in accordance with Section 9.5. Following the Lock-Up Period for any Investor, such Investor may withdraw its interest in accordance with the applicable Fund’s Constituent Documents, provided that if any such withdrawal of an Investor interest (whether in this or pursuant to the prior sentence) or transfer to a new Investor would result in a mandatory prepayment pursuant to Section 3.5(b), such mandatory prepayment shall be calculated and paid to the Lenders prior to the effectiveness of such withdrawal and such prepayment shall be subject to Section 4.5.

9.10. Alternative Investment Vehicles and Parallel Investment Vehicles; Transfers of Capital Commitments.

(a) Alternative Investment Vehicles and Parallel Investment Vehicles. No Borrower nor any Feeder Fund shall either (i) transfer the Unfunded Capital Commitments of one or more Investors to any Alternative Investment Vehicle or Parallel Investment Vehicle, or (ii) cause Capital Contributions to be made to an Alternative Investment Vehicle or Parallel Investment Vehicle, in either case, unless such Alternative Investment Vehicle or Parallel Investment Vehicle has joined the Credit Facility as a Borrower in accordance with Section 6.4.

(b) Other Transfers of Unfunded Capital Commitments. No Borrower nor any Feeder Fund shall permit the Transfer of any Unfunded Capital Commitment of any Investor to any Affiliate of a Credit Party that is not a Credit Party hereunder or permit an Investor to fund a Capital Contribution directly to any investment.

9.11. Limitation on Indebtedness. To the extent applicable, no Borrower shall incur Indebtedness in excess of the limitations set forth in the applicable Partnership Agreement.

9.12. Capital Commitments. No Credit Party shall: (i) cancel, reduce, excuse, or abate the Capital Commitment of any Investor without the prior written consent of the Lenders which may be withheld in their sole discretion; or (ii) relieve, excuse, delay, postpone, compromise or abate any Investor from the making of any Capital Contribution (including, for the avoidance of doubt, in connection with any particular investment of such Credit Party), provided however the Credit Parties may excuse any Investor from funding a Capital Call with respect to which an Investment Exclusion Event applies.

9.13. Capital Calls. Other than pursuant to the Loan Documents, no Credit Party shall make any contractual or other agreement with any Person which shall restrict, limit, penalize or control its ability to make Capital Calls or the timing thereof.

9.14. ERISA Compliance. No Credit Party or member of a Credit Party’s Controlled Group shall establish, maintain, contribute to, or have any liability (contingent or otherwise) with respect to any Plan. No Borrower that includes an ERISA Investor shall fail to satisfy an exception under the Plan Asset Regulations which failure causes the assets of such Credit Party to be deemed Plan Assets. Assuming that none of the assets of any Lender are deemed to be Plan Assets, or alternatively that the applicable Lender relies on a prohibited transaction exemption that is available with respect to the transaction, no Credit Party shall take any action, or omit to take any action, which would give rise to a non-exempt prohibited transaction under Section 4975(c)(1)(A), (B), (C) or (D) of the Internal Revenue Code or Section 406(a) of ERISA that would subject the Administrative Bank or the Lenders to any tax, penalty, damages or any other claim or relief under the Internal Revenue Code or ERISA.

9.15. Dissolution. Without the prior written consent of all Lenders (in their sole discretion), no Credit Party shall take any action to terminate or dissolve.

9.16. [Reserved].

9.17. Limitations on Distributions. No Credit Party shall make, pay or declare any Distribution (as defined below) (i) at any time except as permitted pursuant to their Constituent Documents or (ii) at any time during the existence of a Cash Control Event. “Distribution” means any distributions (whether or not in cash) on account of any partnership interest or other equity interest in a Borrower or any Feeder Fund, including as a dividend or other distribution and on account of the purchase, redemption, retirement or other acquisition of any such partnership interest or other equity interest. Notwithstanding the foregoing, nothing contained in this Section 9.17 shall prohibit (i) the ongoing payment of management fees up to an amount not exceeding $3,000,000 in any calendar year, so long as no Event of Default or Potential Default under Section 10.1(a), Section 10.1(h), or Section 10.1(i) has occurred and is continuing or (ii) distributions in an amount required for the Initial Borrower (A) to continue to maintain its status as a “real estate investment trust” within the meaning of Section 856(a) of the Internal Revenue Code (“REIT”) and (B) to avoid any entity-level tax, including tax under Section 4981 of the Internal Revenue Code.

9.18. Limitation on Withdrawals. Without the prior written consent of the Required Lenders, no Credit Party shall make nor cause the making of any withdrawal or transfer of funds from any Collateral Account if a Cash Control Event has occurred and is continuing, other than withdrawals for the purpose of repaying Obligations. Notwithstanding anything to the contrary contained herein or in any other Loan Document, pursuant to a Feeder Fund Collateral Account Pledge and a Feeder Fund Acknowledgment and Confirmation, the applicable Feeder Fund shall not instruct the Account Bank to do anything with respect to the applicable Feeder Fund Collateral Account other than, so long as an Event of Default has not occurred and is continuing, transfer amounts (other than those necessary to pay expenses incurred by such Feeder Fund in the ordinary course of business) to an account or accounts other than the applicable Feeder Fund Collateral Account (it being understood that such amounts may be further directed from the applicable Feeder Fund Collateral Account to the applicable Blocker Collateral Account in the ordinary course of business).

9.19. Sanctions; Anti-Corruption Laws. No Credit Party shall directly or indirectly use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) to fund any activities or business (a) of or with any Person that is the subject of Sanctions, or (b) in any country or territory that, at the time of such funding, is, or whose government is, the subject of comprehensive Sanctions, or (iii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor or otherwise).

9.20. Limitation of Use of Loan Proceeds. The Credit Parties shall not use the proceeds of any Loan for the payment to any Investor of any Distribution if prior to such Distribution or after giving pro forma effect to such Distribution the Net Asset Value of any Credit Party shall be an amount less than 0.

9.21. [Reserved].

9.22. [Reserved].

9.23. Transactions with Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, sell, lease or otherwise transfer any of its property or assets to, or purchase, lease or otherwise acquire any property or assets from, or make any contribution towards, or reimbursement for, any Federal income taxes payable by any Person or any of its Subsidiaries in respect of income of such Credit Party, or otherwise engage in any other transactions with, any of its Affiliates, except transactions in the ordinary course of business, as permitted by its Partnership Agreement and Applicable Law or at prices and on terms and conditions not less favorable to such Credit Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties.

9.24. [Reserved].

9.25. Deposits to Collateral Accounts. No Credit Party shall, and shall not cause any of its Subsidiaries to, deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collateral Accounts cash or cash proceeds other than Capital Contributions.

9.26. Deemed Capital Contributions. The Borrowers shall not reinvest current cash flow from investments and/or net proceeds from investment dispositions in accordance with the Partnership Agreement if (a) an Event of Default has occurred and is continuing, or (b) such reinvestment would reduce the Unfunded Capital Commitment of any Investor and cause the Principal Obligations to exceed the Available Commitment, unless with respect to this clause (b), prior to such reinvestment, the Borrowers shall make any resulting prepayment required under Section 3.5(b) of this Credit Agreement.

Section 10. EVENTS OF DEFAULT

10.1. Events of Default. An “Event of Default” shall exist if any one or more of the following events (herein collectively called “Events of Default”) shall occur and be continuing (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) (i) the Borrowers shall fail to pay when due any principal of the Obligations, including, without limitation, any failure to pay any amount required under Section 3.5(b); or (ii) the Borrowers shall fail to pay when due any interest on the Obligations or any fee, expense, indemnity or other payment required hereunder, or under any other Loan Document, and such failure under this clause (ii) shall continue for five (5) Business Days;

(b) any representation or warranty made or deemed made by or on behalf of the Credit Parties (in each case, as applicable) under this Credit Agreement, or any of the other Loan Documents executed by any one or more of them, or in any certificate or statement furnished or made to the Administrative Bank or Lenders or any one of them by the Credit Parties (in each case, as applicable) pursuant hereto, in connection herewith or with the Loans, or in connection with any of the other Loan Documents, shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made and, with respect to any representation or warranty other than that contained in Section 7.23, the adverse effect of the failure of such representation or warranty shall not have been cured within thirty (30) days after the earlier of: (i) written notice thereof has been given by the Administrative Bank to the Borrowers or (ii) a Responsible Officer of the applicable Credit Party obtains knowledge thereof;

(c) default shall occur in the performance of: (i) any of the covenants or agreements contained herein (other than the covenants contained in Sections 3.5(b), 8.1, 8.17, 8.21, and Sections 9.1 through 9.26) by the Credit Parties; or (ii) the covenants or agreements of the Credit Parties contained in any other Loan Documents executed by such Person, and, if such default is susceptible to cure, such default shall continue uncured to the satisfaction of the Administrative Bank for a period of thirty (30) days after the earlier of: (x) written notice thereof has been given by the Administrative Bank to the Borrowers or (y) a Responsible Officer of the applicable Credit Party obtains knowledge thereof;

(d) default shall occur in the performance of any of the covenants or agreements of any Credit Party contained in Section 3.5(b), or any one of Section 8.17, Section 8.21 or Sections 9.1 through 9.26;

(e) default shall occur in the performance of Section 8.1 of this Credit Agreement and such default shall continue uncured for five (5) Business Days after the earlier of: (x) written notice thereof has been given by the Administrative Bank to the Borrowers or (y) a Responsible Officer of the applicable Credit Party obtains knowledge thereof;

(f) any of the Loan Documents executed by the Credit Parties: (i) shall cease, in whole or in part, to be legal, valid, binding agreements enforceable against the Credit Parties, as the case may be, in accordance with the terms thereof; (ii) shall in any way be terminated or become or be declared ineffective or inoperative; or (iii) shall in any way whatsoever cease to give or provide the respective first priority Liens (subject to Permitted Liens), security interest, rights, titles, interest, remedies, powers, or privileges intended to be created thereby, in each case other than (x) in accordance with the provisions of this Credit Agreement or any other Loan Document or (y) as a result of any action or inaction by the Administrative Bank or any other Secured Party;

(g) a default shall occur with respect to the payment of any Indebtedness of the Credit Parties in equal to or in excess of $15,000,000 or any such Indebtedness shall become due before its stated maturity by acceleration of the maturity thereof or shall become due by its terms and in either case shall not be promptly paid or extended;

(h) any Credit Party or the Investment Manager shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, sequestrator, conservator, liquidator or similar official of itself or of all or a substantial part of its assets; (ii) file a voluntary petition in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization of an arrangement with creditors or to take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or (vi) take any partnership, limited liability company or corporate action for the purpose of effecting any of the foregoing;

(i) an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization of any Credit Party or the Investment Manager, or appointing a receiver, custodian, trustee, intervenor, sequestrator, conservator, liquidator or similar official of any Credit Party or the Investment Manager, or of all or substantially all of such Person’s assets, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days;

(j) any final judgment(s) for the payment of money equal to or in excess of $15,000,000 in the aggregate shall be rendered against any Credit Party alone or against one or more of the Credit Parties and such judgment shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Credit Party to enforce any such judgment, unless such judgment is covered in full by insurance or unless it is being appealed and such Credit Party has posted a bond or cash collateral;

(k) there shall occur any event which results in a Material Adverse Effect (except to the extent occurs as a result of any action or inaction by any Secured Party);

(l) any Feeder Fund Acknowledgment and Confirmation or any provision thereof shall cease to be in full force and effect, or a Feeder Fund, a Feeder Fund General Partner or any other Person acting by or on behalf of a Feeder Fund shall deny or disaffirm such Feeder Fund’s or such Feeder Fund General Partner’s obligations under such Feeder Fund Acknowledgment and Confirmation;

(m) any Blocker Acknowledgment and Confirmation or any provision thereof shall cease to be in full force and effect, or a Blocker or any other Person acting by or on behalf of such Blocker shall deny or disaffirm such Blocker’s obligations under such Blocker Acknowledgment and Confirmation;

(n) one or more Investors having Capital Commitments aggregating to five percent (5%) or greater of the total Capital Commitments of Investors in the Borrowers and any Feeder Fund shall default in their obligation to fund any Capital Calls (on a cumulative basis) when due and such failure shall not be cured within five (5) Business Days following issuance by a

Credit Party of notice to such Investor that such amount remains unpaid, which notice shall be issued no later than five (5) Business Days of the date such amount was initially due along with prompt notification to the Administrative Bank that such notice has been issued (without regard to any cure or notice periods contained in the applicable Partnership Agreement);

(o) any Credit Party, the Investment Manager or any affiliated Investor (other than any employees of the Credit Parties or Investment Manager) fails to fund any Capital Call when due and such failure shall not be cured within five (5) Business Days (without regard to any cure or notice periods contained in the applicable Partnership Agreement);

(p) [reserved];

(q) any Credit Party, the Investment Manager or its affiliated Investor (other than any employees of the Credit Parties or Investment Manager) shall repudiate, challenge, or declare unenforceable its Capital Commitment or its obligation to make Capital Contributions to the capital of the Borrowers or any Feeder Fund pursuant to a Capital Call or shall otherwise disaffirm any material provision of any Credit Party’s Constituent Document, as applicable;

(r) the Management Agreement shall cease to be in full force and effect or the Investment Manager resigns or is removed from said role;

(s) an event shall occur that results in the dissolution or liquidation of any Credit Party; or

(t) a Change of Control shall occur.

10.2. Remedies Upon Event of Default. (a) If an Event of Default shall have occurred, then the Administrative Bank may (and shall at the direction of the Required Lenders) and, if applicable, subject to the right of the Borrowers to initiate Capital Calls to cure such Event of Default or repay the Obligations in full prior to the exercise of remedies by the Administrative Bank contained in Section 10.2(b): (i) suspend the Commitments of the Lenders; (ii) terminate the Commitment of the Lenders hereunder and declare the occurrence of the Maturity Date; (iii) declare the principal of, and all interest then accrued on, the Obligations to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind (other than notice of such declaration) all of which the Credit Parties hereby expressly waive, anything contained herein or in any other Loan Document to the contrary notwithstanding; (iv) exercise any right, privilege, or power set forth in Sections 5.2 and 5.3 and the Collateral Documents, including, but not limited to, with respect to any Investor that is subject to Title I of ERISA or Section 4975 of the Code, act in the name of the General Partner or other Credit Party (acting as its agent), the initiation of Capital Calls of the Uncalled Capital Commitments; (v) suspend the obligation of the Lenders to maintain SOFR Rate Loans (vi) without notice of default or demand, pursue and enforce any of the Administrative Bank’s or the Lenders’ rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any Applicable Law or agreement; provided that if any Event of Default specified in Sections 10.1(h) or 10.1(i) shall occur, the principal of, and all interest on, the Obligations shall thereupon become due and payable concurrently therewith, without any further action by the Administrative

Bank or the Lenders, or any of them, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which each of the Credit Parties hereby expressly waives and (vii) issue the Administrative Bank Release Notice (as defined in the Escrow Agreement) to the Escrow Agent.

(b) Actions with Respect to the Collateral. The Administrative Bank, on behalf of the Secured Parties, is hereby authorized, in the name of the Secured Parties or the name of any Credit Party (and in the case of any ERISA Investor in connection with (i) and (iv), only, in the name of the General Partner or the name of any other Credit Party (acting as itsagent)), at any time or from time to time during the existence of an Event of Default, to: (i) initiate one or more Capital Calls in order to pay the Obligations then due and owing, so long as such Capital Call will be paid to the Collateral Account (or, solely in the case that the Collateral Account is closed, frozen or subject to an order of a Governmental Authority or the Account Bank that would restrict such payments from being paid to the Collateral Account, then to such other account as directed by the Administrative Bank in its sole discretion), (ii) take or bring in any Credit Party’s name (acting as its agent) in the case of any ERISA Investor, or in any Credit Party’s name, or that of the Secured Parties in the case of any non-ERISA Investor, all steps, actions, suits, or proceedings deemed by the Administrative Bank necessary or desirable to effect possession or collection of payments of the Capital Commitments, (iii) complete any contract or agreement of any Credit Party in any way related to payment of any of the Capital Commitments, (iv) make allowances or adjustments related to the Capital Commitments, (v) compromise any claims related to the Capital Commitments, (vi) issue credit in its own name or the name of any Credit Party; or (vii) exercise any other right, privilege, power, or remedy provided to any Credit Party under its respective Constituent Documents and the Subscription Agreements with respect to the Capital Commitments. Regardless of any provision hereof, in the absence of fraud, gross negligence or willful misconduct by the Administrative Bank or the Secured Parties, neither the Administrative Bank nor the Secured Parties shall be liable for failure to collect or for failure to exercise diligence in the collection, possession, or any transaction concerning, all or part of the Capital Calls or the Capital Commitment or sums due or paid thereon, nor shall they be under any obligation whatsoever to anyone by virtue of the security interests and Liens relating to the Capital Commitment, subject to the Internal Revenue Code. The Administrative Bank shall give the Borrowers notice of actions taken pursuant to this Section 10.2(b) prior to or concurrently with the taking of such action, but its failure to give such notice shall not affect the validity of such action, nor shall such failure give rise to defenses to the Borrowers’ or any Feeder Fund’s obligations hereunder. Notwithstanding the above, during the continuance of an Event of Default, the Credit Parties shall be authorized to issue Capital Calls only with the consent of the Administrative Bank in its sole discretion; provided that, notwithstanding anything to the contrary herein, upon the occurrence and during the continuance of an Event of Default (other than those described in Section 10.1(f), (h), (i), (q), (r), (s) (but solely in the case of Section 10.1(s) with respect to the applicable Credit Party) or (t)), if such Event of Default can be cured by the funding of Uncalled Capital Commitments or the Borrowers obtain the prior written consent of the Administrative Bank and certify following the occurrence of an Event of Default that they will repay the Obligations in full, then prior to the Administrative Bank, on behalf of the Lenders, exercising its right to issue Capital Calls to the Investors or exercising any other remedy provided for herein or in any other Loan Documents or provided by Applicable Law, the Administrative Bank shall be required to give five (5) Business Days written notice (the “Initial Notice Period”) of its intention to exercise such remedies and, if, at any time prior to or during such Initial Notice Period, the applicable Borrowers or any Feeder Fund shall issue a Capital Call to the Investors sufficient to cure such Event of Default or repay the Obligations, then the Administrative Bank and the Lenders shall not exercise such remedies with respect to any applicable Borrowers or any Feeder Fund until the Business Day following the Initial Payment Date (as defined below); provided, that: (i) such Capital Call as issued by such Borrowers must require the Investors to fund their related Capital Contribution within ten (10) Business Days after the date of such Capital Call (such tenth (10th) Business Day being the “Initial Payment Date”); (ii) the Capital Contributions and all other amounts paid by the Investors in respect of such Capital Call are deposited into the applicable Collateral Account; and (iii) each applicable Borrower directs (or causes such Feeder Fund to direct) the applicable Account Bank that such Capital Contributions and other payments by the Investors shall be withdrawn by the Administrative Bank to cure the default giving rise to such Event of Default and/or prepay the Obligations in their entirety; provided, further that nothing in this Section 10.2 shall prohibit the Administrative Bank or any Lender from exerting control over (i) the applicable Collateral Account during the continuance of a Cash Control Event and taking any such actions as may be required to protect their rights in a bankruptcy proceeding or exercising any remedies if may have with respect to (ii) any Event of Default pursuant to Section 10.1(f), (h), (i), (q), (r), (s) (but solely in the case of Section 10.1(s), with respect to the applicable Credit Party) or (t) or any other Event of Default that shall have occurred and be continuing that cannot be cured by the funding of Uncalled Capital Commitments or which was triggered by the failure of any applicable Borrower to issue a Capital Call upon its Investors following a mandatory prepayment event pursuant to Section 3.5(b) hereof and/or make such mandatory prepayment following the receipt of such related Capital Contributions, in each case, as required by this Credit Agreement.

(c) Additional Action by the Administrative Bank. After the occurrence and during the continuance of an Event of Default, issuance by the Administrative Bank on behalf of the Secured Parties of a receipt to any Person obligated to pay any capital contribution shall be a full and complete release, discharge, and acquittance to such Person to the extent of any amount so paid to the Administrative Bank for the benefit of the Secured Parties so long as such amounts shall not be invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person under any insolvency law, state or federal law, common law or equitable doctrine. The Administrative Bank, on behalf of the Secured Parties, is hereby authorized and empowered, after the occurrence and during the continuance of an Event of Default, on behalf of any Credit Party, to endorse the name of any Credit Party upon any check, draft, instrument, receipt, instruction, or other document or items, including, but not limited to, all items evidencing payment upon a Capital Contribution of any Person to any Credit Party coming into the Administrative Bank’s possession, and to receive and apply the proceeds therefrom in accordance with the terms hereof. After the occurrence and during the continuance of an Event of Default, the Administrative Bank, on behalf of the Secured Parties, is hereby granted an irrevocable power of attorney, which is coupled with an interest, to execute all checks, drafts, receipts, instruments, instructions, or other documents, agreements, or items on behalf of any Credit Party, either before or after demand of payment of the Obligations, as shall be deemed by the Administrative Bank to be necessary or advisable, in the sole discretion of the Administrative Bank, to protect the first priority security interests and Liens in the Collateral (subject to Permitted Liens) or the repayment of the Obligations, and neither the Administrative Bank nor the Secured Parties, in the absence of gross negligence and willful misconduct, shall incur any liability in connection with or arising from its exercise of such power of attorney.

The application by the Administrative Bank of such funds shall, unless the Lenders shall agree otherwise in writing, be the same as set forth in Section 3.4. The Credit Parties acknowledge that all funds so transferred into the Collateral Accounts shall be the property of the Borrowers or the applicable Feeder Fund, subject to the first priority, security interest (subject to Permitted Liens) of the Administrative Bank or the Initial Borrower, as applicable, therein.

10.3. Lender Offset. If an Event of Default shall have occurred and be continuing, each Lender (other than a Defaulting Lender) and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Borrower or any other Credit Party against any and all of the obligations of any Borrower or such Credit Party now or hereafter existing under this Credit Agreement or any other Loan Document to such Lender or any of their respective Affiliates, irrespective of whether or not such Lender or any such Affiliate shall have made any demand under this Credit Agreement or any other Loan Document and although such obligations of any Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrowers and the Administrative Bank promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.4. Performance by the Administrative Bank. Should any Credit Party fail to perform any covenant, duty, or agreement contained herein or in any of the Loan Documents, and such failure continues beyond any applicable cure period, the Administrative Bank may, but shall not be obligated to, perform or attempt to perform such covenant, duty, or agreement on behalf of such Person. In such event, the Credit Parties shall, at the request of the Administrative Bank, promptly pay any amount expended by the Administrative Bank in such performance or attempted performance to the Administrative Bank at its designated Agency Services Address, together with interest thereon at the Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly understood that neither the Administrative Bank nor the Lenders assume any liability or responsibility for the performance of any duties of the Credit Parties, or any related Person hereunder or under any of the Loan Documents or other control over the management and affairs of any Credit Party, or any related Person, nor by any such action shall the Administrative Bank or the Lenders be deemed to create a partnership arrangement with any Credit Party, or any related Person.

10.5. Good Faith Duty to Cooperate. In the event that the Administrative Bank or Required Lenders elect to commence the exercise of remedies pursuant to Section 10.2 or 10.3 as a result of the occurrence of any Event of Default, the Credit Parties agree to cooperate in good faith with the Administrative Bank to enable the Administrative Bank to issue Capital Calls and enforce the payment thereof by the Investors in accordance with the Loan Documents, including but not limited to providing the contact information in the possession of the Credit Parties or any Affiliate or service provider thereof for each Investor within five (5) Business Days of receipt of a written request, subject to Section 12.17.

Section 11. AGENCY PROVISIONS

11.1. Appointment and Authorization of Agents.

(a) Authority. Each Lender (including any Person that is an assignee, participant, secured party or other transferee with respect to the interest of such Lender in any Principal Obligation or otherwise under this Credit Agreement) (collectively with such Lender, a “Lender Party”) hereby irrevocably appoints, designates and authorizes each Agent to take such action on its behalf under the provisions of this Credit Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms hereof and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Loan Documents, no Agent shall have any duties or responsibilities, except those expressly set forth herein and therein, nor shall any Agent have or been deemed to have any fiduciary relationship with any Lender Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Loan Documents or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Section 11 are solely for the benefit of the Administrative Bank and the Lenders and none of the Credit Parties, any Investor, or any Affiliate of the foregoing (each, a “Borrower Party”) shall have any rights as a third-party beneficiary of the provisions hereof (except for the provisions that explicitly relate to the Credit Parties in Section 11.10).

(b) Release of Collateral. The Secured Parties irrevocably authorize the Administrative Bank, at the Administrative Bank’s option and in its sole discretion, to release any security interest in or Lien on any Collateral granted to or held by the Administrative Bank: (i) upon termination of this Credit Agreement and the other Loan Documents, termination of the Commitments and payment in full of all of the Obligations (other than contingent reimbursement and indemnification obligations not then due), including all fees and indemnified costs and expenses that are then due and payable pursuant to the terms of the Loan Documents; and (ii) if approved by the Lenders pursuant to the terms of Section 12.1. Upon the request of the Administrative Bank, the Lenders will confirm in writing the Administrative Bank’s authority to release particular types or items of Collateral pursuant to this Section 11.1(b).

(c) Rights as a Lender. The Person serving as the Administrative Bank hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Bank, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Bank hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Bank hereunder and without any duty to account therefor to the Lenders.

11.2. Delegation of Duties. Each Agent may execute any of its duties hereunder or under the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of legal counsel, accountants, and other professionals selected by such Agent with reasonable care concerning all matters pertaining to such duties. No Agent shall be responsible to any Lender for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, nor shall it be liable for any action taken or suffered in good faith by it in accordance with the advice of such Persons. The exculpatory provisions of this Section 11 shall apply to any such sub-agent of such Agent.

11.3. Exculpatory Provisions. The Administrative Bank shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. No Agent nor any of its affiliates, nor any of their respective officers, directors, employees, agents or attorneys-in-fact (each such person, an “Agent-Related Person”), shall be liable to any Lender Party for any action taken or omitted to be taken by it under or in connection herewith or in connection with any of the other Loan Documents (except for its own gross negligence or willful misconduct) or with the consent or at the request of the Required Lenders (or such other number of percentage of the Lenders as shall be necessary), or, under, the circumstances as provided in Sections 10.2 or 12.1 as the Administrative Bank shall believe in good faith shall be necessary or be responsible in any manner to any Lender Party for any recitals, statements, representations or warranties made by any of the Borrower Parties contained herein or in any of the other Loan Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for therein, or received by such Agent under or in connection herewith or in connection with the other Loan Documents, or enforceability or sufficiency therefor of any of the other Loan Documents, or for any failure of any Borrower Party to perform its obligations hereunder or thereunder. No Agent-Related Person shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly provided for hereby or by the other Loan Documents that the Administrative Bank is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the no Agent-Related Person shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent-Related Person to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of any Debtor Relief Law. No Agent-Related Person shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Agent-Related Person in any capacity. No Agent-Related Person shall be liable for any action taken or not taken by it with (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. No Agent-Related Person shall be deemed to have knowledge of any Event of Default unless and until notice describing such Event of Default is given to the Administrative Bank in writing by the Borrower or a Lender. No Agent-Related Person shall be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Credit Agreement, or any of the other Loan Documents or for any representations, warranties, recitals or statements made herein or therein or made by any Borrower Party in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent-Related Person to the Lenders or by or on behalf of the Borrower Parties to the Agent-Related Person or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Potential Default or Event of Default or to inspect the properties, books or records of the Borrower Parties. The Agents are not trustees for the Lenders and owe neither any fiduciary or other implied duty to the Lenders, regardless of whether an Event of Default has occurred and is continuing. No Agent-Related Person (other than in its capacity as a Lender) shall be required to expend or risk any of its own funds or otherwise incur liability, financial or otherwise, in performance of its duties under the Loan Documents or in the exercise of any of its rights or powers under this Credit Agreement. Each Lender Party recognizes and agrees that Administrative Bank shall not be required to determine independently whether the conditions described in Sections 6.2(a) or 6.2(b) have been satisfied and, when Administrative Bank disburses funds to Borrowers or accepts any Qualified Borrower Guaranties, it may rely fully upon statements contained in the relevant requests by a Borrower Party.

11.4. Reliance on Communications. The Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, email, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed in good faith by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any of the Borrower Parties, independent accountants and other experts selected by the Agents with reasonable care). Each Agent may deem and treat each Lender as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with Administrative Bank in accordance with Section 12.11(c). Each Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Loan Documents unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Loan Documents in accordance with a request of the Required Lenders (or to the extent specifically required, all of the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

11.5. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default hereunder unless such Agent has received notice from a Lender or a Borrower Party referring to the Loan Document, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Bank will notify the Lenders of its receipt of any such notice, and the Administrative Bank shall take such action with respect to such Potential Default or Event of Default as shall be reasonably directed by the Required Lenders and as is permitted by the Loan Documents.

11.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that no Agent-Related Person has made any representations or warranties to it and that no act by any Agent-Related Person hereafter taken, including any review of the affairs of any Borrower Party, shall be deemed to constitute any representation or warranty by such Agent-Related Person to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Bank hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower Parties which may come into the possession of any Agent-Related Person.

11.7. Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify, upon demand, each Agent-Related Person (to the extent not reimbursed by a Borrower Party and without limiting the obligation of the Borrower Parties to do so), ratably in accordance with the applicable Lender’s respective Lender’s Pro Rata Share, and hold harmless each Agent-Related Person from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following payment in full of the Obligations) be imposed on, incurred by or asserted against it in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by it under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person’s gross negligence or willful misconduct, or related to another Lender; provided, further, that no action taken in accordance with the directions of the Required Lenders or all Lenders, as applicable, shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.7. Without limitation of the foregoing, each Lender shall reimburse the Administrative Bank upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower Parties. The agreements in this Section 11.7 shall survive the termination of the Commitments, payment of all of the Obligations hereunder and under the other Loan Documents or any documents contemplated by or referred to herein or therein, as well as the resignation or replacement of any Agent.

11.8. Agents in Their Individual Capacity. Each Agent (and any successor acting as an Agent) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Borrower Party (or any of their Subsidiaries or Affiliates) as though such Agent were not an Agent or a Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding the Borrower Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to the Loans made and all obligations owing to it, an Agent acting in its individual capacity shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

11.9. Successor Agents.

(a) Resignation of Administrative Bank. (i) The Administrative Bank may at any time give not less than 30 days prior notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers and subject to the consent of the Borrowers (provided no Event of Default has occurred and is continuing at the time of such resignation), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Bank gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Bank may (but shall not be obligated to), on behalf of the Lenders and, prior to the occurrence of an Event of Default, appoint a successor Administrative Bank meeting the qualifications set forth above. If no successor Administrative Bank has been appointed by the Resignation Effective Date, the Lender with the largest Commitment will automatically be the successor Administrative Bank. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(ii) If the Person serving as Administrative Bank is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrowers and such Person, remove such Person as Administrative Bank and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(iii) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Bank shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Bank on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Bank shall continue to hold such Collateral until such time as a successor Administrative Bank is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Bank, all payments, communications and determinations provided to be made by, to or through the Administrative Bank shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Bank as provided for above. Upon the acceptance of a successor’s appointment as Administrative Bank hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Bank (other than any rights to indemnity payments owed to the retiring or removed Administrative Bank), and the retiring or removed Administrative Bank shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Bank shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Bank’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 11 and Section 12.5 shall continue in effect for the benefit of such retiring or removed Administrative Bank, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Bank was acting as Administrative Bank.

(b) Resignation of Other Agents. Any other Agent may, at any time, resign upon written notice to the Lenders and the Borrowers. If no successor agent is appointed prior to the effective date of the resignation of the applicable Agent, then the retiring Agent may appoint, after consulting with the Lenders and the Borrowers, a successor Agent from any of the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and shall assume the duties and obligations of such retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as Agent under this Credit Agreement and the other Loan Documents. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 11.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Credit Agreement.

11.10. Reliance by the Borrowers. The Borrowers shall be entitled to rely upon, and to act or refrain from acting on the basis of, any notice, statement, certificate, waiver or other document or instrument delivered by the Administrative Bank to the Borrowers, so long as the Administrative Bank is purporting to act in its respective capacity as the Administrative Bank pursuant to this Credit Agreement, and the Borrowers shall not be responsible or liable to any Lender (or to any Participant or to any Assignee), or as a result of any action or failure to act (including actions or omissions which would otherwise constitute defaults hereunder) which is based upon such reliance upon Administrative Bank. The Borrowers shall be entitled to treat the

Administrative Bank as the properly authorized Administrative Bank pursuant to this Credit Agreement until the Borrowers shall have received notice of resignation, and the Borrowers shall not be obligated to recognize any successor Administrative Bank until the Borrower shall have received written notification satisfactory to them of the appointment of such successor.

11.11. Administrative Bank May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower Party, Administrative Bank (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Bank shall have made any demand on Borrower Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to Administrative Bank and, in the event that Administrative Bank shall consent to the making of such payments directly to the Secured Party, to pay to Administrative Bank any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Bank and its agents and counsel, and any other amounts due the Administrative Bank hereunder.

Nothing contained herein shall be deemed to authorize Administrative Bank to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Secured Party or to authorize Administrative Bank to vote in respect of the claim of any Secured Party in any such proceeding.

Section 12. MISCELLANEOUS

12.1. Amendments. Neither this Credit Agreement (including the exhibits hereto) nor any other Loan Document to which any Credit Party is a party, nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated, unless such amendment, waiver, discharge, or termination is in writing and signed by the Administrative Bank (based upon the approval of the Required Lenders), or the Required Lenders, on the one hand, and the Credit Parties on the other hand; and, if the rights or duties of an Administrative Bank are affected thereby, by such Administrative Bank; provided that no such amendment, waiver, discharge, or termination shall, without the consent of:

(a) each Lender adversely affected thereby:

(i) reduce or increase the amount or alter the term of the Commitment of such Lender, alter the provisions relating to any fees (or any other payments) payable to such Lender, or accelerate the obligations of such Lender to advance its portion of any Borrowing, as contemplated in Section 2.5;

(ii) extend the time for payment for the principal of or interest on the Obligations, or fees or costs, or reduce the principal amount of the Obligations (except as a result of the application of payments or prepayments), or reduce the rate of interest borne by the Obligations (other than as a result of waiving the applicability of the Default Rate), or otherwise affect the terms of payment of the principal of or any interest on the Obligations or fees or costs hereunder;

(iii) release any Liens granted under the Collateral Documents, except as otherwise contemplated herein or therein, and except in connection with the transfer of interests in any Borrower or any Feeder Fund permitted hereunder or in any other Loan Document; and

(b) all Lenders:

(i) except as otherwise provided by Section 9.5 or 9.12, permit the cancellation, excuse or reduction of the Uncalled Capital Commitment or Capital Commitment of any Included Investor;

(ii) amend the definition of “Available Commitment”, “Concentration Limit”, “Eligible Institution”, “Included Investor”, “Maturity Date”, “Principal Obligations”, “HNW Investor” or the definition of any of the defined terms used therein;

(iii) change the percentages specified in the definition of Required Lenders herein or any other provision hereof specifying the number or percentage of the Lenders which are required to amend, waive or modify any rights hereunder or otherwise make any determination or grant any consent hereunder;

(iv) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under (or in respect of) the Loan Documents; or

(v) amend the terms of Section 3.4(b), Section 3.5(b) or this Section 12.1.

The Administrative Bank agrees that it will notify the Lenders of any proposed modification or amendment to any Loan Document, and deliver drafts of any such proposed modification or amendment to the Lenders, prior to the effectiveness of such proposed modification or amendment. Notwithstanding the above: (A) no provisions of Section 11 may be amended or modified without the consent of the Administrative Bank; and (B) Section 8 and Section 9 specify the requirements for waivers of the affirmative covenants and negative covenants listed therein, and any amendment to a provision of Section 8 or Section 9 shall require the consent of the Lenders or the Administrative Bank that are specified therein as required for a waiver thereof. Any amendment, waiver or consent not specifically addressed in this Section 12.1 or otherwise shall be subject to the approval of Required Lenders.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above: (1) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersede the unanimous consent provisions set forth herein; (2) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding; and (3) the Administrative Bank may, in its sole discretion, agree to the modification or waiver of any of the other terms of this Credit Agreement or any other Loan Document or consent to any action or failure to act by any Credit Party, if such modification, waiver, or consent is of an administrative nature.

If the Administrative Bank shall request the consent of any Lender to any amendment, change, waiver, discharge, termination, consent or exercise of rights covered by this Credit Agreement, and not receive such consent or denial thereof in writing within ten (10) Business Days of the making of such request by the Administrative Bank, as the case may be, such Lender shall be deemed to have denied its consent to the request.

12.2. Sharing of Offsets. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Section 4 or Section 12.5) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Bank of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of obligations owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrowers or any of their Subsidiaries (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

12.3. Sharing of Collateral. To the extent permitted by Applicable Law, each Lender and the Administrative Bank, in its capacity as a Lender, agrees that if it shall, through the receipt of any proceeds from a Capital Call or the exercise of any remedies under any Collateral Documents, receive or be entitled to receive payment of a portion of the aggregate amount of principal, interest and fees due to it under this Credit Agreement which constitutes a greater proportion of the aggregate amount of principal, interest and fees then due to such Lender under this Credit Agreement than the proportion received by any other Lender in respect of the aggregate amount of principal, interest and fees due with respect to any Obligations to such Lender under this Credit Agreement, then such Lender or the Administrative Bank, in its capacity as a Lender, as the case may be, shall purchase participations in the Obligations under this Credit Agreement held by such other Lenders so that all such recoveries of principal, interest and fees with respect to this Credit Agreement, the Notes and the Obligations thereunder held by the Lenders shall be pro rata according to each Lender’s Commitment (determined as of the date hereof and regardless of any change in any Lender’s Commitment caused by such Lender’s receipt of a proportionately greater or lesser payment hereunder). Each Lender hereby authorizes and directs the Administrative Bank to coordinate and implement the sharing of collateral contemplated by this Section 12.3 prior to the distribution of proceeds from Capital Calls or proceeds from the exercise of remedies under the Collateral Documents prior to making any distributions of such proceeds to each Lender or the Administrative Bank, in their respective capacity as the Lenders.

12.4. Waiver. No failure to exercise, and no delay in exercising, on the part of the Administrative Bank or the Lenders, any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Bank and the Lenders hereunder and under the Loan Documents shall be in addition to all other rights provided by Applicable Law. No modification or waiver of any provision of this Credit Agreement, the Notes or any of the other Loan Documents, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand. Subject to the terms of this Credit Agreement (including, without limitation, Section 12.1), the Administrative Bank acting on behalf of all Lenders, and the Credit Parties may from time to time enter into agreements amending or changing any provision of this Credit Agreement or the rights of the Lenders or the Credit Parties hereunder, or may grant waivers or consents to a departure from the due performance of the obligations of the Credit Parties hereunder, any such agreement, waiver or consent made with such written consent of the Administrative Bank being effective to bind all the Lenders, except as provided in Section 12.1. A waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

12.5. Payment of Expenses; Indemnity.

(a) Cost and Expenses. The Borrowers shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Bank and its Affiliates (including the reasonable fees, charges and disbursements of any counsel for the Administrative Bank, including the Administrative Bank’s special counsel, Cadwalader, Wickersham & Taft LLP, in connection with the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Loan Documents and any amendments, modifications, addition of Investors, amendments to any Credit Party’s Constituent Document, joinder of Borrowers, or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out of pocket expenses incurred by the Administrative Bank or any Lender (including the fees, charges and disbursements of one outside counsel and necessary local counsel for the Administrative Bank or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. For the avoidance of doubt, this Section 12.5(a) shall not apply to Taxes (other than any Taxes that represent losses, damages, etc. arising from any non-Tax claim).

(b) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Bank (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims), damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of a single counsel for all Indemnitees in each applicable jurisdiction), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrowers or any other Credit Party), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Credit Facility), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Bank or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Credit Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (w) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the fraud, gross negligence or willful misconduct of an Indemnitee, (x) result from a claim brought by any Credit Party or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Credit Party or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, (y) result from any settlement by any Indemnitee of any claim or threatened claim that is otherwise subject to indemnification under this Section unless the Borrowers have consented in writing to such settlement, which consent shall not be unreasonably withheld, delayed or conditioned or (z) are on account of Taxes (other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim) which shall be solely covered by Section 4.1 and 4.4(a), as applicable.

(c) Reimbursement by the Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Bank (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Bank (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Principal Obligations at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Bank (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Bank (or any such sub-agent) in connection with such capacity.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent of the gross negligence or willful misconduct of such Indemnitee.

(e) Payments. All amounts due under this Section shall be payable at the Required Payment Time.

(f) Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the Obligations hereunder.

12.6. Notice.

(a) Notices Generally. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing (except where telephonic instructions or notices are expressly authorized herein to be given) and shall be deemed to be effective: (a) if by hand delivery, telecopy or other facsimile transmission, on the day and at the time on which delivered to such party at the address or fax numbers specified below; (b) if by mail, on the day which it is received after being deposited, postage prepaid, in the United

States registered or certified mail, return receipt requested, addressed to such party at the address specified below; or (c) if by FedEx or other reputable express mail service, on the next Business Day following the delivery to such express mail service, addressed to such party at the address set forth below; (d) if by telephone, on the day and at the time communication with one of the individuals named below occurs during a call to the telephone number or numbers indicated for such party below; or (e) if by email, as provided in Section 12.6(b).

If to the Credit Parties:

At the address specified with respect thereto on Schedule I.

If to any other Lender:

At the address and numbers set forth below the signature of such Lender on the signature page hereof or on the Assignment and Assumption or Lender Joinder Agreement of such Lender.

Any party hereto may change its address for purposes of this Credit Agreement by giving notice of such change to the other parties pursuant to this Section 12.6. With respect to any notice received by the Administrative Bank from any Borrower or any Investor not otherwise addressed herein, the Administrative Bank shall notify the Lenders promptly of the receipt of such notice, and shall provide copies thereof to the Lenders.

(b) Electronic Communication. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Bank; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Bank that it is incapable of receiving such notices by electronic communication. Any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications as specified in writing to the Borrowers.

Unless the Administrative Bank otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

12.7. Governing Law. This Credit Agreement and any other Loan Document (except, as to any other Loan Document, as expressly set forth therein), and any claim, controversy or dispute arising under or related to or in connection therewith, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Section 5-1401 of the New York General Obligations Law.

12.8. Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury. Any suit, action or proceeding against any Credit Party with respect to this Credit Agreement, the Notes or the other Loan Documents or any judgment entered by any court in respect thereof, may be brought in the courts of the State of New York, or in the United States Courts located in the Borough of Manhattan in New York City, pursuant to Section 5-1402 of the New York General Obligations Law, as the Lenders in their sole discretion may elect and each Credit Party hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. Each Credit Party hereby irrevocably consents to the service of process in any suit, action or proceeding in said court by the mailing thereof by the Lender by registered or certified mail, postage prepaid, to such Credit Party’s address set forth in Section 12.6. Each Credit Party hereby irrevocably waives any objections which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Credit Agreement or the Notes brought in the courts located in the State of New York, Borough of Manhattan in New York City, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, WHICH WAIVER IS INFORMED AND VOLUNTARY.

12.9. Invalid Provisions. If any provision of this Credit Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Credit Agreement, such provision shall be fully severable and this Credit Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Credit Agreement, and the remaining provisions of this Credit Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Credit Agreement, unless such continued effectiveness of this Credit Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein. If any provision of this Credit Agreement shall conflict with or be inconsistent with any provision of any of the other Loan Documents, then the terms, conditions and provisions of this Credit Agreement shall prevail.

12.10. Entirety. The Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.

12.11. Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Bank and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of this Section 12.11(b), (ii) by way of participation in accordance with the provisions of Section 12.11(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.11(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.11(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with notice to the Borrowers; provided that, in each case, any such assignment shall be subject to the following conditions:

(i)	Minimum Amounts and Maximum Amounts.

(A)

in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and

(B)

in any case not described in Section 12.11(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding hereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Bank or, if “trade date” is specified in the Assignment and Assumption, as of such “trade date”) shall not be less than $5,000,000, unless each of the Administrative Bank and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 12.11(b)(i)(B) and, in addition:

(A)

the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender or an Affiliate of a Lender; and

(B)

the consent of the Administrative Bank (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment or an Affiliate of such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Bank an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that the Administrative Bank may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Bank an Administrative Questionnaire if requested by the Administrative Bank.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) any Credit Party or any Credit Party’s Subsidiaries or Affiliates or (B) to any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v) or (C) any Person that is not an Eligible Institution (other than a Lender or any Affiliate of a Lender).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Bank in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Bank, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Bank and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full share of all Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

(viii) Consequences of Assignment. Subject to acceptance and recording thereof by the Administrative Bank pursuant to Section 12.11(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 4 and Section 12.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.11(d).

(c) Register. The Administrative Bank, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in New York, New York, a copy of each Assignment and Assumption and each Lender Joinder Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrowers and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Bank, sell participations to any Person (other than a natural Person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such

Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.5(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 12.1(b) that directly affects such Participant and could not be effected by a vote of the Required Lenders. The Borrowers agree that each Participant shall be entitled to the benefits of Section 4.1 and Section 4.4 (subject to the requirements and limitations therein, including the requirements of Section 4.1(f) (it being understood that the documentation required under Section 4.1(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.11(b); provided that such Participant (A) agrees to be subject to the provisions of Section 4.8 as if it were an assignee under Section 12.11(b) and (B) shall not be entitled to receive any greater payment under Sections 4.1 and 4.4, with respect to such participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 4.8(b) with respect to any Participant. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 5.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 12.2 as though it were a Lender.

(e) Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Bank (in its capacity as Administrative Bank) shall have no responsibility for maintaining a Participant Register.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Addition of Lenders. With the prior written consent of the Administrative Bank in its sole discretion, at the request of one or more Borrowers, a new lender may join the Credit Facility as a Lender by delivering a Lender Joinder Agreement to the Administrative Bank, and such new Lender shall assume all rights and obligations of a Lender under this Credit Agreement and the other Loan Documents; provided that:

(i) the Commitment of the new Lender shall be in addition to the Commitment of the existing Lenders in effect on the date of such new Lender’s entry into the Credit Facility and the Maximum Commitment shall be increased in a corresponding amount;

(ii) the Commitment of the new Lender shall be in a minimum amount of $10,000,000, or such lesser amount agreed to by the Borrowers and the Administrative Bank;

(iii) such new Lender shall deliver to the Borrowers and the Administrative Bank certification as to exemption from deduction or withholding of Taxes in accordance with Section 4.1(f); and

(iv) the parties shall execute and deliver to the Administrative Bank a Lender Joinder Agreement, any amendment hereto determined necessary or appropriate by the Administrative Bank in connection with such Lender Joinder Agreement, the Borrowers shall execute such new Notes as the Administrative Bank or any Lender may request, and the new Lender shall deliver payment of a processing and recordation fee of $3,500 to the Administrative Bank, which amount the Administrative Bank may waive in its sole discretion.

(h) Disclosure of Information. Any Lender may furnish any information concerning any Credit Party in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 12.17.

12.12. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be excluded as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Bank for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 10 or otherwise) or received by the Administrative Bank from a Defaulting Lender pursuant to Section 12.2 shall be applied at such time or times as may be determined by the Administrative Bank as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Bank hereunder; second, as the Borrowers may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Bank; third, if so determined by the Administrative Bank and the Borrowers, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Credit Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; fifth, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their Commitments without giving effect to this Section 12.12(a)(ii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. Each Defaulting Lender shall be entitled to receive interest for any period during which such Lender is a Defaulting Lender only to the extent allocable to the outstanding principal amount of the Loans funded by it.

(b) Defaulting Lender Cure. If the Borrowers and the Administrative Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Bank will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Bank may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their Commitments (without giving effect to Section 12.12(a)(ii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

12.13. All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Administrative Bank pursuant to any provisions of this Credit Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied (other than contingent reimbursement and indemnification obligations not then due), any of the Commitments remain in effect or the Credit Facility has not been terminated.

12.14. Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Credit Agreement.

12.15. Survival. All representations and warranties made by the Credit Parties herein shall survive delivery of the Notes, the making of the Loans.

12.16. Full Recourse. The payment and performance of the Obligations shall be fully recourse to the Borrowers and their properties and assets. Notwithstanding anything in this Credit Agreement and the Loan Documents to the contrary, the Obligations shall not be recourse to any Borrower General Partner, and the Lenders shall not have the right to pursue any claim or action against any Borrower General Partner except for any claim or action for actual damages of the Administrative Bank or Lenders as a result of any fraud, gross negligence, willful misrepresentation, willful misappropriation of proceeds from the Credit Facility or other willful misconduct on the part of any Borrower General Partner, in which event there shall be full recourse against such Person.

12.17. Availability of Records; Confidentiality. (a) Each party hereto acknowledges and agrees that this Credit Agreement, all Loan Documents, Borrowing Base Certificates, and all other documents, certificates, opinions, reports, and other material information of every nature or description, and all transactions contemplated thereunder (collectively, “Transaction Information”) are confidential and agree to not disclose such information to any third party; provided, it is acknowledged and agreed that the Administrative Bank may provide to the Lenders, and that the Administrative Bank and each Lender may provide to any Affiliate of a Lender or Participant or Assignee or proposed Participant or Assignee and each of their respective officers, directors, employees, advisors, auditors, counsel, rating agencies and agents or any other Person as deemed necessary or appropriate in any Lender’s reasonable judgment, provided such party is advised of the confidential nature of such information, Transaction Information (including originals or copies of this Credit Agreement and other Loan Documents), and may communicate all oral information, at any time submitted by or on behalf or any Borrower Party or received by the Administrative Bank or a Lender in connection with the Loans, the Commitments or any

Borrower Party. The Credit Parties may provide Transaction Information to any Investor or prospective Investor, provided such party is advised of the confidential nature of such information; provided further that, prior to any such delivery or communication, the Lender, Affiliate of a Lender, Participant, or Assignee, or proposed Participant or Assignee or such other Person, as the case may be, shall agree to preserve the confidentiality of all data and information which constitutes Transaction Information or Confidential Information on terms no less restrictive than those contained in this Section 12.17; (b) the Administrative Bank and the Lenders (i) acknowledge and agree that (x) the identities of the Investors, the amounts of their respective Capital Commitments and details regarding their investments under the Partnership Agreements or other Constituent Documents (collectively, the “Investor Information”) have been and will be delivered on a confidential basis solely on a need to know basis; provided that nothing contained in this Credit Agreement shall serve to (i) restrict any brokerage, research, investment management or trading activities conducted in the ordinary course of business (which includes arbitrage activities) by State Street, its employees or any other Affiliate of State Street either for their own account or for the accounts of their customers; or (ii) restrict any activity performed in the ordinary course of the business of State Street or its Affiliates; provided further that with respect to clause (i) or (ii) hereinabove, the individuals engaged in any of the foregoing activities have not reviewed the Confidential Information or otherwise been informed by those who have reviewed it or the contents thereof.; and (y) information with respect to investments has been and will be delivered on a confidential basis; (ii) acknowledge and agree that such Investor Information and information with respect to investments are Confidential Information subject to the provisions of this Section 12.17; and (iii) agree not to disclose and to maintain as confidential and not to use other than in connection with the transactions contemplated hereby and by the Loan Documents, any Confidential Information; (c) anything herein to the contrary notwithstanding, the provisions of this Section 12.17 shall not preclude or restrict any such party from disclosing any Transaction Information or Confidential Information: (i) to their respective accountants and lawyers, (ii) to the Investors (it being understood and agreed that the Credit Parties may only disclose the details of the transaction (and not any Loan Document) without the consent of the Administrative Bank), and with the consent of the Administrative Bank to any prospective asset-based lender, repo finance or warehouse provider contemplating providing any such financing or facility to a Borrower or other Credit Party, provided such party is advised of the confidential nature of such information; (iii) with the prior written consent of, with respect to Transaction Information, all parties hereto, and with respect to Confidential Information, the Credit Parties; (iv) as required by Applicable Law or otherwise upon the order of any Governmental Authority having jurisdiction over such party or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) to the extent practicable and permitted by law; provided that prior to such disclosure the party requested to disclose such information shall provide the other party or (in the case of Investor Information, the Credit Parties) prompt written notice of such requirement so that such party may seek, at such party’s sole expense, a protective order or other appropriate remedy and shall provide reasonable assistance in opposing such disclosure or seeking a protective order or other appropriate limitations on disclosure and shall only disclose that portion of information that it is required to disclose; (v) in connection with any audit by an independent public accountant of such party; (vi) to any banking regulators or examiners or auditors of any applicable Governmental Authority which examines such party’s books and records while conducting such examination or audit; provided that prior to such disclosure the party requested to disclose such information shall provide the other party or (in the case of Investor

Information, the Credit Parties) prompt written notice of such requirement so that such party may seek, at such party’s expense, a protective order or other appropriate remedy and shall provide reasonable assistance in opposing such disclosure or seeking a protective order or other appropriate limitations on disclosure and shall only disclose that portion of information that it is required to disclose; or (vii) as otherwise specifically required by Applicable Law. Notwithstanding clauses (a) through (c) of this Section 12.17, the parties hereto (and each of their respective employees, representatives, or other agents) may disclose to any and all other person, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure. This Section 12.17 shall survive the termination hereof.

12.18. USA Patriot Act Notice. Each Lender and the Administrative Bank (for itself and not on behalf of any Lender) hereby notifies each Borrower, Qualified Borrower, AIV Borrower, Parallel Fund Borrower, or Feeder Fund that pursuant to the requirements of the USA Patriot Act of 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies each such person (and, in certain circumstances, the beneficial owners thereof), which information includes the name and address of each such person (and beneficial owners) and other information that will allow such Lender or the Administrative Bank, as applicable, to identify each such person (and beneficial owner) in accordance with the Patriot Act.

12.19. Multiple Counterparts. This Credit Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Credit Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Credit Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

12.20. Term of Agreement. This Credit Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent reimbursement and indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and all Commitments have been terminated. No termination of this Credit Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Credit Agreement which survives such termination.

12.21. Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Credit Agreement and any other Loan Document, the terms of this Credit Agreement shall control; provided that any provision of the Collateral Documents which imposes additional burdens on any Credit Party or further restricts the rights of any Credit Party or any of its Affiliates or gives the Administrative Bank or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Credit Agreement and shall be given full force and effect.

12.22 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGES FOLLOW.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.

INITIAL BORROWER:

AB COMMERCIAL REAL ESTATE PRIVATE DEBT FUND, LLC

By:	/s/ Marguerite Brogan
Name: Marguerite Brogan
Title: Director

SSB – AB CRE – Revolving Credit Agreement

ADMINISTRATIVE BANK AND LENDERS:

State Street Bank and Trust Company, as Administrative Bank and a Lender

By:	/s/ Sumit Jain
Name: Sumit Jain
Title: Vice President

SSB – AB CRE – Revolving Credit Agreement

Acknowledged and agreed to with respect to Section 5.4 only:

INVESTMENT MANAGER:

ALLIANCEBERNSTEIN L.P.,

By:	/s/ Marguerite Brogan
Name: Marguerite Brogan
Title: Assistant Secretary

SSB – AB CRE – Revolving Credit Agreement